Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

LIFTING SOLUTIONS HOLDINGS CANADA CORP.,

as Buyer,

LIFTING SOLUTIONS ENERGY SERVICES INC.,

as the Company,

THE SHAREHOLDERS AND WARRANTHOLDERS OF LIFTING SOLUTIONS ENERGY SERVICES INC.,

as Sellers,

and

ARC EQUITY MANAGEMENT (FUND 7) LTD.,

as Representative of the Sellers

dated

October 2, 2026

i

11.10.	Non-Recourse	96
11.11.	No Presumption Against Any Party	97
11.12.	Specific Performance	97
11.13.	Solicitor-Client Privilege	97
11.14.	Fraud	98
11.15.	Counterparts	98
11.16.	Entire Agreement; Amendments	98

Exhibits

Exhibit A	-	Defined Terms

Exhibit B	-	Warrant Statement

Annexes

Annex I	-	Estimated Closing Statement

Annex II	-	Contingent Earnout Payment Sample Calculation

Annex III	-	Consideration Spreadsheet

Annex IV	-	Canadian Real Property Descriptions

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 2, 2026, by and among Lifting Solutions Holdings Canada Corp., a corporation existing under the laws of Alberta (“Buyer”), Lifting Solutions Energy Services Inc., a corporation existing under the laws of Alberta (the “Company”), the Shareholders and Warrantholders listed on the signature pages attached hereto (each, a “Seller” and collectively, the “Sellers”), and ARC Equity Management (Fund 7) Ltd., a corporation existing under the federal laws of Canada, solely in its capacity as representative of the Sellers (the “Equityholder Representative”). The parties to this Agreement are each referred to individually as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Warrantholders collectively own all of the issued and outstanding Company Warrants immediately prior to the Exercise Time;

WHEREAS, effective as of the Exercise Time, immediately prior to the Closing, and in accordance with Article II, each Canadian Warrantholder shall be deemed to exercise his, her or its Company Warrants and receive Exercised Shares in respect thereof;

WHEREAS, effective as of the Closing Time, each US Warrantholder shall be deemed to have terminated his, her or its Company Warrants and received the Warrant Cash Closing Payment Amount in respect thereof, together with such other amounts as set out in this Agreement;

WHEREAS, as a result of the exercise or termination, as applicable, of the Company Warrants in accordance with Article II, as of the Closing Time, the Sellers (including the Canadian Warrantholders who have become Sellers) collectively own (or exercise control or direction over) all of the issued and outstanding Company Shares, including as set forth in Section 5.4 of the Seller Disclosure Letter, and the Company Shares are the only Equity Interests of the Company outstanding;

WHEREAS, as of the Closing Time, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the issued and outstanding Company Shares, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, as of the Closing Time, the Company directly owns (a) all of the issued and outstanding Equity Interests of Lifting Solutions Inc., a corporation existing under the laws of Alberta (“LSI Canada”), (b) all of the issued and outstanding Equity Interests of Lifting Solutions Energy Services USA Inc., a Delaware corporation (“LSES US”), which directly owns all of the issued and outstanding Equity Interests of Lifting Solutions USA Inc., a Delaware corporation (“LS US” and together with LSES US, each, a “U.S. Subsidiary” and together, the “U.S. Subsidiaries”), and (c) seventy percent (70%) of the issued and outstanding Equity Interests of Lifting Solutions LLC, a limited liability company organized under the laws of Oman (“LS Oman”).

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS; CONSTRUCTION

1.1. Certain Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location of the definition of such terms in the body of this Agreement.

1.2. Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to a Person’s Equity Interests includes any Equity Interests held by such Person, directly or indirectly; (d) reference to any gender includes each other gender; (e) references to any Exhibit, Schedule, Section, Article, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (f) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (g) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (h) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (i) the phrases “provided,” “delivered,” “made available,” or “furnished” when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to the “virtual data room” established by or on behalf of the Company and maintained via the Firmex platform at https://tphco.firmex.com/projects/789 (the “Transaction VDR”)) in each case, at least two (2) Business Days prior to the Closing Date; (j) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with Canadian GAAP; (k) references to “days” are to calendar days; (l) all references to “United States” and “U.S.” refer to the United States of America; (m) all references to “$” or dollar amounts refer to the lawful currency of Canada; and (n) any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends, and any payment, notice or other action required to be taken shall be so made, delivered or taken (as applicable) before 5:00 p.m. Alberta Time on any Business Day, and in the event such payment, notice or other action is made, delivered or taken (as applicable) after 5:00 p.m. Alberta Time on any Business Day, such payment, notice or other action shall be deemed to have been made, delivered or taken (as applicable) on the following Business Day. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Article II
EXERCISE OF WARRANTS

2.1. Pre-Closing Exercise of Warrants. Subject to the terms and conditions of this Agreement, the Parties agree that effective as of 11:59 p.m. Alberta Time on the day immediately prior to the Closing Date (the “Exercise Time”), the following transactions shall be deemed to occur in the following order with respect to each Warrantholder, in his, her or its capacity only as a Warrantholder, listed in Section 2.1 to the Disclosure Letter (each a “Canadian Warrantholder”, and each such Canadian Warrantholder acting severally and solely for himself, herself or itself, and not jointly with or on behalf of any other Warrantholder, in connection with the transactions contemplated by this Section 2.1):

(a) Loan of Exercise Price. Subject to the terms and conditions of this Agreement (including, for clarity, Section 2.1(b), which is a fundamental condition to each Holder Loan described in this Section 2.1(a)), Buyer shall loan funds to each Canadian Warrantholder in an amount equal to the sum of (x) the product of (i) the exercise price per share of such Warrantholder’s In-Money Warrants multiplied by (ii) the number of Company Shares subject to such In-Money Warrants held by such Canadian Warrantholder (such In-Money Warrants being the “Subject Warrants” and any one of them, a “Subject Warrant”), all of the foregoing as set forth in Exhibit B (the “Warrant Statement”), (the amount loaned to each Canadian Warrantholder, a “Holder Loan”, and each such Canadian Warrantholder, a “Loan Debtor”). Each Holder Loan shall be non-interest bearing, unsecured and repayable by the applicable Loan Debtor without further action by the Loan Debtor immediately upon the payment of the applicable portion of the Purchase Price payable to such Loan Debtor at the Closing Time pursuant to this Agreement, by way of automatic set-off against such payment (the “Holder Loan Repayment”). Subject to the terms of this Agreement, each Canadian Warrantholder hereby (A) accepts his, her or its Holder Loan on the terms and conditions set forth in this Agreement, and (B) agrees that Buyer shall be entitled to automatically set off and deduct such Warrantholder’s Holder Loan Repayment from the portion of the Purchase Price otherwise payable to such Loan Debtor at the Closing Time in accordance with this Agreement without any further action or direction required by such Loan Debtor, and upon such set-off, such Holder Loan shall be deemed to have been repaid in full and terminated.

(b) Direction to Pay. Each Canadian Warrantholder hereby irrevocably and unconditionally directs and authorizes Buyer to pay such Loan Debtor’s Holder Loan, on behalf of such Canadian Warrantholder, directly to the Company as payment in full of the aggregate exercise price for such Canadian Warrantholder’s Subject Warrants. Each Canadian Warrantholder acknowledges and agrees that (i) the direction and authorization set forth in this Section 2.1(b) is irrevocable and unconditional and may not be withdrawn, rescinded, revoked, terminated, amended, modified or otherwise limited by such Canadian Warrantholder under any circumstances, and (ii) the Buyer, the Company and the Paying Agent shall be entitled to rely on such direction and authorization without further inquiry and without obtaining any additional confirmation, consent, authorization, instruction or approval from such Canadian Warrantholder or any other Person. Each of the Company, Buyer and each Canadian Warrantholder acknowledges and agrees that (A) the direction and authorization set forth in this Section 2.1(b) may be enforced by the Company directly against Buyer without notice to, or the consent or approval of, any Canadian Warrantholder or any other Person, (B) the direction and authorization set forth in this

Section 2.1(b) shall survive the Holder Loan Repayment and shall remain in full force and effect until Buyer has fully performed its obligations hereunder, and (C) each Canadian Warrantholder hereby waives any right to receive notice of, or to consent to, the Company’s enforcement of the direction and authorization set forth in this Section 2.1(b) against Buyer.

(c) Exercise of Subject Warrants. Contemporaneously with and effective upon the direction to pay set forth in Section 2.1(b), each Canadian Warrantholder shall be deemed to have validly and effectively exercised his, her or its Subject Warrants in full for the number of Company Shares corresponding to such Canadian Warrantholder’s Subject Warrants, all as set forth in the Warrant Statement. For greater certainty, no further action by any Party, the Company, or any Canadian Warrantholder shall be required to effect the exercise of such Canadian Warrantholder’s Subject Warrants. Each Canadian Warrantholder acknowledges and agrees that, as a result of the exercise of such Canadian Warrantholder’s Subject Warrants, such Canadian Warrantholder shall have no Company Warrants outstanding. All Company Shares issued to each Canadian Warrantholder pursuant to such exercise immediately prior to the Closing Time (the “Exercised Shares”) shall constitute Company Shares for all purposes of this Agreement. For greater certainty and avoidance of doubt, (i) each Canadian Warrantholder who receives Exercised Shares shall be deemed a “Seller” for all purposes of this Agreement, and (ii) the consideration payable to such Canadian Warrantholder in his, her or its capacity as a Seller hereunder shall be determined by including the Exercised Shares along with any other Company Shares held by such Canadian Warrantholder as set forth on the Consideration Spreadsheet. Each Canadian Warrantholder agrees that such Canadian Warrantholder’s Exercised Shares shall be transferred by such Canadian Warrantholder to Buyer at the Closing Time, together with all other Company Shares held by such Canadian Warrantholder, subject to the terms and conditions of this Agreement.

2.2. Information Rights. Notwithstanding any other provision of this Agreement, each Canadian Warrantholder shall only be entitled to receive information concerning his, her or its own Company Warrants, Holder Loan, Holder Loan Repayment and Exercised Shares, and shall not be entitled to receive any information concerning (i) any other Canadian Warrantholder, (ii) the other Company Warrants, other Holder Loans and other Exercised Shares, or (iii) the contents of the Warrant Statement (other than the information therein that pertains solely to such Canadian Warrantholder, which information is his, her or its own Company Warrants, Holder Loan, Holder Loan Repayment and Exercised Shares). No Canadian Warrantholder shall have any right to inspect, review or obtain a copy of the Warrant Statement (except for the portion thereof that relates solely to such Canadian Warrantholder, being his, her or its own Company Warrants, Holder Loan, Holder Loan Repayment and Exercised Shares) and no Seller or US Warrantholder shall have any right to inspect, review or obtain a copy of the Warrant Statement, and no Party shall have any obligation to provide any such information to any Canadian Warrantholder, US Warrantholder or Seller; provided, however, that, notwithstanding the foregoing, with the prior written consent of the Equityholder Representative at any time, a Canadian Warrantholder US Warrantholder or Seller (and/or their respective advisors, agents and representatives) may receive access to the Warrant Statement and information concerning any other Canadian Warrantholder, including the Company Warrants, Holder Loans, the Holder Loan Repayments and Exercised Shares. Each Canadian Warrantholder, severally and not jointly or jointly and severally (and not on behalf of any other Warrantholder), hereby irrevocably acknowledges and agrees that (1) such Canadian Warrantholder has received or has been afforded adequate opportunity to receive, and has had access or has been afforded adequate opportunity to have access to, all information concerning such Canadian Warrantholder’s Company Warrants, Holder Loan, Holder Loan Repayment and Exercised Shares in accordance with this Section 2.2, (2) such Canadian Warrantholder has had a reasonable opportunity to review such information and agrees with the accuracy and completeness of his, her or its own Company Warrants, Holder Loan, Holder Loan Repayment and Exercised Shares all information relating to such Canadian Warrantholder as set forth in the Warrant Statement and any other documents or information provided pursuant to this Section, and has had reasonable opportunity to seek independent advice with respect thereto, and (3) such Canadian Warrantholder hereby fully and irrevocably releases and forever discharges each of the other Parties, and their respective directors, officers, employees, agents, advisors and representatives, from any and all claims, demands, actions, causes of action, damages, losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, that such Canadian Warrantholder may have or may hereafter have arising out of or in connection with the calculation and determination of his, her or its number of Company Warrants, amount of Holder Loan, amount of Holder Loan Repayment and number of Exercised Shares.

2.3. Termination of Canadian Warrantholder’s Company Warrants. Each Canadian Warrantholder, severally and not jointly or jointly and severally (and not on behalf of any other Warrantholder), acknowledges and agrees that, immediately following the exercise of such Canadian Warrantholder’s Subject Warrants pursuant to Section 2.1(c) and concurrent with the Closing, (i) each Company Warrant held by such Canadian Warrantholder which is not exercised pursuant to this Article II, whether or not then vested or exercisable, and whether an In-Money Warrant or Out-of-Money Warrant, shall be (and hereby is) cancelled, terminated and of no further force or effect, and such Canadian Warrantholder shall cease to have any rights with respect thereto, (ii) all warrant agreements, certificates, instruments and other agreements or documents evidencing, governing or otherwise relating to any Company Warrant held by such Canadian Warrantholder shall be automatically terminated and of no further force or effect, and (iii) such Canadian Warrantholder shall cease to have any rights whatsoever with respect to any Company Warrant, other than, in the case of a holder of Subject Warrants, the right to receive the consideration payable to such Canadian Warrantholder pursuant to this Agreement in respect of the Exercised Shares (subject to the Holder Loan Repayment). For greater certainty, (A) no further action by any Party, the Company, or any Canadian Warrantholder shall be required to effect such cancellation and termination, and (B) any Company Warrant held by such Canadian Warrantholder that was not a Subject Warrant (including any Out-of-Money Warrant) shall be cancelled, terminated and of no further force or effect without any consideration or compensation payable to such Canadian Warrantholder.

2.4. Waivers, Consents and Approvals. Each Canadian Warrantholder, severally and not jointly or jointly and severally (and not on behalf of any other Warrantholder), and the Company, hereby irrevocably and unconditionally:

(a) consents to and approves (i) the exercise of such Canadian Warrantholder’s Subject Warrants and the issuance of the Exercised Shares pursuant to Section 2.1, and payment to the Buyer of the Holder Loan Repayment pursuant to Section 2.1, and (ii) the cancellation and termination of all of such Canadian Warrantholder’s Company Warrants (whether or not exercised pursuant to this Article II) and all related agreements pursuant to Section 2.3, and agrees that such exercise, issuance, cancellation, termination and all other transactions contemplated by this Article II are in compliance with, or are hereby waived under, and shall be deemed to satisfy, all applicable terms and conditions of any warrant agreement or other agreement or instrument governing or evidencing any such Company Warrant;

(b) waives any and all notice periods, notice requirements, exercise procedures, exercise windows, timing restrictions and other procedural requirements that may otherwise be applicable to the exercise of such Canadian Warrantholder’s Subject Warrants or the cancellation and termination of any such Company Warrant under any warrant agreement or other agreement or instrument;

(c) waives any right to receive any form of consideration other than the consideration expressly provided for in this Agreement, and acknowledges and agrees that it shall not be entitled to receive any consideration or compensation in respect of any Company Warrant that is not a Subject Warrant (including any Out-of-Money Warrant); and

(d) acknowledges and agrees that, to the extent the Holder Loan Repayment pursuant to Section 2.1(a) is insufficient to fully discharge such Canadian Warrantholder’s Holder Loan, Buyer shall be entitled to set off (or otherwise cause the Company to set off on Buyer’s behalf) any other amounts owing or payable to the Canadian Warrantholder, including pursuant to Section 3.6 or elsewhere in this Agreement, including any amounts in respect of remuneration owing or payable to the Canadian Warrantholder (subject to applicable Laws), in each case to the extent necessary to fully discharge such Holder Loan, and, in such event, Buyer reserves all rights to pursue collection of any balance of, and otherwise enforce the terms of, such Holder Loan, including against the legal representatives and estate of the Canadian Warrantholder.

2.5. Unanimous Shareholder Agreement. Each Canadian Warrantholder, severally and not jointly or jointly and severally (and not on behalf of any other Warrantholder), agrees that, upon the deemed issuance of the Exercised Shares to such Canadian Warrantholder, such Canadian Warrantholder shall hold such Exercised Shares subject to the terms and conditions of the Company Shareholder Agreement until the Closing Time, and shall comply with all obligations applicable to such Canadian Warrantholder as a Shareholder thereunder.

Article III
PURCHASE AND SALE OF THE COMPANY SHARES

3.1. Purchase and Sale of Company Shares. Upon the terms and subject to the conditions contained herein, effective as of the Closing Time, each Seller (which shall include, for greater certainty, each Warrantholder who exercised Subject Warrants pursuant to Article II and received Exercised Shares), severally and not jointly or jointly and severally (and not on behalf of any other Seller), hereby sells, assigns and transfers to Buyer all of such Seller’s Company Shares, free and clear of all Liens (other than restrictions on transfer set forth in the Organizational Documents of the Company and under applicable securities Laws), and Buyer hereby purchases the Company Shares from the Sellers, on the terms and conditions set out in this Agreement.

3.2. Purchase Price. The aggregate purchase price (the “Purchase Price”) for the acquisition of the Company Shares shall be equal to the sum of:

(a) $159,000,000 (the “Base Cash Consideration”), as adjusted pursuant to Section 3.3; and

(b) the Contingent Earnout Payment, if any, payable in accordance with Section 3.6 if the conditions set forth in Section 3.6 have been satisfied.

3.3. Purchase Price Adjustments.

(a) Purchase Price Adjustments. The Base Cash Consideration shall be adjusted in the following manner:

(i) decreased by the amount if any, by which the Lower Working Capital Target exceeds the Net Working Capital;

(ii) increased by the amount, if any, by which the Net Working Capital exceeds the Upper Working Capital Target;

(iii) decreased by the Net Debt Amount;

(iv) decreased by the Tax Liability Amount; and

(v) decreased by the amount of Transaction Costs.

The net amount after giving effect to the adjustments listed above shall be the “Cash Consideration”.

(b) Closing Purchase Price Adjustment. Prior to the Closing Date, the Company prepared and delivered to Buyer and the Equityholder Representative a statement (including all calculations in reasonable detail and supporting schedules) attached hereto as Annex I (the “Estimated Closing Statement”), setting forth its good faith estimates of the (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Net Debt Amount (the “Estimated Net Debt Amount”), (iii) Tax Liability Amount (the “Estimated Tax Liability Amount”), (iv) Transaction Costs (the “Estimated Transaction Costs”), and (v) Cash Consideration derived therefrom (the “Estimated Cash Consideration”), which Estimated Closing Statement was prepared in accordance with Canadian GAAP and consistent with the relevant definitions in this Agreement. The Estimated Cash Consideration shall be paid by Buyer at the Closing pursuant to Section 4.5(a). For the avoidance of doubt, Buyer’s failure to object to the Estimated Closing Statement shall in no event be deemed to constitute a final agreement on the items included therein, and Buyer shall in no event be precluded from disputing any such items following the Closing in accordance with Section 3.3(d).

(c) Post-Closing Purchase Price Adjustment.

(i) From and after the Closing, Buyer shall prepare, or cause to be prepared, an unaudited, consolidated balance sheet of the Company Group as of the Closing

(the “Final Closing Date Balance Sheet”) and a final closing statement (together with the Final Closing Date Balance Sheet, the “Final Closing Statement”) setting forth Buyer’s good faith calculation of the (A) Net Working Capital, (B) Net Debt Amount, (C) Tax Liability Amount, (D) Transaction Costs, and (E) Buyer’s determination of the Final Cash Consideration derived therefrom, which Final Closing Statement will be prepared using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of the Estimated Closing Statement and consistent with the relevant definitions in this Agreement. For clarity and to avoid any doubt, the “Final Purchase Price Adjustment” shall be an amount equal to the Final Cash Consideration (as determined in a manner consistent with Section 3.3(a)) minus the Estimated Cash Consideration, which shall be (A) negative if the Final Cash Consideration is less than the Estimated Cash Consideration, (B) be positive if the Final Cash Consideration is more than the Estimated Cash Consideration and (C) nil if the Final Cash Consideration is equal to the Estimated Cash Consideration.

(ii) No later than ninety (90) days after the Closing Date, Buyer shall deliver to the Equityholder Representative the Final Closing Statement. During the thirty (30) day period after the date of delivery of the Final Closing Statement to the Equityholder Representative, Buyer shall provide, on a timely basis, the Equityholder Representative and its representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the financial Books and Records of the Company Group, the personnel of, and work papers prepared by, Buyer (and, as applicable, the Company Group) and/or Buyer’s (and, as applicable, the Company Group’s) accountants, to the extent that they relate to and were used in the preparation of the Final Closing Statement as the Equityholder Representative or its representatives may reasonably request for the purpose of reviewing the Final Closing Statement and preparing a Closing Statement Dispute Notice (as defined below); provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer and its Affiliates (including the Company Group). If the Equityholder Representative disagrees with any portion of the Final Closing Statement (the disputed items being the “Disputed Items”), then the Equityholder Representative shall give written notice (a “Closing Statement Dispute Notice”) to Buyer no later than thirty (30) days after the date of delivery to the Equityholder Representative of the Final Closing Statement, which Closing Statement Dispute Notice will set forth and include, as applicable, (A) the Disputed Items; (B) in reasonable detail (to the extent such detail is available) the Equityholder Representative’s basis for disagreement with the Final Closing Statement; (C) the Equityholder Representative’s proposed resolution of the Disputed Items (including the Equityholder Representative’s determination of the Net Working Capital, Net Debt Amount, Tax Liability Amount, Transaction Costs, and the Final Cash Consideration derived therefrom taking into account such proposed resolution of the Disputed Items); and (D) include materials (to the extent available) showing in reasonable detail the Equityholder Representative’s support for such position. If the Equityholder Representative timely delivers a Closing Statement Dispute Notice to Buyer, any amounts proposed by Buyer in the Final Closing Statement which are not objected to by the Equityholder Representative in the Closing Statement Dispute Notice (or by Buyer as a result of the items disputed by the Equityholder Representative in any such Closing Statement Dispute Notice) shall be final, conclusive and binding on the Parties for all purposes of this Agreement. The failure by the Equityholder Representative to provide a Closing Statement Dispute Notice within such thirty (30) day period or the delivery by the Equityholder Representative to Buyer during such thirty (30) day period of a written notice stating that the Equityholder Representative has elected not to deliver a Closing Statement Dispute Notice, will constitute a full and complete acceptance by the Equityholder Representative of the Final Closing Statement as determined by Buyer and such Final Closing Statement will be final, conclusive and binding on the Parties for all purposes of this Agreement.

(iii) If the Equityholder Representative timely delivers a Closing Statement Dispute Notice, during the twenty (20) day period following the receipt of the Closing Statement Dispute Notice by Buyer (or such longer period as Buyer and the Equityholder Representative may agree in writing), Buyer and the Equityholder Representative shall meet and negotiate in good faith with a view to resolving their disagreements over the Disputed Items (any such resolved matter, a “Resolved Matter”). If Buyer and the Equityholder Representative are unable to resolve any disagreement between them with respect to the Final Closing Statement during such twenty (20) day period (as may be extended) then the dispute may be referred by either Buyer or the Equityholder Representative for determination to a Canadian office of Ernst & Young LLP, or if Ernst & Young LLP is unable or unwilling to serve, an independent accounting firm located in Canada as shall be mutually agreed upon in writing by Buyer and the Equityholder Representative, each acting reasonably, which firm will not have provided services to Buyer or Company Group within the preceding two (2) years, and failing such agreement within ten (10) Business Days, either Buyer or the Equityholder Representative may apply to the Court of King’s Bench of Alberta to appoint an independent accounting firm located in Canada to act as such independent accountant (the “Independent Accountant”). The Independent Accountant shall act as an expert and not as an arbitrator, and the Independent Accountant’s determination shall be based solely on (A) the definitions and other applicable provisions of this Agreement, and (B) presentations consisting of (1) a single written presentation submitted by each of the Equityholder Representative and Buyer (which the Independent Accountant shall be instructed to distribute to the Equityholder Representative and Buyer upon receipt of both such presentations) and (2) a single written response submitted by each of the Equityholder Representative and Buyer to each such presentation and any interrogatories of the Independent Accountant (which the Independent Accountant shall be instructed to distribute to the Equityholder Representative and Buyer upon receipt of such responses). For the avoidance of doubt, neither the Equityholder Representative nor Buyer shall have any ex parte communications with the Independent Accountant relating to this Section 3.3(d) or this Agreement, and the Independent Accountant shall not conduct an independent investigation in respect of its determination. The Independent Accountant will make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the Disputed Items are referred to the Independent Accountant. In making its determination, the Independent Accountant will not assign a value to any Disputed Item greater than the greatest value for such items claimed by the Equityholder Representative or Buyer or less than the least value for such items claimed by either the Equityholder Representative or Buyer. If at any time the Equityholder Representative and Buyer resolve all of the disputes subject to the Closing Statement Dispute Notice in writing, then notwithstanding the preceding provisions of this Section 3.3(d)(iii), the Independent Accountant’s involvement promptly will be discontinued and the Final Closing Statement will be revised, if necessary, to reflect such resolution (and taking into account any previously Resolved Matters) and thereupon will be final, conclusive and binding for all purposes of this Agreement absent manifest error or fraud. The Parties will make readily available to the Independent Accountant all relevant books and records relating to the Final Closing Statement and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items.

(iv) The costs and expenses of the Independent Accountant will be allocated and paid by (A) Company (on behalf of the Sellers as a Transaction Cost, provided the amount is included in the Final Closing Statement which becomes binding under this Section 3.3) and otherwise by the Equityholder Representative (on behalf of the Sellers) and (B) Buyer based upon the percentage which the portion of the contested amount not awarded to the Sellers or Buyer bears to the amount actually contested by such Party, as determined by the Independent Accountant. For example, if the Equityholder Representative challenges the calculation of the Final Cash Consideration in the Final Closing Statement by an amount of $100,000, but the Independent Accountant determines that the Equityholder Representative has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Independent Accountant and the Company (on behalf of the Sellers as a Transaction Cost, provided the amount is included in the Final Closing Statement which becomes binding under this Section 3.3), and otherwise the Equityholder Representative (on behalf of the Sellers) shall bear the other 60% of such fees and expenses. To the extent applicable prior to the Independent Accountant’s final determination, (i) Buyer shall pay fifty percent (50%) of any retainer paid to the Independent Accountant and fifty percent (50%) shall be paid by the Company (on behalf of the Sellers as a Transaction Cost, provided the amount is included in the Final Closing Statement which becomes binding under this Section 3.3), and otherwise by the Equityholder Representative (on behalf of the Sellers) and (ii) during the engagement of the Independent Accountant, the Independent Accountant will bill fifty percent (50%) of the total charges to each of Buyer and the Company (on behalf of the Sellers as a Transaction Cost, provided the amount is included in the Final Closing Statement which becomes binding under this Section 3.3), and otherwise the Equityholder Representative (on behalf of the Sellers), in either case subject to reimbursement by one Party to the other Party in accordance with this Section 3.3(d)(iv) upon the final resolution of the dispute.

(v) The decision of the Independent Accountant, and taking into account any previously Resolved Matters and including any other determinations under Section 3.3(d)(iv), will be final, conclusive and binding on the Parties for all purposes of this Agreement and the Final Closing Statement will be revised, if necessary, to reflect such decision and thereupon will be final, conclusive and binding on the Parties for all purposes of this Agreement, in each case, absent fraud or manifest error.

(d) Final Purchase Price Adjustment Procedures.

(i) Following the final determination of the Final Purchase Price Adjustment, if the Final Purchase Price Adjustment is a negative number (the absolute value of such amount, the “Deficit”), the Equityholder Representative and Buyer shall, within three (3) Business Days after the final determination of the Final Purchase Price Adjustment in accordance with this Section 3.3, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent as follows: (A) to the extent the Deficit equals or exceeds the Adjustment Escrow Amount, to release the entire Adjustment Escrow Amount to the account designated in writing by Buyer by wire transfer of immediately available funds, and (B) to the extent the Deficit is less than the Adjustment Escrow Amount, to disburse from the Adjustment Escrow Amount by wire transfer of immediately available funds (1) to the account designated in writing by Buyer, an amount equal to the Deficit, and (2) with respect to the balance of the Adjustment Escrow Amount after payment of the Deficit (the “Remainder”), first the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the product of the Remainder multiplied by the aggregate Pro Rata Portions of the US Warrantholders (the “Remainder Employer Tax Amount”) shall be deducted from the Remainder to determine the net distributable amount (the “Net Remainder”), and then (x) to the account designated in writing by the Paying Agent (for further distribution to the Shareholders in accordance with their Pro Rata Portion, the Paying Agent Agreement and the Consideration Spreadsheet), an amount equal to the product of the Net Remainder multiplied by the aggregate Pro Rata Portions of the Shareholders, (y) to the Company (for further distribution to the US Warrantholders in accordance with their Pro Rata Portion and the Consideration Spreadsheet), an amount equal to the product of the Net Remainder multiplied by the aggregate Pro Rata Portions of the US Warrantholders, and (z) to the Company, an amount equal to the Remainder Employer Tax Amount. At least one (1) Business Day prior to the delivery of any joint written instruction to the Escrow Agent pursuant to this Section 3.3(d)(i), Buyer shall provide to the Equityholder Representative a written statement setting forth in reasonable detail the amount and calculation of the Remainder Employer Tax Amount and the Net Remainder. The Company shall pay or cause to be paid to each US Warrantholder such US Warrantholder’s Pro Rata Portion of the Net Remainder (subject to required withholding Taxes) as soon as reasonably practicable, but no later than the second succeeding payroll date following the date of the final determination of the Final Purchase Price Adjustment. To the extent the Deficit exceeds the Adjustment Escrow Amount, Buyer shall be entitled to set off the portion of such excess attributable to each Seller (in accordance with their Pro Rata Portion and the Consideration Spreadsheet) against the portion of any Contingent Earnout Payment that would otherwise be payable to such Seller pursuant to Section 3.6, and any Contingent Earnout Payment so set off shall be treated as having been paid to Buyer in satisfaction of the Deficit. For the avoidance of doubt, Buyer’s right to set off against any Contingent Earnout Payment pursuant to this Section 3.3(d)(i) shall be in addition to, and not in limitation of, Buyer’s right to receive the Adjustment Escrow Amount. For greater certainty, Buyer’s sole recourse in respect of any Deficit shall be limited to the Adjustment Escrow Amount and the right to set off against any Contingent Earnout Payment pursuant to this Section 3.3(d)(i) and Section 3.6(e) and, notwithstanding anything to the contrary in this Agreement, in no event shall the Sellers or the Equityholder Representative have any obligation to pay to Buyer any amount in excess of the Adjustment Escrow Amount and the amount of any Contingent Earnout Payment in respect of any Deficit.

(ii) Following the final determination of the Final Purchase Price Adjustment, if the Final Purchase Price Adjustment is a positive number, within three (3) Business Days after the final determination of the Final Purchase Price Adjustment, (A) with respect to the Final Purchase Price Adjustment, first the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the product of the Final Purchase Price Adjustment multiplied by the aggregate Pro Rata Portions of the US Warrantholders (the “FPPA Employer Tax Amount”) shall be deducted from the Final Purchase Price Adjustment to determine the net distributable amount (the “Net FPPA”), and then Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds (1) to the account designated in writing by the Paying Agent (for further distribution to the Shareholders in accordance with their Pro Rata Portion and the Paying Agent Agreement and the Consideration Spreadsheet), an amount equal to the product of the Net FPPA multiplied by the aggregate Pro Rata Portions of the Shareholders, (2) to the Company (for further distribution to the US Warrantholders in accordance with their Pro Rata Portion and the Consideration Spreadsheet), an amount equal to the product of the Net FPPA multiplied by the aggregate Pro Rata Portions of the US Warrantholders, and (3) to the Company, an amount equal to the FPPA Employer Tax Amount. At least one (1) Business Day prior to making any payment pursuant to this Section 3.3(d)(ii)(A), Buyer shall provide to the Equityholder Representative a written statement setting forth in reasonable detail the amount and calculation of the FPPA Employer Tax Amount and the Net FPPA. The Company shall pay or cause to be paid to each US Warrantholder such US Warrantholder’s Pro Rata Portion of the Net FPPA (subject to required withholding Taxes) as soon as reasonably practicable, but no later than the second succeeding payroll date following the date of the final determination of the Final Purchase Price Adjustment, and (B) with respect to the Adjustment Escrow Amount, first the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the product of the Adjustment Escrow Amount multiplied by the aggregate Pro Rata Portions of the US Warrantholders (the “Escrow Employer Tax Amount”) shall be deducted from the Adjustment Escrow Amount to determine the net distributable amount (the “Net Adjustment Escrow Amount”), and then the Equityholder Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release (1) to the account designated in writing by the Paying Agent (for further distribution to the Shareholders in accordance with their Pro Rata Portion, the Paying Agent Agreement and the Consideration Spreadsheet), an amount equal to the product of the Net Adjustment Escrow Amount multiplied by the aggregate Pro Rata Portions of the Shareholders, (2) to the Company (for further distribution to the US Warrantholders in accordance with their Pro Rata Portion and the Consideration Spreadsheet), an amount equal to the product of the Net Adjustment Escrow Amount multiplied by the aggregate Pro Rata Portions of the US Warrantholders, and (3) to the Company, an amount equal to the Escrow Employer Tax Amount. At least one (1) Business Day prior to the delivery of any joint written instruction to the Escrow Agent pursuant to this Section 3.3(d)(ii)(B), Buyer shall provide to the Equityholder Representative a written statement setting forth in reasonable detail the amount and calculation of the Escrow Employer Tax Amount and the Net Adjustment Escrow Amount. The Company shall pay or cause to be paid to each US

Warrantholder such US Warrantholder’s Pro Rata Portion of the Net Adjustment Escrow Amount (subject to required withholding Taxes) as soon as reasonably practicable, but no later than the second succeeding payroll date following the date of the final determination of the Final Purchase Price Adjustment.

(iii) Following the final determination of the Final Purchase Price Adjustment, if there is no Final Purchase Price Adjustment (being that the Final Cash Consideration is equal to the Estimated Cash Consideration), within three (3) Business Days after the final determination of the Final Purchase Price Adjustment, first the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the product of the Adjustment Escrow Amount multiplied by the aggregate Pro Rata Portions of the US Warrantholders (the “Nil Adjustment Employer Tax Amount”) shall be deducted from the Adjustment Escrow Amount to determine the net distributable amount (the “Net Nil Adjustment Escrow Amount”), and then the Equityholder Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to (A) the account designated in writing by the Paying Agent (for further distribution to the Shareholders in accordance with their Pro Rata Portion, the Paying Agent Agreement and the Consideration Spreadsheet), an amount equal to the product of the Net Nil Adjustment Escrow Amount multiplied by the aggregate Pro Rata Portions of the Shareholders, (B) to the Company (for further distribution to the US Warrantholders in accordance with their Pro Rata Portion and the Consideration Spreadsheet), an amount equal to the product of the Net Nil Adjustment Escrow Amount multiplied by the aggregate Pro Rata Portions of the US Warrantholders, and (C) to the Company, an amount equal to the Nil Adjustment Employer Tax Amount. At least one (1) Business Day prior to the delivery of any joint written instruction to the Escrow Agent pursuant to this Section 3.3(d)(iii), Buyer shall provide to the Equityholder Representative a written statement setting forth in reasonable detail the amount and calculation of the Nil Adjustment Employer Tax Amount and the Net Nil Adjustment Escrow Amount. The Company shall pay or cause to be paid to each US Warrantholder such US Warrantholder’s Pro Rata Portion of the Net Nil Adjustment Escrow Amount (subject to required withholding Taxes) as soon as reasonably practicable, but no later than the second succeeding payroll date following the date of the final determination of the Final Purchase Price Adjustment.

3.4. Escrow. At the Closing, in accordance with the Escrow Agreement, Buyer will pay to the Escrow Agent the Escrow Amount, in immediately available funds by certified wire transfer to an account designated by the Escrow Agent. The Adjustment Escrow Amount shall be used to fund the amount of any Purchase Price adjustment pursuant to Section 3.3(d) and the Indemnity Escrow Amount shall be used to fund the amount of any indemnification obligations of the Sellers pursuant to Article IX. The Escrow Amounts shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement which shall be in accordance with the terms and conditions set out in this Agreement. On the Indemnity Escrow Release Date and in accordance with the terms of the Escrow Agreement, first the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the product of the balance of the Indemnity Escrow Amount multiplied by the aggregate Pro Rata Portions of the US Warrantholders (the “Indemnity Escrow Employer Tax Amount”) shall be deducted from the balance of the Indemnity Escrow Amount to determine the net distributable amount (the “Net Indemnity Escrow Amount”), and then the Equityholder Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release (A) to the account designated in writing by the Paying Agent (for further distribution to the Shareholders in accordance with their Pro Rata Portion, the Paying Agent Agreement and the Consideration Spreadsheet), an amount equal to the product of the Net Indemnity Escrow Amount multiplied by the aggregate Pro Rata Portions of the Shareholders, (B) to the Company (for further distribution to the US Warrantholders in accordance with their Pro Rata Portion and the Consideration Spreadsheet), an amount equal to the product of the Net Indemnity Escrow Amount multiplied by the aggregate Pro Rata Portions of the US Warrantholders, and (C) to the Company, an amount equal to the Indemnity Escrow Employer Tax Amount. At least one (1) Business Day prior to the delivery of any joint written instruction to the Escrow Agent pursuant to this Section 3.4, Buyer shall provide to the Equityholder Representative a written statement setting forth in reasonable detail the amount and calculation of the Indemnity Escrow Employer Tax Amount and the Net Indemnity Escrow Amount. The Company shall pay or cause to be paid to each US Warrantholder such US Warrantholder’s Pro Rata Portion of the Net Indemnity Escrow Amount (subject to required withholding Taxes) as soon as reasonably practicable, but no later than the second succeeding payroll date following the date the Company receives the same; provided that if any written claim for indemnification has been made by the Buyer Indemnified Parties in accordance with Article IX and has not been finally resolved prior to the Indemnity Escrow Release Date, then the Escrow Agent shall withhold the amount of funds subject to such claim until settled by written agreement between the Equityholder Representative and Buyer or by final, non-appealable adjudication by a court of competent jurisdiction. The fees and expenses payable to the Escrow Agent under this Agreement and the Escrow Agreement shall be paid equally by (A) Company (on behalf of the Sellers as a Transaction Cost, provided the amount is included in the Final Closing Statement which becomes binding under this Section 3.3) and otherwise the Equityholder Representative (on behalf of the Sellers) and (B) Buyer.

3.5. Consideration Spreadsheet.

(a) Concurrently with the delivery of the Estimated Closing Statement, the Company prepared and delivered to Buyer a spreadsheet (the “Consideration Spreadsheet”) attached hereto as Annex III, setting forth, as of the Closing Date, the following:

(i) the name and email address of each Shareholder, together with the number of Company Shares held by such Shareholder (including any Exercised Shares) and the aggregate cash payment to be made to each Shareholder at Closing (calculated as the aggregate consideration to be paid to each Shareholder for such Shareholder’s Company Shares at Closing (calculated as the product of (x) the number of Company Shares held by such Shareholder multiplied by (y) the Closing Date Payment Per Share) less such Shareholder’s Holder Loan Repayment, if any);

(ii) the name and email address of each US Warrantholder, together with the number of Company Shares subject to the Company Warrants held by such US Warrantholder, the grant date, exercise price and vesting schedule for such Company Warrants;

(iii) the Warrant Cash Closing Payment Amount to be paid to each US Warrantholder for such US Warrantholder’s Company Warrants;

(iv) detailed calculations of the Closing Date Payment, Fully Diluted Share Number and Closing Date Payment Per Share;

(v) each Seller’s respective pro rata portion of the Adjustment Escrow Amount, the Indemnity Escrow Amount, the Contingent Earnout Payment, any other potential payments made by Buyer hereunder, the Equityholder Representative Reserve and other expenses of the Equityholder Representative as contemplated under this Agreement, but in each case excluding any amount to be deducted as employer tax, if applicable (each such pro rata portion, a “Pro Rata Portion”), which Pro Rata Portion shall be equal to a fraction, the numerator of which (A) with respect to a Shareholder, is the number of Company Shares (including Exercised Shares) held by such Shareholder entering Closing and the denominator of which is the Fully Diluted Share Number; and (B) with respect to a US Warrantholder, is the number of Company Shares issuable upon the exercise in full of the Company Warrants held by such US Warrantholder (whether vested or unvested) outstanding prior to the Closing Time (other than Out-of-Money Warrants) and the denominator of which is the Fully Diluted Share Number; and

(vi) wire instructions and bank account information for the Paying Agent.

(b) The Parties agree that Buyer and the Paying Agent shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Article III and Buyer and the Paying Agent shall not be responsible for calculations or determination regarding such calculations in the Consideration Spreadsheet.

(c) Information Rights. Notwithstanding any other provision of this Agreement, each Seller shall only be entitled to receive information concerning its own Company Shares, Pro Rata Portion (along with the aggregate amount of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and Equityholder Representative Reserve) and the Cash Consideration (excluding such the Adjustment Escrow Amount, the Indemnity Escrow Amount, and Equityholder Representative Reserve) payable to such Seller hereunder, and the Fully Diluted Share Number and Closing Date Payment Per Share (and to the extent such Seller is a US Warrantholder, information concerning the amount of such US Warrantholder’s Warrant Cash Closing Payment, the number of Company Shares subject to the Company Warrants held by such US Warrantholder, the grant date, exercise price and vesting schedule for such Company Warrants) (collectively, the foregoing the “Individual Seller Sale Information”) and shall not be entitled to receive any information concerning (i) any other Seller, (ii) the Company Shares, Pro Rata Portion, or Cash Consideration or Warrant Cash Closing Payment, if applicable, payable to any other Seller, or (iii) the contents of the Consideration Spreadsheet (other than the information therein that pertains solely to such Seller’s Individual Seller Sale Information). No Seller shall have any right to inspect, review or obtain a copy of the Consideration Spreadsheet (except for the portion thereof that relates solely to such Seller’s Individual Seller Sale Information,), and no Party shall have any obligation to provide any such information to any Seller; provided, however, that, notwithstanding the foregoing, with the prior written consent of the Equityholder Representative, a Seller (and its

respective advisors, agents and representatives) may receive access to any or all of the foregoing information. Each Seller, severally and not jointly or jointly and severally (and not on behalf of any other Seller), hereby irrevocably acknowledges and agrees that (1) such Seller has received or has been afforded adequate opportunity to receive, and has had access or has been afforded adequate opportunity to have access to, its Individual Seller Sale Information including only if applicable, its Warrant Cash Closing Payment in accordance with this Section 3.5 (c), (2) such Seller has had a reasonable opportunity to review its Individual Seller Sale Information and agrees with the accuracy and completeness of all such information, and has had reasonable opportunity to seek independent advice with respect thereto, and (3) such Seller hereby fully and irrevocably releases and forever discharges each of the other Parties, and their respective directors, officers, employees, agents, advisors and representatives, from any and all claims, demands, actions, causes of action, damages, losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, that such Seller may have or may hereafter have arising out of or in connection with the calculation and determination of such Seller’s number of Company Shares, Pro Rata Portion, Warrant Cash Closing Payment Amount, if applicable, and amount of Cash Consideration (after taking into account the aggregate Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Equityholder Representative Reserve).

3.6. Earnout Payment.

(a) Subject to the terms and limitations set forth in this Section 3.6, the Sellers shall be eligible to receive a one-time contingent earnout payment (the “Contingent Earnout Payment”) based on the EBITDA generated during the twelve (12) month period commencing on January 1, 2027 and ending on December 31, 2027 (the “EBITDA Measurement Period”), such Contingent Earnout Payment to be determined in accordance with the terms and provisions hereinafter set forth; provided, however, that in no event shall the Contingent Earnout Payment exceed $10,000,000.

(b) No later than sixty (60) days after the end of the EBITDA Measurement Period, Buyer shall prepare and deliver to the Equityholder Representative, a written statement (the “Earnout Statement”) setting forth in reasonable detail the EBITDA for the EBITDA Measurement Period. The Equityholder Representative shall have twenty (20) days following Buyer’s delivery of the Earnout Statement to review the Earnout Statement and to inform Buyer in writing of any good faith disagreement that the Equityholder Representative may have with the Earnout Statement, which objection shall specify in reasonable detail the Equityholder Representative’s disagreement with the Earnout Statement (the “Earnout Objection”). Buyer shall provide, on a timely basis, the Equityholder Representative and its representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the financial Books and Records of the Company Group, the personnel of, and work papers prepared by, Buyer (including the Company Group) and/or Buyer’s (including the Company Group’s) accountants, to the extent that they relate to and were used in the preparation of the Earnout Statement as the Equityholder Representative or its representatives may reasonably request for the purpose of reviewing the Earnout Statement and preparing an Earnout Objection; provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer and its Affiliates (including the Company Group); provided further that Buyer shall not be required to provide access to, or disclose, any information or materials if such access or disclosure would reasonably be expected to result in the waiver of any attorney-client privilege, work-product protection or other applicable privilege or protection. If Buyer does not receive the Earnout Objection within such twenty (20) day period, the Earnout Statement shall be deemed to have been accepted by the Equityholder Representative and shall become final and binding on the Parties. If the Equityholder Representative timely delivers an Earnout Objection to Buyer, Buyer shall have ten (10) days from the date of receipt of such Earnout Objection (or such longer period as Buyer and the Equityholder Representative may agree in writing) to review and respond to the Earnout Objection (such period, the “Earnout Review Period”). Buyer and the Equityholder Representative shall attempt in good faith to resolve any disagreements with respect to the Earnout Statement; provided that if they are unable to resolve all of their disagreements with respect to the determination of the EBITDA within ten (10) days following the expiration of the Earnout Review Period, they may refer, at the option of either Buyer or the Equityholder Representative, their differences to the Independent Accountant and the dispute mechanism in Section 3.3(d) shall apply to this Section 3.6 mutatis mutandis. Absent fraud or manifest error, the Independent Accountant’s determination in accordance with this Section 3.6 shall be conclusive and binding upon the Parties.

(c) The value of the final EBITDA for the EBITDA Measurement Period established pursuant to Section 3.6(b) above shall be referred to as the “Final EBITDA.” The Final EBITDA shall be used to determine the Contingent Earnout Payment. To the extent the Final EBITDA is greater than $32,000,000 (the “Earnout Threshold”) but less than $36,800,000 (the “Earnout Cap”), the Sellers shall be entitled to receive a Contingent Earnout Payment equal to an amount between $0 and $10,000,000 determined ratably as illustrated on Annex II based on the amount by which the Final EBITDA is greater than the Earnout Threshold and less than the Earnout Cap. In the event that the Final EBITDA is less than or equal to the Earnout Threshold, the Sellers shall not receive any Contingent Earnout Payment. In the event the Final EBITDA is equal to or greater than the Earnout Cap, the maximum amount of the Contingent Earnout Payment with respect to such EBITDA Measurement Period shall be $10,000,000. A sample calculation of the Contingent Earnout Payment is included on Annex II.

(d) Buyer and the Sellers agree that, except as otherwise provided in this Section 3.6(d): (i) after the Closing, Buyer has the right to operate the Company Group (and all components of the Company Group Business) in a manner that Buyer in its sole discretion believes is reasonable and in the best interest of the Company Group, including to change the operations and policies of the Company Group from those conducted or in place prior to the Closing; (ii) Buyer is not obligated to operate the Company Group (or any component of the Company Group Business) in order to achieve or maximize EBITDA during the EBITDA Measurement Period; (iii) nothing in this Agreement will prohibit Buyer or any Company Group member from engaging in any business or opportunity either with or without the Company Group or acquiring, entering into joint ventures, investing in or otherwise cooperating with other Persons, including Persons that may have interests adverse to or otherwise compete, directly or indirectly, with the Company Group; (iv) the Contingent Earnout Payment is speculative and is subject to numerous factors outside the control of the Company Group and Buyer and its Affiliates, and there is no assurance that the Earnout Threshold will be met; (v) the Parties intend for the express provisions of this Section 3.6 to govern their contractual relationship with respect to the subject matter of this Section 3.6 and for neither any other provision of this Agreement nor any implied duty (fiduciary or otherwise) or obligation to apply to such relationship; and (vi) Buyer has not made any representations or warranties (whether express or implied) regarding the Contingent Earnout Payment, whether the Earnout Threshold can be met or the operation of the Company Group or its

Affiliates (and all components of the Company Group Business) following the Closing. Notwithstanding the foregoing, Buyer covenants and agrees that:

(i) during the EBITDA Measurement Period, Buyer shall maintain, and shall cause each member of the Company Group to maintain, accounting policies, practices, procedures and methodologies for the recognition, calculation and reporting of EBITDA that are consistent with the accounting policies, practices, procedures and methodologies used by the Company Group in preparing its historical pre-Closing financial statements, including with respect to revenue recognition, expense allocation, intercompany transactions, cost accounting and the classification of revenues, costs and expenses; and

(ii) the parties intend that any EBITDA attributable to the underlying goodwill of the Company Group at Closing be included in calculating the Contingent Earnout Payment. Accordingly, during the EBITDA Measurement Period, all EBITDA generated by (A) the Endless Rod™ manufacturing and service business, (B) the progressive cavity pumps manufacturing business, or (C) any other business, product line, or service line of the Company Group, in any jurisdiction, will be included in the calculation of EBITDA for purposes of this Section 3.6, regardless of whether such business, product line, or service line is operated directly by a member of the Company Group or by any other Affiliate of Buyer. Buyer will cause all such EBITDA to be attributed to the Company Group for purposes of calculating the Contingent Earnout Payment. For greater certainty, no EBITDA generated by any other Affiliate of Buyer from any business, product line, or service line that did not belong to the Company Group at Closing will be included in calculating the Contingent Earnout Payment.

(e) Buyer shall have the right to withhold from and set off against the portion of the Contingent Earnout Payment otherwise payable to any Seller any amounts due by such Seller to Buyer pursuant to this Agreement, including the portion of any Deficit in excess of the Adjustment Escrow Amount, (as determined by mutual written agreement of Buyer and such Seller or a final, non-appealable order or judgment of a court of competent jurisdiction). For greater certainty, any such set-off shall only reduce the portion of the Contingent Earnout Payment payable to the Seller against whom such set-off is exercised, and shall not reduce the portion of the Contingent Earnout Payment payable to any other Seller.

(f) The Contingent Earnout Payment, if any, less the amount of any deduction, offset or withholding permitted under this Agreement, shall be distributed as follows: first, the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the product of the Contingent Earnout Payment multiplied by the aggregate Pro Rata Portions of the US Warrantholders (the “CEP Employer Tax Amount”) shall be deducted from the Contingent Earnout Payment to determine the net distributable amount (the “Net CEP”), and then Buyer shall pay or cause to be paid (1) to the Paying Agent (for further distribution to the Shareholders in accordance with their respective Pro Rata Portions, the Paying Agent Agreement and the Consideration Spreadsheet) an amount equal to the product of the Net CEP multiplied by the aggregate Pro Rata Portions of the Shareholders, (2) to the Company (for further distribution to the US Warrantholders in accordance with their Pro Rata Portion and the Consideration Spreadsheet), an amount equal to the product of the Net CEP multiplied by the aggregate Pro Rata Portions of the US Warrantholders, and (3) to the Company, an amount equal to the CEP Employer Tax Amount. The Company shall pay or cause to be paid to each US Warrantholder such US Warrantholder’s Pro Rata Portion of the Net CEP (subject to required withholding Taxes) as soon as reasonably practicable, but no later than the second succeeding payroll date following the date of the final determination of the Contingent Earnout Payment. Buyer shall pay the Contingent Earnout Payment, if any, that Buyer is required to pay pursuant to this Section 3.6 within ten (10) days of the final determination of the Contingent Earnout Payment in accordance with this Section 3.6; provided that in no event shall the Contingent Earnout Payment be paid later than March 31, 2028 unless a dispute with respect to the Earnout Statement is ongoing pursuant to Section 3.6(b).

(g) The Parties acknowledge and agree that (i) as of Closing, the value of the goodwill of the Company Group Business cannot reasonably be agreed upon by the Parties and accordingly, the fair market value of the Company Shares cannot otherwise be determined or agreed upon by the Parties, and (ii) any Contingent Earnout Payment is not intended to distribute additional proceeds based on the value or sale of any property of the Company Group.

(h) Guarantee. The Company irrevocably and unconditionally guarantees to the Sellers the due and punctual payment and performance of all obligations of Buyer in respect of any Contingent Earnout Payment owing to the Sellers under this Section 3.6 (collectively, the “Guaranteed Obligations”). This guarantee is a continuing, absolute and unconditional guarantee of payment and performance. This guarantee shall remain in full force and effect until all Guaranteed Obligations have been indefeasibly paid and performed in full. The obligations of the Company under this Section 3.6(h) shall not be released, discharged, limited or otherwise affected by: (i) any change in the corporate existence, structure, ownership or control of Buyer or any member of the Company Group; (ii) any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation, dissolution or similar proceeding affecting Buyer or any member of the Company Group; (iii) any modification, amendment, waiver, renewal, extension, release or other change of any term of the Guaranteed Obligations; (iv) any failure, omission or delay on the part of the Sellers to enforce any right under this Agreement; (v) any invalidity, illegality or unenforceability of the Guaranteed Obligations or any part thereof; or (vi) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Buyer or a guarantor. The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this guarantee and the Guaranteed Obligations, and any requirement that the Sellers protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Buyer or any other Person. This guarantee shall automatically terminate without any further action once the Contingent Earnout Payment is paid in full to the Sellers pursuant to this Section 3.6.

3.7. Withholding. Buyer, its Affiliates, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, provincial, territorial, local or non-U.S. Tax Law (including, for clarity, the Tax Act) and to properly remit such amount to the appropriate Governmental Authority. The Parties shall cooperate and use commercially reasonable efforts to mitigate or eliminate any such withholding requirement to the maximum extent permitted by applicable Law. Subject to the foregoing, any amounts withheld pursuant to this Section 3.7 and properly and timely remitted to the appropriate Governmental Authority in accordance with applicable Law shall be treated for all purposes as having been paid to the applicable Seller.

3.8. Termination of US Warrantholder’s Company Warrants. Each Warrantholder, in his, her or its capacity as only a Warrantholder listed in Section 3.8 of the Disclosure Letter (each a “US Warrantholder”), and each such US Warrantholder severally and not jointly or jointly and severally (and not on behalf of any other Warrantholder), acknowledges and agrees that, on and as of Closing (i) each Company Warrant held by such US Warrantholder, whether or not then vested or exercisable, and whether an In-Money Warrant or Out-of-Money Warrant, shall be (and hereby is) cancelled, terminated and of no further force or effect, and such US Warrantholder shall cease to have any rights with respect thereto, (ii) all warrant agreements, certificates, instruments and other agreements or documents evidencing, governing or otherwise relating to any Company Warrant held by such US Warrantholder shall be automatically terminated and of no further force or effect, and (iii) such US Warrantholder shall cease to have any rights whatsoever with respect to any Company Warrant, other than, the right to receive the consideration payable to such US Warrantholder pursuant to this Agreement and the Transaction Documents and (A) no further action by any Party, the Company, or any US Warrantholder shall be required to effect such cancellation and termination, and (B) any Company Warrant held by such US Warrantholder (including any Out-of-Money Warrant) shall be cancelled, terminated and of no further force or effect without any consideration or compensation payable to such US Warrantholder, except as set out in this Agreement and the Transaction Documents. The Parties agree that a US Warrantholder may also be a Shareholder, and nothing in this Agreement relating to such US Warrantholder in his, her or its capacity as a US Warrantholder shall affect or limit his, her or its rights, entitlements or obligations as a Shareholder under this Agreement or the Transaction Documents.

Article IV
CLOSING

4.1. Closing. The closing of the Transactions (the “Closing”) shall take place on the date hereof (the “Closing Date”) remotely via the electronic exchange of documents and signatures by PDF transmission, contemporaneously with the execution and delivery of this Agreement. The Closing will be deemed effective at 12:01 a.m. Alberta Time on the Closing Date (the “Closing Time”); provided that the exercise of the Company Warrants pursuant to Article II shall be deemed to be effective as of the Exercise Time.

4.2. Sellers’ Closing Deliverables. At the Closing, each Seller shall deliver or cause to be delivered to Buyer:

(a) Certificates and Stock Power. Stock certificates evidencing the Company Shares owned or held by such Seller, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto and such other documentation as is reasonably required to transfer the Company Shares to Buyer, free and clear of all Liens (other than restrictions on transfer set forth in the Organizational Documents of the Company and under applicable securities Laws).

(b) Restrictive Covenant Agreements. If such Seller is a Restricted Person, a restrictive covenant agreement between Buyer and such Seller (each, a “Restrictive Covenant Agreement”), duly executed by such Seller.

(c) Other Documents. All other documents reasonably requested by Buyer to be delivered by such Seller in connection with the consummation of the Transactions.

4.3. Company Closing Deliverables. At the Closing, the Company shall deliver or cause to be delivered to Buyer, as applicable:

(a) Certificates. Stock certificates evidencing the Equity Interests in each of the Company’s Subsidiaries, free and clear of all Liens (other than restrictions on transfer set forth on in the Organizational Documents of such Subsidiary and under applicable securities Laws).

(b) Company Officer’s Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of the Company, certifying that: (i) the Organizational Documents of each Company Group member attached thereto are true, correct and complete and represent all of the Organizational Documents of such Company Group member in existence as of the Closing Date, including all amendments thereto and (ii) such Organizational Documents are in full force and effect in the form attached and no amendment to such Organizational Documents has occurred since the date of the last amendment attached thereto, if any.

(c) Approvals and Consents. Copies of all permits, consents or approvals of third Persons or any Governmental Authorities, the granting of which is necessary for the consummation of the Transactions or for preventing the termination of any material right, privilege, Permit, certificate or agreement of the Company Group upon the consummation of the Transactions, in each case, in form and content reasonably acceptable to Buyer.

(d) Good Standing Certificates. A copy of (i) a certificate of existence and good standing (or equivalent) for each member of the Company Group issued by the appropriate public officials of each jurisdiction in which each member of the Company Group is organized and (ii) a certificate of foreign qualification and good standing (or equivalent) for each member of the Company Group (other than LSES US, LS US and LS Oman) from the appropriate public officials of each of the jurisdictions listed on Section 6.2 of the Disclosure Letter, each dated as of a recent date.

(e) Debt Documentation. Duly executed and customary payoff letters with respect to the satisfaction of all Debt of the Company Group or related to the Company Group Business assets (other than the Debt set forth in Section 4.3(e) of the Disclosure Letter), along with such termination agreements, termination statements and other releases necessary or reasonably requested to provide for the unconditional and irrevocable release of all Liens on the Equity Interests of the Company Group (other than any intercompany Equity Interests among members of the Company Group) or their respective assets (other than the Liens set forth in Section 4.3(e) of the Disclosure Letter), which shall be in form and substance reasonably satisfactory to Buyer, including UCC or PPSA termination statements, as applicable, deed of trust and mortgage releases, Intellectual Property Rights terminations, and any other termination statements or notices.

(f) Transaction Costs Documentation. Payoff letters, final invoices or estimates thereof, or other documentation of payment in respect of Transaction Costs.

(g) Contract Terminations. Evidence, in form and substance reasonably acceptable to Buyer, of the termination of the Contracts listed on Section 4.3(g) of the Disclosure Letter, in each case, duly executed by the parties thereto.

(h) Paying Agent Agreement. The Paying Agent Agreement, duly executed by the Paying Agent.

(i) Notices of Schedule Leases. Evidence satisfactory to Buyer that a registrable caveat or notice, in form satisfactory to the Buyer, in respect of each Material Scheduled Lease, has been submitted for registration to the Alberta Land Titles Office or the Saskatchewan Land Titles Registry, as applicable.

(j) Non-Disturbance Agreements. Copies of fully executed, legal, valid, and binding non-disturbance agreements, in form and substance satisfactory to Buyer, from each mortgagee holding a mortgage registered on title to each applicable Material Leased Real Property.

(k) Resignations. Written resignations and mutual releases of each director and/or officer of any Company Group member (other than LS Oman), resigning from such positions (but not from employment) effective as of the Closing.

(l) Tail Policy. Evidence of the Company’s receipt of the Tail Policy in accordance with Section 8.8(b).

(m) All other documents reasonably requested by Buyer to be delivered by the Company in connection with the consummation of the Transactions.

4.4. Equityholder Representative Deliverables. At the Closing, the Equityholder Representative shall deliver or cause to be delivered to Buyer:

(a) Escrow Agreement. The Escrow Agreement, duly executed by the Equityholder Representative.

(b) Paying Agent Agreement. The Paying Agent Agreement, duly executed by the Equityholder Representative.

4.5. Buyer’s Closing Deliverables. At the Closing, Buyer shall:

(a) Cash Consideration.

(i) With respect to each Shareholder, Buyer shall pay to the Paying Agent (for further distribution by the Paying Agent to the Shareholders in accordance with their Pro Rata Portion, the Paying Agent Agreement and the Consideration Spreadsheet) an amount equal to (i) the Estimated Cash Consideration, (ii) minus the Adjustment Escrow Amount, (iii) minus the Indemnity Escrow Amount, (iv) minus the Equityholder Representative Reserve, (v) minus the Aggregate Warrant Cash Closing Payment Amount and (vi) minus the aggregate amount of the Holder Loan Repayment, by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to Buyer; and

(ii) With respect to each US Warrantholder, Buyer shall pay to the Company or its designee payroll service provider (for further distribution to the US Warrantholders in accordance with the Consideration Spreadsheet) by wire transfer of immediately available funds, an amount equal to the aggregate Warrant Cash Closing Payment Amount payable to the US Warrantholders pursuant to the Consideration Spreadsheet in exchange for the cancellation of In-Money Warrants held by such US Warrantholders. The Company agrees to, or to cause its payroll provider, on behalf of the Company, to deliver to each US Warrantholder his, her or its Warrant Cash Closing Payment Amount (subject to required withholding Taxes) as soon as reasonably practicable, but not later than the second succeeding payroll following the Closing Date.

(b) Debt and Transaction Costs. Buyer will pay, or cause to be paid, on behalf of the Company Group, by wire transfer of immediately available funds, (a) all Debt as of the Closing as identified in the Estimated Closing Statement in accordance with the payoff letters applicable thereto (other than the Debt set forth in Section 4.3(e) of the Disclosure Letter) and (b) all Transaction Costs (unless otherwise agreed in writing by the Equityholder Representative and the Buyer).

(c) Escrow Amount. Buyer shall deliver to the Escrow Agent the Adjustment Escrow Amount and the Indemnity Escrow Amount in accordance with the Escrow Agreement.

(d) Equityholder Representative Reserve. Buyer shall deliver, on behalf of the Sellers, to the Equityholder Representative, the Equityholder Representative Reserve, by wire transfer of immediately available funds to an account designated in writing by the Equityholder Representative.

(e) Transaction Documents. Buyer shall deliver or cause to be delivered to the Equityholder Representative:

(i) Escrow Agreement. The Escrow Agreement, duly executed by Buyer and Escrow Agent.

(ii) Paying Agreement. The Paying Agreement, duly executed by Buyer.

(iii) Restrictive Covenant Agreements. Buyer shall deliver to each Restricted Party the applicable Restrictive Covenant Agreement with such Restricted Party, duly executed by Buyer.

(iv) Other Documents. All other documents reasonably requested by the Equityholder Representative to be delivered by Buyer in connection with the consummation of the Transactions.

4.6. Receipt and Waiver of Deliverables. By proceeding with the Closing, each Party shall be conclusively deemed to have received all documents, instruments, certificates, payments and other deliverables required to be delivered to such Party under this Article IV, or to have irrevocably and unconditionally waived the delivery of the same. Without limiting the foregoing, no Party shall have a claim, right or remedy against any other Party or any of their respective Affiliates with respect to the delivery, form, completeness or sufficiency of any deliverable under this Article IV.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller (including, for the avoidance of doubt, the US Warrantholders), severally with respect to such particular Seller only, but not jointly nor jointly and severally or with respect to any other Seller, hereby represents and warrants to Buyer, with respect to such Seller, that the following representations and warranties are true and correct as of the Closing Time:

5.1. Organization. If such Seller is a natural person, such Seller is a resident of the jurisdiction set forth in Section 5.1 of the Seller Disclosure Letter. If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority required to carry on its business as currently conducted, except as would not materially impair or delay such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the Transactions.

5.2. Authority; Enforceability. Such Seller has all requisite company power and authority, if such Seller is a natural person, legal capacity, to execute and deliver this Agreement and any other Transaction Documents to which he, she or it is a party and to perform his, her or its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the performance of his, her or its obligations contemplated hereby and thereby have been duly and validly authorized and approved by all actions necessary on the part of such Seller. This Agreement and each of the Transaction Documents to which such Seller is a party constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such Laws and principles being referred to herein as “Creditors’ Rights”).

5.3. Consents; Absence of Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document by such Seller, nor the consummation of the Transactions or compliance by such Seller with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by such Seller of any rights or benefits under, impose on such Seller any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel (with or without the giving of notice, or the passage of time or both), require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Laws or Order, (ii) the Organizational Documents of such Seller if such Seller is an entity or the Organizational Documents of the Company Group members, or (iii) any Contract or Permit to which such Seller is a party or by which such Seller, or any of its properties or assets, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of such Seller’s assets or properties, or (c) with the passage of time, the giving of notice or the taking of any action of any third party, have any of the effects set forth in clause (a) of this Section 5.3, in each case, other than with respect to Section 5.3(a)(ii), except as would not materially impair or delay such Seller’s ability to perform his, her or its obligations under this Agreement or any other Transaction Document to which he, she or it is a party or to consummate the Transactions. Except as set forth in Section 5.3 of the Seller Disclosure Letter, no consents, waivers, licenses, notices, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other third party are required to be obtained or made by such Seller in connection with the consummation of the Transactions. All such consents, waivers, licenses, notices, approvals, authorizations, registrations, declarations and filings set forth in Section 5.3 of the Seller Disclosure Letter have been obtained, made or given and have been furnished in writing to Buyer.

5.4. Title to Company Shares. Except as set forth in Section 5.4(a) of the Seller Disclosure Letter, as of immediately prior to the Exercise Time, such Seller legally and beneficially owns (or legally and validly exercises control or direction over), and has good, valid and transferable title to the Company Shares and Company Warrants (and each other Equity Interests in the Company) listed opposite such Seller’s name on Section 5.4(a) of the Seller Disclosure Letter, free and clear of all Liens (other than restrictions on transfer arising in the Organizational Documents of the Company and under applicable securities Laws), and as of immediately prior to the Closing Time, such Seller legally and beneficially owns (or legally and validly exercises control or direction over), and has good, valid and transferable title to the Company Shares (including the Exercised Shares, as applicable) listed opposite such Seller’s name on Section 5.4(a) of the Seller Disclosure Letter, free and clear of all Liens (other than restrictions on transfer arising in the Organizational Documents of the Company and under applicable securities Laws). At the Closing, each of the Company Shares held by the applicable Seller will be transferred by the applicable Seller to Buyer, free and clear of all Liens (other than restrictions on transfer arising in the Organizational Documents of the Company and under applicable securities Laws). Effective as of the Exercise Time, if such Seller is a Canadian Warrantholder, each Company Warrant held by such Canadian Warrantholder will be cancelled pursuant to this Agreement. As of the Closing Time and after giving effect to Article II, other than the Company Shares and, if such Seller is a US Warrantholder, the Company Warrants held by such US Warrantholder set forth in Section 5.4(a) of the Seller Disclosure Letter, such Seller owns no other Equity Interests in the Company. In connection with the consummation of the transactions contemplated by this Agreement, if such Seller is a US Warrantholder, each Company Warrant held by such US Warrantholder will be terminated pursuant to this Agreement. At the Exercise Time, each such Seller who is a Canadian Warrantholder has full power and authority and, if such Seller is a natural person, legal capacity, to effect the transactions described in Article II as they relate to such Seller. At Closing, each such Seller has full power and authority and, if such Seller is a natural person, legal capacity, to sell, transfer, assign and deliver the Company Shares held by such Seller to Buyer and will transfer to Buyer good, valid and marketable title to such Company Shares. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Company Shares. Except as set forth in Section 5.4(b) of the Seller Disclosure Letter, such Seller is not a party to, and the Company Shares are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Company Shares.

5.5. Brokers’ Fees; Expenses. Neither such Seller nor any of his, her or its Affiliates has any Liability to pay any fees or commissions to any broker, finder, attorney, investment banker, accountant, agent or other advisor or service provider with respect to the Transactions for which Buyer or its Affiliates (including the Company Group after the Closing) could become liable or obligated.

5.6. No Legal Proceedings. There is no Claim or Order pending or, to the knowledge of such Seller, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of such Seller hereunder, and, to the knowledge of such Seller, there are no facts, events, conditions or circumstances which would reasonably be expected to give rise to any such Claim or Order or the threat of any such Claim or Order.

Article VI
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP

The Company hereby (i) acknowledges that Buyer is reasonably relying on each of the following representations and warranties in entering into this Agreement and (ii) represents and warrants to Buyer that the following representations and warranties are true and correct as of the Closing Time:

6.1. Organization; Good Standing. Each Company Group member is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of each Company Group member, as amended to date and presently in effect.

6.2. Qualification; Power. Each Company Group member is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company Group Business as now conducted or the character of the property owned or leased by such Company Group member makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect. The jurisdictions in which the members of the Company Group presently are qualified are listed opposite each such member of the Company Group on Section 6.2 of the Disclosure Letter. Each Company Group member has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted in all material respects.

6.3. Authority; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of the Company. This Agreement and each of Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance their respective terms, subject to Creditors’ Rights.

6.4. Consents; Absence of Conflicts. Except as set forth Section 6.4 of the Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Document by any Seller or any Company Group member, nor the consummation of the Transactions or compliance by any Seller or any Company Group member with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by any member of the Company Group of any rights or benefits under, impose on any member of the Company Group any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, in each case, in any material respect (with or without the giving of notice, or the passage of time or both), require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Laws or Order, (ii) the Organizational Documents of the Company Group members, or (iii) any Contract or Permit to which any member of the Company Group is a party or by which any member of the Company Group, or any of its properties or assets, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on the related Company Group Assets or any Equity Interests of any Company Group member, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Company Group Asset or any Equity Interests of any Company Group member or any existing Permit or Order of any Governmental Authority, or (d) with the passage of time, the giving of notice or the taking of any action of any third party, have any of the effects set forth in clauses (a), (b) or (c) of this Section 6.4, in each case, other than with respect to Section 6.4(a)(ii), except as would not reasonably be expected to be material, individually or in the aggregate, to the Company Group or the Company Group Business. No consents, waivers, licenses, notices, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other third party are required to be obtained or made by any Company Group member in connection with the consummation of the Transactions, except as set forth in Section 6.4 of the Disclosure Letter and as have been obtained, made or given and furnished in writing to Buyer.

6.5. Capitalization; Subsidiaries.

(a) The authorized, issued and outstanding Company Shares are as set forth in Section 6.5(a) of the Disclosure Letter. All of the issued and outstanding Company Shares are held beneficially and of record by the Sellers as listed on Section 6.5(a) of the Disclosure Letter, free and clear of any Liens (other than as set forth in the Organizational Documents of the Company or restrictions on transfer that may be imposed by applicable securities Laws). All of the outstanding Company Shares (i) have been duly authorized, (ii) are validly issued and are fully paid and non-assessable, (iii) have been issued in compliance with all applicable Laws, including securities Laws, (iv) were not issued in violation of the Organizational Documents of the Company as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which the Company is a party, and (v) were not issued in violation of, and, except as set forth in Section 6.5(a) of the Disclosure Letter, are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, warrants, call options or other similar rights of any Person, except as set forth in the Organizational Documents of the Company. As of the Closing Time and after giving effect to Article II, other than the Company Shares held by the Sellers as set forth in Section 6.5(a) of the Disclosure Letter, no Person owns any Equity Interests in the Company.

(b) The Company Equity Plan has been terminated effective as of the Closing, and as of the Closing, no options to purchase Company Shares or other equity or equity-based awards are issued, outstanding or unexercised under the Company Equity Plan. No Person has any rights to receive any Company Shares or other Equity Interests of the Company pursuant to the Company Equity Plan.

(c) Section 6.5(c) of the Disclosure Letter sets forth the following information with respect to each Company Warrant outstanding immediately before the Exercise Time: (i) the name of the holder; (ii) the date on which the Company Warrant was granted; (iii) the expiration date; (iv) the number of Company Shares or other Equity Interests subject to the Company Warrant; (v) the exercise price; (vi) the vested status and material vesting terms (to the extent not fully vested, but after giving effect to any accelerated vesting arising as a result or in anticipation of the transactions contemplated hereunder); and (vii) the form of warrant pursuant to which such Company Warrant was granted. All of such Company Warrants have been approved by the board of directors (or other governing body) of the Company in accordance with the Organizational Documents of the Company, as applicable. Immediately prior to the Closing Time and after giving effect to Article II, no Company Warrants are issued, outstanding or unexercised, other than the Company Warrants held by the US Warrantholders, which are being terminated on Closing pursuant to Section 3.8. As a result of the consummation of the transactions contemplated herein, no Company Warrants will be issued, outstanding or unexercised.

(d) Section 6.5(d) of the Disclosure Letter sets forth a true, correct and complete list of each direct or indirect Subsidiary of the Company (the “Company Subsidiaries”), the owners of such Company Subsidiary and the percentage of outstanding Equity Interests of such Company Subsidiary owned by any other Company Group member. Except as set forth in Section 6.5(d) of the Disclosure Letter, all of the outstanding Equity Interests of each of the Company Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of any Liens (other than as set forth in the Organizational Documents of such Company Subsidiary or restrictions on transfer that may be imposed by applicable securities Laws). Except as set forth in Section 6.5(d) of the Disclosure Letter, all of the outstanding Equity Interests of each Company Subsidiary (i) have been duly authorized, are validly issued and are fully paid and non-assessable, (ii) were not issued in violation of the Organizational Documents of such Company Subsidiary as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which such Company Subsidiary is a party, and (iii) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Organizational Documents of such Company Subsidiary.

(e) No member of the Company Group has any outstanding Liability or obligation under, arising out of or relating to (i) that certain Share Purchase Agreement, dated effective as of July 3, 2019, by and among the Company, Pack Energy Services Ltd. and the other parties listed on the signature pages thereto, or the transactions contemplated thereby, or (ii) the Company’s ownership (directly or indirectly) of the Equity Interests of Pack Energy Services Ltd. and its Subsidiaries, or their respective businesses, assets, operations or activities. All Liabilities and obligations of each Company Group member in respect of the foregoing have been fully and finally performed, satisfied, discharged or otherwise extinguished, and no Person has asserted or threatened any claim against any Company Group member in respect thereof.

(f) At no time during the sixty (60) month period immediately preceding the Exercise Time has more than 50% of the fair market value of the Subject Warrants been derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, or for civil law rights in, any such property, whether or not the property exists (as each such term is interpreted for purposes of the definition of taxable Canadian property in the Tax Act).

(g) Except as set forth in Section 6.5(g) of the Disclosure Letter, as of the Closing Time, (i) there are no Equity Interests of any class of any Company Group member, or any security convertible or exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which a Company Group member is a party or by which a Company Group member is bound obligating such Company Group member to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of such Company Group member or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Company Group member to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) no Company Group member has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of such Company Group member any evidences of indebtedness or assets of such Company Group member. No Company Group member is a party to any Contract for the future purchase, subscription, allotment or issue of any Equity Interests or preemptive or other outstanding rights, options, profits interests, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which such Company Group member is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, or redeem any Equity Interests, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Interests of any Company Group member.

(h) There are no outstanding obligations of any Company Group member to provide funds to or make any investment in (in either case, in the form of a loan, capital contribution, purchase of an Equity Interest (whether from the issuer or another Person) or otherwise) any other Person.

(i) There are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights) obligating any Company Group member to: (i) issue, sell, pledge, dispose of or encumber any Equity Interests in any Company Group member; (ii) redeem, purchase or acquire in any manner any Equity Interests in any Company Group member; or (iii) make any dividend or distribution of any kind with respect to any Equity Interests in any Company Group member.

(j) Except as set forth in Section 6.5(j)(i) of the Disclosure Letter, there are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting the Equity Interests in any Company Group member. Other than as set forth in the Organizational Documents of the Company Group members and the Company Shareholder Agreement and except as set forth in Section 6.5(j)(ii) of the Disclosure Letter, there are no voting trusts, proxies, or other member or similar agreements or understandings with respect to the voting, ownership or transfer of the Equity Interests of any Company Group member. As of the Closing Time, all of the Shareholders, including the Warrantholders, have executed a counterpart (or acknowledgment or joinder) to the Company Shareholder Agreement.

(k) Except as set forth in Section 6.5(k) of the Disclosure Letter, no Company Group member has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of any Company Group member on any matter.

6.6. Absence of Changes. Except as set forth in Section 6.6 of the Disclosure Letter, and as contemplated or provided for in this Agreement, since December 31, 2025:

(a) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company Group Business has been operated and maintained in the Ordinary Course of Business of the Company Group in all material respects;

(c) except for damage, destruction or loss arising in the Ordinary Course of Business (including normal wear and tear), there has not been any damage, destruction or loss to any portion of the Company Group Assets, whether covered by insurance or not, having a replacement cost of more than $500,000, individually or in the aggregate;

(d) there has been no merger or consolidation of any Company Group member with any other Person or any acquisition or disposition by any Company Group member of the Equity Interests or business of (or material portion of the assets of) any other Person, or any agreement with respect thereto, or creation of any Subsidiary of a Company Group member;

(e) there has been no (i) issuance of any Equity Interests in any Company Group member, (ii) any repurchase or redemption of any Equity Interests in any Company Group member or (iii) split, combination or reclassification of any Equity Interests in any Company Group member;

(f) there has been no declaration, setting aside or payment of any dividend on, or any other distribution with respect to, the Equity Interests in any Company Group member;

(g) there has been no borrowing of funds, agreement to borrow funds, guaranty or agreement to maintain the financial position of any Person or other incurrence of Debt by any Company Group member;

(h) no Company Group member has (i) entered into or amended any employment, consulting, change in control, retention, severance or indemnification agreement or any agreement with respect to a bonus or commission with any Key Employee or entered into or amended any employment, consulting, change in control, retention, severance or indemnification agreement or any agreement with respect to a bonus or commission with any other employee, independent contractor, officer or director of such Company group member (either individually or as a part of a class of similarly situated Persons), other than in the Ordinary Course of Business of the Company Group, (ii) incurred or entered into, or become bound by, any collective bargaining agreement or other obligation to, or Contract with, any labor union, labor organization or other representative of employees, or (iii) experienced any pending or, to the Knowledge of the Company, threatened labor dispute or union organizing activity;

(i) there has not been any material increase in the compensation (including base rate of pay, bonus targets, or commission rate) or benefits payable or to become payable to any employee, officer, manager, member, director or independent contractor of any Company Group member, other than: (i) as required pursuant to applicable Law or the terms of any Plan, the terms of which have been disclosed pursuant to Section 6.21(b), or (ii) in the Ordinary Course of Business of the Company Group, consistent with past practices;

(j) there has been no payment by any Company Group member to any director, officer, member, partner, equityholder, employee, independent contractor or holder of any Equity Interest in any Company Group member, or any Affiliate of the Company Group (whether as a loan or otherwise) except, as applicable, regular compensation, bonus, commission and usual benefits payments, in each case, in the Ordinary Course of Business of the Company Group;

(k) no Company Group member has entered into any Contract with any director, officer, member, manager, equityholder, independent contractor, partner, employee of or holder of any Equity Interest in any Company Group member or any Affiliate of the Company Group, other than employment agreements in the Ordinary Course of Business of the Company Group;

(l) the Company Group has not changed any of its accounting or Tax reporting principles, methods or policies;

(m) no Company Group member has made any change to its working capital practice, including accelerating the collection of accounts receivable, delaying the payment of accounts payable or changing cash balances of the Company Group members in deviation from the Ordinary Course of Business;

(n) the Company Group has not made, changed or rescinded any material election relating to Taxes, amended any Tax Return, surrendered any right to claim a refund of Taxes, entered into any agreement relating to Taxes (including any closing agreement or agreement to extend or waive the statute of limitations with respect to Taxes, or a tax allocation, sharing, indemnity or similar agreement), settled or compromised any Claim or liability relating to Taxes, or taken any other action that has (or could have) the effect of increasing the Tax liability of the Company Group for any Tax period (or portion thereof) beginning after the Closing Date;

(o) no Company Group member has failed to promptly pay and discharge current Liabilities when due and consistent with past practices, except where disputed in good faith by appropriate action;

(p) no Company Group member has mortgaged, pledged or subjected any asset of the Company Group to any Lien except Permitted Liens, or acquired any assets except for assets acquired in the Ordinary Course of Business of the Company Group;

(q) no Company Group member has discharged or satisfied any Lien, or paid any Liability (fixed or contingent), except in the Ordinary Course of Business of the Company Group and that, individually or in the aggregate, would not be material to the Company Group;

(r) no Company Group member has canceled or compromised any Debt or Claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business of the Company Group or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole;

(s) no Company Group member has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $200,000 in the aggregate;

(t) no Company Group member has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights or transferred, sold, assigned, permitted to lapse, abandoned, or otherwise disposed of any Intellectual Property Rights, except non-exclusive licenses granted in the Ordinary Course of Business of the Company Group;

(u) no Company Group member has instituted or settled any material Claims in excess of $100,000;

(v) no Company Group member has sold, transferred or assigned any tangible asset of the Company Group, other than (i) sales or leases of inventory in the Ordinary Course of Business of the Company Group and (ii) any sales of other assets in the Ordinary Course of Business of the Company Group for fair market value and for a purchase price of less than $250,000 in the aggregate;

(w) there has been no lapse of any Insurance Policy or Permit;

(x) no Company Group member has delayed the payment of accounts payable past the date when such obligation would have been paid in the Ordinary Course of Business of the Company Group, or accelerated the collection of Receivables in advance of when such Receivables would have been collected in the Ordinary Course of Business of the Company Group; and

(y) there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.

6.7. Real Property.

(a) No Company Group member owns legally or beneficially, nor has owned at any time legally or beneficially, any real property in fee simple and no Company Group member has any option, right of first offer, right of first refusal or other agreement, right or obligation to purchase any legal or beneficial interest in real property.

(b) Section 6.7(b) of the Disclosure Letter lists all leases, subleases, licenses of occupation, and other rights of occupancy of real property (and the legal land description (other than with respect to real property located in the United States) and municipal address of the lands covered thereby) pursuant to which any Company Group member leases, subleases, licenses, or otherwise occupies any real property for use in connection with the Company Group Business (together with any and all amendments, assignments, extensions, or supplements thereto, the “Scheduled Leases”). A true, correct and complete copy of each of the Scheduled Leases, as amended, assigned, extended or supplemented to date, has been furnished to Buyer. The Company Group member identified on Section 6.7(b) of the Disclosure Letter as the lessee, sublessee, licensee or occupant under any particular Scheduled Lease holds a valid leasehold interest created pursuant to each of the Scheduled Leases free and clear of all Liens other than Permitted Liens. Each Scheduled Lease is valid, in full force and effect and constitutes a binding obligation of the applicable Company Group member, and to the Knowledge of the Company, of the applicable landlord, sublandlord, licensor or grantor of such Scheduled Lease. There is not, under any such Scheduled Lease, any existing payment default or other material default by the Company Group member party thereto, or, to the Knowledge of the Company, by the applicable landlord, sublandlord, licensor or grantor of such Scheduled Lease. Without limiting the foregoing, no rent, additional rent, or other amounts payable by any Company Group member under any Scheduled Lease are past due or in arrears as of the date hereof. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default by any Company Group member, or to the Knowledge of the Company, the applicable landlord, sublandlord, licensor or grantor of such Scheduled Lease, under any Scheduled Lease. None of the Company Group members have received written notice of any termination, proposed termination (excluding expiration in accordance with the terms of the Scheduled Lease) or default by the applicable Company Group member under any Scheduled Lease. No Company Group member has a dispute with a third-party under any Scheduled Lease.

(c) The real property leased, subleased, licensed, or otherwise occupied pursuant to the Scheduled Leases (collectively, the “Leased Real Property”) constitutes all of the real property which is (i) currently used in connection with the ownership and operations of the Company Group, and (ii) necessary and sufficient for the continued conduct of the Company

Group Business after the Closing in substantially the same manner as conducted during the twelve (12) months prior to the date hereof. Other than the Leased Real Property, none of the Company Group members, the Sellers or any of their respective Affiliates owns or leases or otherwise uses or holds for use any real property that constitutes part of or that is used in the Company Group Business or that is necessary in connection with the ownership or operation thereof. Other than the Company Group member identified on Section 6.7(c) of the Disclosure Letter, there are no parties in possession of any portion of any Leased Real Property nor has any Company Group member granted any party the right to possess or acquire an interest in any Real Property (including without limitation, options, rights of first offer, rights of first refusal, or rights to take an assignment). Subject to the terms of the Scheduled Leases, the applicable Company Group member has full right and authority to occupy, use and operate all of the improvements located on the Leased Real Property (the “Facilities”). Solely to the extent the Facilities are obligated to be maintained by such Company Group member pursuant to the Scheduled Leases, the Facilities are being used, occupied and maintained in all material respects by such Company Group member, in accordance with all applicable Laws and Contracts (including the Scheduled Leases), except where the failure to use, occupy or maintain such improvements in accordance with the foregoing would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. Except as set out in Section 6.7(c) of the Disclosure Letter, any required certificates of occupancy, licenses, permits, authorizations, and approvals from any Governmental Authority having jurisdiction over the Facilities in connection with the occupancy and use of the Facilities by the applicable Company Group member have been issued for the Facilities and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect, except where the failure to maintain such certificates, licenses, permits, authorizations and approvals would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. No casualty loss has occurred with respect to the Facilities, except for any such casualty loss occurring after the date hereof that would not reasonably be expected to be material to the Company Group Business. There is no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar proceeding or special assessment affecting any of the Leased Real Property, nor has any Company Group member received notification that any such proceeding or assessment is being contemplated. Except as set forth in Section 6.7(c) of the Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, the Facilities, including roofs, are structurally sound and in good order and state of repair, are free from material structural and material mechanical defects and have been used by such Company Group member in the Ordinary Course of Business and remain as of the Closing Date in suitable and adequate condition for such continued use. The Company Group has not deferred any material maintenance of the Facilities in contemplation of the Transactions. To the Knowledge of the Company, all of the Leased Real Property has adequate legal access to public roads. Except as set forth on Section 6.7(c) of the Disclosure Letter, no Company Group member has assigned, transferred, conveyed, mortgaged, pledged, deed in trust or encumbered any interest in any Scheduled Lease, other than Permitted Liens. Except as set forth on Section 6.7(c) of the Disclosure Letter, there are no Contracts entered into by the applicable Company Group member relating to the management, leasing, maintenance, repair or operation of the Leased Real Property.

(d) The Company has made available to the Buyer with true, correct and complete copies of all reports of any engineers, environmental consultants or other consultants in its possession relating to any of the Leased Real Property, including the Facilities.

(e) All utilities are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Company Group Business conducted therefrom as such operations are currently conducted thereon.

(f) With respect to all of the Leased Real Property, all buildings, improvements, equipment, facilities, appurtenances and other tangible assets of the Company: (i) are located within the boundaries of the Real Property, and (ii) do not overlap or encroach upon the real property of any third parties.

(g) To the extent required by Law or by the terms of the applicable Scheduled Lease, each Company Group member has caused notice of each Scheduled Lease to be filed, registered, or recorded with the applicable land registry.

(h) No party has repudiated or terminated any Scheduled Lease, nor does any party have the existing, currently exercisable right to repudiate or terminate, any of the Scheduled Leases or any provision thereof, except pursuant to and in accordance with the terms of the Scheduled Leases.

6.8. Personal Property.

(a) Section 6.8(a) of the Disclosure Letter lists each item of equipment, tools, machinery, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by the Company Group in connection with the Company Group Business that is subject to a lease requiring annual payments in excess of $10,000 (the “Leased Equipment”).

(b) Section 6.8(b) of the Disclosure Letter lists each item of equipment, tools, machinery, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by any Company Group member in connection with the Company Group Business having a net book value of $50,000 or more, other than the Leased Equipment (the “Scheduled Personal Property”).

(c) The Leased Equipment, the Scheduled Personal Property and all other tangible personal property owned by the Company Group (together, the “Personal Property”) constitute all of the tangible personal property necessary in all material respects for the continued ownership, use and operation of the Company Group Business consistent with the practices of the Company Group as of the Closing Date. Except as set forth in Section 6.8(c) of the Disclosure Letter, each Company Group member has good, valid and marketable title, or in the case of leased Personal Property, a valid leasehold interest in, the Personal Property free and clear of all Liens except Permitted Liens, and upon the consummation of the Transactions, each Company Group member will have good and valid title to the Personal Property which is owned by such Company Group member free and clear of all Liens, except Permitted Liens. Except as set forth in Section 6.8(c) of the Disclosure Letter, each item of Personal Property is located on the Real Property or the Facilities, is on location with a customer of the Company Group in accordance with the records of the Company Group, is being held by vendors, distributors, or partners of the Company Group, or is in transit between such customer location or the Company Group’s vendor and the Real Property or the Facilities in the Ordinary Course of Business. Other than any Personal Property not currently used in the Ordinary Course of Business of the Company Group, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, each item of Personal Property owned by the Company Group is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the Ordinary Course of Business of the Company Group and remains in suitable and adequate condition for use consistent with its primary use since the Lookback Date (or later acquisition date). Except as set out in Section 6.8(c) of the Disclosure Letter, the Company Group has not deferred maintenance of any Personal Property in contemplation of the Transactions, and no material capital expenditures are required for the correction or repair of any such Personal Property.

6.9. Permits. Section 6.9 of the Disclosure Letter lists all material Permits used or held by any Company Group member in connection with the ownership of the Company Group Assets and the operation of the Company Group Business (the “Scheduled Permits”), including their respective dates of issuance and expiration. Except as set out in Section 6.9 of the Disclosure Letter, none of the Scheduled Permits will require transfer, re-issuance, amendment or modification as a consequence of the Transactions. Since the Lookback Date, each Company Group member has held and now holds, and the Scheduled Permits constitute, all material Permits necessary for the continued ownership, use and operation of the Company Group Assets and the operation of the Company Group Business as conducted, owned, used, occupied and operated or as otherwise required by Law. Except as set forth in Section 6.9 of the Disclosure Letter, the Scheduled Permits are valid and in full force and effect, and will be valid and in full force and effect immediately following the Closing. All fees and charges with respect to the Scheduled Permits as of the date hereof have been paid in full, and the Company Group is in compliance in all material respects with the terms and conditions of such Scheduled Permits. To the Knowledge of the Company, no condition (including this Agreement and the Transactions) exists and no event has occurred (whether with or without notice, lapse of time or the occurrence of any other event) that would constitute non-compliance with, or a default under, any of the Scheduled Permits or that could reasonably be expected to result in the termination, revocation, suspension, withdrawal or restriction of any such Permit or the imposition of any fine, penalty or other sanctions for violation of any requirements relating to any such Permit. No Company Group member has received notice that it is in violation of any of the terms or conditions of any Permit or of any Claims pending, or threatened, relating to the suspension, revocation, nonrenewal or modification of any Permit which is required for the operation of the Company Group Business.

6.10. Contracts.

(a) Section 6.10 of the Disclosure Letter identifies each of the following Contracts, and all amendments, restatements, modifications and supplements thereto, to which any Company Group member is a party or by which it or its properties or assets is bound (each such Contract, whether or not identified on Section 6.10 of the Disclosure Letter, a “Material Contract”):

(i) any Contract that provides for the payment by a Company Group member of more than $100,000 in any consecutive 12-month period or more than $500,000 over the remaining life of such Contract, other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than thirty (30) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination payment obligations, termination penalties, buy-back obligations or similar obligations;

(ii) any Contract that constitutes an open purchase order or other ongoing Contract relating to the sale, purchase, lease or provision by a Company Group member of goods or services in excess of $50,000 in the 12-month period following the Closing Date;

(iii) any Contract whereby a Company Group member grants any Person, or any Person grants any Company Group member, the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than thirty (30) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination restrictive covenant obligations, termination penalties, buy-back obligations or similar obligations;

(iv) any Contract that limits or purports to limit the freedom of any Company Group member to compete in any line of business or with any Person or to conduct business in any geographic location, including any Contract that contains a non-solicitation, non-competition or other similar provision;

(v) any Contract relating to the acquisition or disposition by a Company Group member of the equity or substantially all of the assets of any company or any operating business or Equity Interest of another Person (by asset sale, stock sale, merger or otherwise) entered into at any time since the Lookback Date, other than Contracts entered into in the Ordinary Course of Business;

(vi) any Contract relating to the payment of any Tax or the filing of Tax Returns;

(vii) any Contract that was entered into outside of the Ordinary Course of Business of the Company Group since December 31, 2025;

(viii) any Contract constituting a partnership, joint venture or other similar joint ownership and joint liability agreement;

(ix) any Contract (A) relating to indebtedness for borrowed money, (B) creating a capital lease obligation, (C) for the sale or factoring of Receivables, or (D) constituting a guarantee of debt of any other Person or any Contract requiring a Company Group member to maintain the financial position of any other Person;

(x) any Contract under which a Company Group member has made advances or loans to any other Person;

(xi) any outstanding agreements of guaranty, surety or indemnification (other than master services agreements entered into in the Ordinary Course of Business of the Company Group), direct or indirect, by any Company Group member, in each case where the annual obligations under such agreement are more than $500,000;

(xii) any Contract (A) pursuant to which Intellectual Property Rights are licensed to a Company Group member (other than licenses for Off-the-Shelf Software), (B) pursuant to which a Company Group member has granted a right with respect to Intellectual Property Rights other than nonexclusive licenses granted to customers of the Company Group in the Ordinary Course of Business, (C) related to the acquisition or sale of Intellectual Property Rights (other than employee invention assignments executed on the Company Group’s standard form agreement), or (D) that affects the Company Group’s ability to use or enforce any Intellectual Property Rights or arises out of any dispute related to Intellectual Property Rights (including concurrent use agreements, settlement agreements, coexistence agreements, and covenants not to sue);

(xiii) each Contract providing for the co-development of any intellectual property or any product or service of a Company Group member;

(xiv) (A) any Contract that provides for the purchase or sale of real property or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $100,000 in any 12-month period;

(xv) any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(xvi) any Contract creating a Lien on any of the Company Group Assets that will not be discharged at or prior to the Closing;

(xvii) any Contract between a Company Group member, on the one hand, and any Affiliate of such Company Group member, on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the Transactions or (B) the indemnification of such Affiliate by such Company Group member);

(xviii) any Contract dated within three (3) years from the Closing Date with a Seller or any current or former officer, director, member, manager, partner, equityholder, independent contractor, consultant or employee of any member of the Company Group or any Affiliate of the foregoing, other than offer letters, employment agreements and consulting agreements entered into in the Ordinary Course of Business on standard terms that are terminable by the applicable member of the Company Group or Affiliate at any time without advance notice or payment of severance, termination pay, or any other Liability, or terminable based on the minimum notice or pay in lieu of notice required by applicable employment standards legislation;

(xix) any Contract providing for the employment or engagement of any Person on a full-time, part-time, employment, contract, consulting or other basis providing for annual base compensation in excess of $200,000;

(xx) any Contract providing for the payment of any cash or other compensation or benefits upon or as a result of the consummation of the Transactions to any Person;

(xxi) any Contract providing for severance, change in control or other similar payments to any officer, director, manager, partner or employee of the Company Group members;

(xxii) any Contract with any labor union, labor organization, works council, or similar association or other Person representing or purporting or seeking to represent, any employee of any member of the Company Group or any other individual who provides services to the Company Group, including any collective bargaining agreements or similar organizing rights agreements;

(xxiii) any Contract between a Company Group member and any Governmental Authority or any Contract under which a Company Group member is otherwise directly or indirectly providing goods or services to or for use by a Governmental Authority (each a “Government Contract”);

(xxiv) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xxv) any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of the Company Group;

(xxvi) any Contract requiring a Company Group member to make a payment (including, without limitation, any bonus, deferred compensation, profit sharing, severance, termination, change in control, transaction, sale or other similar payment) as a result of the consummation of the Transactions, except to the extent such payment is included in and addressed as part of the provisions of this Agreement relating to Transaction Costs;

(xxvii) any Contract containing a “most favored nation” clause or similar provision;

(xxviii) any Contract with any professional employer organization, personnel staffing organization, employee leasing organization or other entity that provides personnel services or other employment-related or employee benefit-related services to any or all members of the Company Group;

(xxix) all Contracts providing for indemnity by any Company Group member to any current or former directors or officers, or to any employee with annual compensation in excess of $150,000;

(xxx) any Contract relating to any settlement of any Claim against a Company Group member or with respect to any portion of the Company Group Business since the Lookback Date involving payments in excess of $100,000 or imposing any ongoing restrictions on any Company Group member; and

(xxxi) any Contract with a Top Supplier or Top Customer; and

(xxxii) any Contract (whether or not required to be disclosed under any of the other clauses of this Section 6.10(a)) that is material to the Company Group irrespective of amount.

(b) True, correct and complete copies (including all amendments, restatements, schedules, exhibits, modifications and supplements) of each written Material Contract have been made available to Buyer, or, to the extent any of such Material Contracts are oral, Section 6.10 of the Disclosure Letter contains a description of the material terms thereof.

(c) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of such Company Group member and, to the Knowledge of the Company, any other Person party thereto, binding and enforceable against such Company Group member and, to the Knowledge of the Company, any other Person party thereto, in accordance with its terms and is not subject to any material Claims, set-offs or defenses, in each case, subject to Creditors’ Rights. Each Company Group member and, to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under any Material Contract. No Material Contract has been terminated, and neither the Company Group nor, to the Knowledge of the Company, any other Person is in breach or default in any material respect thereunder. No event has occurred that with notice or lapse of time, or both, would constitute a breach or default in any material respect by the Company Group or, to the Knowledge of the Company, any other party under any Material Contract. No party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any Material Contract. There are no Material Waivers regarding any Material Contract. The Company Group has not received any notice, nor does the Company have any Knowledge that, a counterparty to any Material Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Contract other than in the Ordinary Course of Business. Since the Lookback Date, the Company Group has not received notice regarding any actual or alleged violation or breach of, or default under any Material Contract. To the Knowledge of the Company, no facts exist which would render the performance by a party to a Material Contract of its obligations thereunder unlikely and no party to a Material Contract has claimed a force majeure with respect thereto. Since the Lookback Date, there have been no material disputes under any Material Contracts.

6.11. Intellectual Property.

(a) Section 6.11(a) of the Disclosure Letter contains a complete and accurate list of all patents, patent applications, registered industrial designs, industrial design applications, registered trademarks, trademark applications, copyright registrations, copyright applications, and Internet domain names owned or purported to be owned, in whole or in part, by the Company Group (reflecting, in each case, ownership where there is co-ownership with a Person other than a Company Group member, filing date, date of issuance or registration, jurisdiction, and registration and application numbers, as applicable) (the “Registered Intellectual Property”). Section 6.11(a) of the Disclosure Letter also contains a true, correct and complete list of all (i) material unregistered trademarks; (ii) Software; and (iii) social media accounts or handles; owned or purported to be owned, in whole or in part, by a member of the Company Group. The Registered Intellectual Property, together with (i) all other Intellectual Property Rights owned, or purported to be owned, in whole or in part, by the Company Group (collectively, “Owned Intellectual Property”); and (ii) all Intellectual Property Rights licensed pursuant to a Material Contract or for Off-the-Shelf Software other than the Owned Intellectual Property (all of the foregoing, the “Company Group Intellectual Property”) constitute all Intellectual Property Rights currently used in or material to the continued operation of the Company Group Business consistent with the practices of the Company Group Business as of the Closing Date. All Off-the-Shelf Software used or held for use in the Company Group Business is licensed from third parties and used in all respects pursuant to, and within the scope of (including within the limitations on the number of locations, installations or users) a valid license or other enforceable right and no Off-the-Shelf Software is a “bootleg” or otherwise unauthorized version or copy.

(b) The Company Group exclusively owns, and with respect to the Registered Intellectual Property is the registered owner of, all of the Owned Intellectual Property and has a valid license to use all of the other Company Group Intellectual Property currently used, material to the continued operation of, or held for use by the Company Group, free and clear of all Liens, except Permitted Liens. Except as set forth in Section 6.11(b) of the Disclosure Letter, the consummation of the Transactions shall not materially affect, diminish, or terminate the ownership or use of the Company Group Intellectual Property owned by or licensed to the Company Group, and each item of the Company Group Intellectual Property will continue to be owned by or licensed to the Company Group on identical or substantially similar terms and conditions immediately following the consummation of the Transactions as are in effect immediately prior to such consummation. The Owned Intellectual Property is subsisting, valid, and enforceable.

(c) Except as disclosed in Section 6.11(c) of the Disclosure Letter, in the last six (6) years, no Company Group member has been a party to any judicial or administrative proceeding, suit, action, claim or investigation alleging, nor has any Company Group member been notified of any Claim or allegation of, any infringement, misappropriation, dilution, or other violation of any item of the Company Group Intellectual Property or claim of unfair competition. There has been no infringement, misappropriation, dilution or other violation (or facts that are reasonably likely to give rise to an infringement, misappropriation, dilution, or other violation) by the Company Group or the Company Group Business of any Intellectual Property Rights of other Persons or a claim that any member of the Company Group has engaged in unfair competition. To the Knowledge of the Company, there has been no infringement, misappropriation, dilution or other violation or facts that are reasonably likely to give rise to an infringement, misappropriation, dilution or other violation by any other Person of any of the Owned Intellectual Property. No Owned Intellectual Property is subject to any outstanding Order, stipulation or agreement restricting the use thereof by the Company Group, and the Company Group is not a party or subject to any settlement agreement involving Intellectual Property Rights.

(d) The Company Group has taken commercially reasonable measures to protect the Owned Intellectual Property, including the confidentiality of the Trade Secrets and confidential information of the Company Group or that the Company Group is otherwise required to keep confidential. To the Knowledge of the Company, none of such confidential information or Trade Secrets have been disclosed or provided to anyone except to Persons that have executed written confidentiality agreements or are otherwise legally bound by confidentiality obligations and, to the Knowledge of the Company, no Person is in material breach of any such agreement or has otherwise misappropriated any such Trade Secret or confidential information in any material respect. Except as set out in Section 6.11(d) of the Disclosure Letter, all employees, contractors and agents of the Company Group involved in the conception, development, authoring, creation, or reduction to practice of any Intellectual Property Rights for the Company Group have executed agreements that assign such Intellectual Property Rights to the Company Group and that, if applicable, waive their moral rights. None of the Company Group’s Affiliates, nor any of the Company Group’s or any such Affiliates’ current or former equityholders, members, directors, officers or employees will, after giving effect to the Transactions, own or retain any material ownership rights in or to the Company Group Intellectual Property, or have the right to receive any material payments (including royalty payments) with respect to any of the Company Group Intellectual Property. Except as set out in Section 6.11(d) of the Disclosure Letter, to the extent any Trade Secret, confidential information or Personal Information is stored on any IT Assets, it is encrypted using commercially reasonable methods both in transit and at rest.

(e) Section 6.11(e) of the Disclosure Letter contains a list of all Proprietary Software, identifying, as applicable, ownership where there is co-ownership, and function of Software. Except for non-exclusive licenses granted by the Company Group to its customers in the Ordinary Course of Business for Proprietary Software in object code format, no Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not an employee of a Company Group. None of the Company Group members has any duty or obligation to deliver, license, or make available any Proprietary Software to any escrow agent or other Person who is not an employee of such member of the Company Group. No Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that would (i) grant or purport to grant to any Person any rights to or immunities under any of the Owned Intellectual Property; (ii) require or condition the use or distribution of any product or service of a member of the Company Group or any such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (iii) otherwise impose any limitation, restriction, or condition on the right or ability of any Company Group member to use or distribute any Proprietary Software or any product or service of a Company Group member.

(f) Except as set out in Section 6.11(f) of the Disclosure Letter, no funding, facilities, or personnel of any Governmental Authority or university, college, research institute, or other educational institute (a “Research Institution”) were used to develop or create, in whole or in part, any Owned Intellectual Property. No Research Institution set out in Section 6.11(f) of the Disclosure Letter has any ownership, license, march in rights, or other rights to any of the Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or contractor of any member of the Company Group that contributed to the creation or development of any material Owned Intellectual Property has performed any services for any Governmental Authority or any Research Institution during a period of time during which such employee, consultant or contractor was also performing services for the Company Group. No member of the Company Group is now nor has ever been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that requires or obligates such member to grant or offer to any other Person any license or right to any Owned Intellectual Property. Except as set forth in Section 6.11(f) of the Disclosure Letter, none of the Company Group has at any time entered into an agreement with another Person to conceive, reduce to practice, develop, create, modify or improve any intellectual property for or on behalf of such other Person. Except as set forth in Section 6.11(f) of the Disclosure Letter, none of the Company Group has at any time collaborated or worked with any Person to jointly conceive, reduce to practice, develop, create, modify or improve any intellectual property or to jointly create any other work.

(g) Except as set forth in Section 6.11(g) of the Disclosure Letter, (i) all statutory obligations, all document filings, and all fees, annuities and other payments which are due on or before the Closing Date for the registration, maintenance, extension or renewal of Registered Intellectual Property have been met or paid in full (and are not in any grace or extension period), and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and Canada for the purposes of maintaining Registered Intellectual Property in the United States and Canada, and (ii) except as set forth in Section 6.11(g) of the Disclosure Letter, there are no actions that must be taken by the Company Group within sixty (60) days following the Closing Date for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property as such Registered Intellectual Property exists as of Closing, in the United States or Canada, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates.

(h) Except as set forth in Section 6.11(h) of the Disclosure Letter, the Company Group owns, leases or licenses all IT Assets that are used in or material to the operations of the Company Group Business as currently conducted and all such IT assets operate and perform substantially in accordance with their documentation and functional specifications. Since the Lookback Date, there has been no failure, material substandard performance, successful denial-of-service attack or Security Breach of any IT Assets that has caused any material disruption to the Company Group Business or resulted in any unauthorized disclosure of, access to, modification or deletion of any Personal Information or material data stored on IT Assets or otherwise owned, collected or controlled by the Company Group. The Company Group maintains commercially reasonable data backup and disaster recovery plans, procedures and facilities, and, as applicable, takes commercially reasonable steps to implement and periodically test such plans and procedures.

The Company Group takes commercially reasonable actions designed to protect the integrity and security of the IT Assets and the software information stored thereon. The Company Group takes commercially reasonable actions designed to prevent, and to the Knowledge of the Company, the IT Assets do not contain, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. The Company Group has taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of its computer systems and the data stored thereon from unauthorized use, access or modification by third parties. All available security patches and updates have been applied to the IT Assets and the Company Group has commercially reasonable processes and procedures to ensure that future security patches and updates for the IT Assets will be timely made available and applied to the material IT Assets. None of the IT Assets, or Software within the Owned Intellectual Property are dependent upon Software that no longer has security updates available or that is engineered such that future security patches cannot be applied.

(i) Section 6.11(i) of the Disclosure Letter contains a true and complete list of all Generative AI Tools developed by, licensed to, or used by any member of the Company Group, excluding any general purpose Software nonexclusively licensed from a third party that is not part of a customer facing product or service and where the Generative AI Tool is an ancillary or incidental feature to the Software, such as standard office productivity suites, CRM system and payment processing platforms, including for each such Generative AI Tool: (i) a description of the Generative AI Tool’s intended purpose and the business function in which it is used; (ii) whether it is owned by or proprietary to a member of the Company Group or licensed from another Person; (iii) the applicable third party vendor or licensor; and (iv) the identification of any customer facing product or service of the Company Group incorporating or using the Generative AI Tool. All Generative AI Tools within the Owned Intellectual Property were trained only using information that was licensed for that purpose, are in compliance with all applicable Laws in all material respects, are adequately transparent and explainable, have reasonable human oversight and were adequately tested for bias. To the Knowledge of the Company, no member of the Company Group or any Person acting on its behalf has (i) used any Generative AI Tools (whether owned or controlled by such Company Group member or any other Person) in a manner that does, will, or could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any material Owned Intellectual Property, (ii) included any Personal Information, Trade Secrets (including source code) or confidential information in a Generative AI Tool where such Personal Information, Trade Secrets or confidential information could potentially be output to a user outside the Company Group or could otherwise be used to train the Generative AI Tool other than for the exclusive use of the Company Group, or (iii) used any Generative AI Tool in a manner that does not comply in any material respect with the applicable license, other Contract terms, or applicable Law.

(j) Except as set forth in Section 6.11(j) of the Disclosure Letter, the Company Group has complied in all material respects with all Contracts, binding standards (e.g. Payment Card Data Security Standards), consumer protection Laws, and Privacy Laws applicable to the Company Group regarding the Processing of Personal Information in every jurisdiction where (i) the Company Group operates, or (ii) the Company Group processes the Personal Information of individuals located in that jurisdiction (collectively the “Privacy Requirements”). The Company Group has not provided or been legally required to provide any notices to individuals or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information. Except as set forth in Section 6.11(j) of the Disclosure Letter, the Company Group has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected or possessed by it or on its behalf from and against unauthorized access, use or disclosure. The Company Group members are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws relating to advertising and marketing. Except as set forth in Section 6.11(j) of the Disclosure Letter, the Company Group does not store any Personal Information on any of the IT Assets and does not sell, transfer, or disclose any Personal Information to any customers or to any other Person (other than solely for Processing such Personal Information on behalf of the Company Group). No member of the Company Group is required to register, whether as a data broker or otherwise, with a Governmental Authority under any Privacy Law. Except as set forth in Section 6.11(j) of the Disclosure Letter, the Company Group has implemented and is in compliance in all material respects with written policies relating to Processing Personal Information that include a publicly posted website privacy policy, and a written information security program designed to be sufficient under the Privacy Requirements. Since the Lookback Date, the Company Group has taken commercially reasonable steps, including implementing commercially reasonable administrative, physical, and technical safeguards and precautions, to protect all Personal Information, prevent any Security Breaches of the IT Assets, and prevent any unauthorized access, disclosure, use, deletion, or modification of Personal Information on the IT Assets or within the possession, custody or control of the Company Group. To the extent that any Person carries out Processing of Personal Information on behalf of the Company Group, the Company Group has a written Contract with such Person requiring them to comply with the Privacy Requirements.

6.12. Accounts Receivable and Accounts Payable.

(a) Except as disclosed in Section 6.12(a) of the Disclosure Letter, each of the Receivables arose from bona-fide transactions in the Ordinary Course of Business of the Company Group, is reflected properly on the Books and Records, is current and represents the genuine, bona fide, valid and legally enforceable obligation of the account debtor (subject only to Creditors’ Rights) and no contra account, set off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice or permitted pursuant to the applicable Contract) has been asserted or, to the Knowledge of the Company, is threatened by any of the account debtors of such Receivables. Any reserve for bad debts shown on the Company Financial Statements or, with respect to Receivables arising after the date of the Company Interim Balance Sheet, on the accounting records of the Company Group have been determined in accordance with Canadian GAAP consistently applied. The Company Group has good and valid title to the Receivables free and clear of all Liens except Permitted Liens and no agreement for deduction, free services or goods, discounts or other deferred price or quantity adjustments have been made with respect to such Receivables. No goods or services, the sale or provision of which gave rise to any Receivables, have been returned or rejected to the Company Group by any account debtor or lost or damaged prior to receipt thereby. Except as set out in Section 6.12(a) of the Disclosure

Letter, since the Lookback Date, the Company Group has not written off any Receivables as uncollectible.

(b) All accounts payable of the Company Group (i) reflected in the Company Financial Statements are the result of bona fide transactions in the Ordinary Course of Business of the Company Group and (ii) arising after the date of the Company Financial Statements are the result of bona fide transactions in the Ordinary Course of Business of the Company Group. Except as set forth in Section 6.12(b) of the Disclosure Letter, the Company Group members do not have any accounts payable in excess of $10,000 individually or $100,000 in the aggregate owing to any Seller or any of their Affiliates, or any director, officer or employee of the Company Group (other than routine expense reimbursements and compensation payable in the Ordinary Course of Business).

6.13. Brokers’ Fees; Expenses.

(a) None of the Company Group members nor any of their respective Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which Buyer or its Affiliates (including the Company Group after the Closing) could become liable or obligated, except as provided in this Agreement for Transaction Costs. For the avoidance of doubt, any Liabilities to pay any fees or commissions to any brokers, finders, or agents with respect of the Transactions (other than Liabilities incurred by the Buyer or its Affiliates) for which Buyer or its Affiliates (including the Company Group after the Closing) could become liable or obligated, will be the responsibility of the Sellers, either directly or via the provisions of this Agreement relating to the payment of Transaction Costs at Closing.

(b) Other than the Transaction Costs set forth in the Estimated Closing Statement or that otherwise are included in the Final Closing Statement (when the same is final and binding pursuant to Section 3.3(d)), the Company Group does not have any Liability to pay any fees or expenses of attorneys or legal counsel, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale of the Company Group in general, and there is no basis for any hearing, charge, complaint or Claim against the Company Group or any of its Affiliates giving rise to Liability associated therewith.

6.14. Company Financial Statements.

(a) Attached to Section 6.14(a) of the Disclosure Letter are copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries, including the Company Group members, at December 31, 2024, and December 31, 2025, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the year then ended (collectively, the “Company Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2026 (the “Company Interim Balance Sheet”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the eight (8)-month period then ended (together with the Company Interim Balance Sheet, the “Company Interim Financial Statements”). The Company Annual Financial Statements and the Company Interim Financial Statements are referred to collectively as the “Company Financial Statements”. Except as set forth in Section 6.14(a) of the Disclosure Letter, the Company Financial Statements (including any related notes thereto) (i) have been prepared in conformity in all material respects with Canadian GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the assets, liabilities, financial condition and results of operations of the Company Group as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Company Interim Financial Statements, to normal and recurring year-end audit adjustments and accruals (which adjustments and accruals are not, individually or in the aggregate, reasonably expected to be material) and to the absence of notes and other textual disclosure required by Canadian GAAP (that, if presented, would not differ materially from those presented in the Company Annual Financial Statements), and (iii) are correct and complete in all material respects, and are consistent in all material respects with the accounting Books and Records of the Company Group (which Books and Records are correct and complete in all material respects). Except as set forth in Section 6.14(a) of the Disclosure Letter, there are no material off-balance sheet transactions, arrangements, obligations, or relationships involving or attributable to the Company Group. Since December 31, 2025, the Company Group has not made any material changes in its accounting policies, methods, principles or practices, except as required by applicable Laws or Canadian GAAP.

(b) No member of the Company Group has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Debt of any other Person (other than another member of the Company Group).

(c) No member of the Company Group has entered into any transactions involving the use of special purpose entities for any off balance sheet activity other than as specifically described in the Company Financial Statements. The Company Financial Statements were derived from the Books and Records, and the Company Group maintains a system of internal controls and procedures over financial reporting that is designed to provide reasonable assurance (i) that transactions are recorded as necessary in order to permit preparation of financial statements in accordance with Canadian GAAP, (ii) that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company Group Assets in reasonable detail, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company Group Assets that could have a material effect on the Company Financial Statements. The Company Group has not, since the Lookback Date, identified or been made aware of (i) any illegal act, fraud or corporate misappropriation, that is material in amount, that involves any employee or member of management of any member of the Company Group, (ii) any material weakness or deficiency in the design or operation of internal controls and procedures over financial reporting of the Company Group, or (iii) any material Claim or allegation regarding any of the foregoing.

6.15. No Undisclosed Liabilities. No member of the Company Group has any Liability that is material, individually or in the aggregate, and, to the Knowledge of the Company, there is no basis for any present or future hearing, charge, complaint, or Claim against any Company Group member that would reasonably be expected to give rise to any material Liability, other than (a) Liabilities specifically accrued for or reflected or reserved against in the Company Interim Balance Sheet, (b) Liabilities which have arisen after the date of the Company Interim Balance Sheet in the Ordinary Course of Business of the Company Group (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Laws), (iii) Liabilities incurred in the calculation of the Purchase Price; or (iv) Liabilities set forth in Section 6.15 of the Disclosure Letter.

6.16. Taxes. Except as set forth in Section 6.16 of the Disclosure Letter:

(a) All income, franchise and all other material Tax Returns required to be filed by or with respect to any member of the Company Group have been duly and timely filed (after giving effect to any applicable extensions) with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects.

(b) All income, franchise and all other material Taxes required to be paid by the Company Group (or for which the Company Group may be liable) on or prior to the Closing Date have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return.

(c) All material Tax withholding, remittance and deposit obligations imposed on or with respect to the Company Group or its employees (or for which the Company Group may otherwise be liable), including all amounts required by the Tax Act, sales and use Taxes and in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, have been duly withheld and collected and have been paid to the appropriate Governmental Authority and, where applicable, all Forms W-2 and 1099 (or corresponding or similar forms under non-U.S. Law) required with respect thereto have been properly completed and filed and requirements to obtain and retain exemption certificates and other certifications from customers with respect thereto have been satisfied in full.

(d) There are no Liens (other than Permitted Liens) on any of the Company Group Assets or the Shares that are attributable to any Tax liability.

(e) There are no Claims pending against the Company Group for any unpaid Taxes, and no assessment, deficiency or adjustment with respect to Taxes has been asserted, or proposed or threatened in writing, with respect to the Company Group.

(f) No Tax audits, examination or other administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Company Group.

(g) True, correct and complete copies of all income, franchise and all other material Tax Returns filed by any member of the Company Group during the past three (3) taxable years or periods, and all audit, examination reports, statements of deficiencies, and all correspondence between any member of the Company Group and a Governmental Authority relating to such Tax Returns or Taxes due have been made available to Buyer.

(h) There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to the Company Group. Except as may be set forth in Section 6.16(h) of the Disclosure Letter, no member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return, which extension is in effect as of the date hereof and will be in effect beyond the Closing Date other than in the case of the U.S. Subsidiaries, as a result of an automatic extension to extend the time for filing any Tax Return obtained in the Ordinary Course of Business.

(i) No member of the Company Group is a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person, and no member of the Company Group is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by such member with respect to any amount of Taxes of any other Person (in each case excluding this Agreement and agreements and contractual obligations entered into in the Ordinary Course of Business of the Company Group and the primary purpose of which does not relate to Taxes). No member of the Company Group (i) has ever been a member of any Consolidated Group or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. law), as a transferee or successor, by Contract, or otherwise.

(j) No Claim has ever been made by a Governmental Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns or pay Taxes that such member of the Company Group is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

(k) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(l) No member of the Company Group nor any predecessor thereof has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) or engaged in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4 (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. Law. No member of the Company Group has entered into or been contractually obligated to enter in to a “reportable transaction” within the meaning of section 237.3 of the Tax Act or “notifiable transaction” within the meaning of section 237.4 of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada including any transaction subject to the mandatory disclosure rules under the Taxation Act (Quebec).

(m) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any member of the Company Group.

(n) No member of the Company Group has any material property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment or unclaimed property Law.

(o) All of the Company Group Assets have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date, and no portion of the Company Group Assets constitutes omitted property for property Tax purposes.

(p) None of the Company Group Assets consists, or has ever consisted of, any interest in any entity that is treated for U.S. federal (or any applicable U.S. state or local) income tax purposes as a partnership, or is, or has ever been, subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (or corresponding provision of U.S. state or local or non-U.S. Law).

(q) Each of the Company, LSI Canada, LSES US, and LS US is, and has been since the date of its formation, properly treated as a corporation for U.S. federal (and applicable U.S. state and local) income tax purposes, and LS Oman has made no election to change its treatment or classification for such purposes.

(r) Each member of the Company Group is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or Order of a taxing authority, and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or Order.

(s) No member of the Company Group has, pursuant to the CARES Act (or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or IRS Notice 2020-65), (i) deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act), or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (iii) sought (nor has any Affiliate that would be aggregated with the Company Group and treated as one employer for purposes of Section 2301 of the CARES Act) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(t) No member of the Company Group is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(u) No member of the Company Group is or owns, directly, indirectly or constructively, any interest in, (i) a “controlled foreign corporation” as defined under Section 957 of the Code with respect to which such member is a “U.S. shareholder” within the meaning of Section 951(b) of the Code, or (ii) a “passive foreign investment company” as defined under Section 1297 of the Code.

(v) No member of the Company Group is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence. All payments by, to or among the Company and its Subsidiaries and any Affiliates thereof materially comply with all applicable transfer pricing requirements imposed by any Governmental Authority.

(w) No member of the Company Group has distributed the stock of another corporation, or has had its stock distributed by another corporation, in a transaction (or series of related transactions) that was governed, or purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code (or any corresponding provision of U.S. state, local or non-U.S. Law) during the prior two (2) years.

(x) Where applicable, each member of the Company Group that is required to be registered for purposes of the Excise Tax Act (Canada) has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST and provincial or other sales or value-added taxes in accordance with applicable Law. All input tax credits, refunds, rebates and similar adjustments of Taxes claimed by each member of the Company Group has been validly claimed and correctly calculated as required by applicable Law, and each such corporation has retained all documentation prescribed by applicable Law to support such claims. Where applicable, each member of the Company Group (i) has obtained all required information and documentation to support any zero-rating treatment of its supplies, and (ii) has been furnished with valid exemption certificates or their equivalent and has retained all such records and supporting documents in the manner required by applicable Law.

(y) The terms and conditions made or imposed in respect of every transaction (or series of transactions) between a member of the Company Group that is a “taxpayer” for purposes of the Tax Act and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with such member for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act. Each such member of the Company Group has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) through (c) of the Tax Act with respect to all material transactions between it and any non-resident of Canada with whom it was not dealing at arm’s length for purposes of the Tax Act.

(z) Where applicable, each member of the Company Group has maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under the Tax Act, the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including Laws relating to sales and use Taxes.

(aa) Without limiting the generality of Section 6.16(i), no member of the Company Group has entered into any agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3), 127(13) to (17), 127(20) or 125(3) of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(bb) There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to any member of the Company Group of sections 17, 78, 79, 79.1, 80 to 80.04, or 160 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(cc) Neither the Company nor LSI Canada has made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid on any class of shares of its capital.

(dd) Neither the Company nor LSI Canada has made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in such corporation’s capital dividend account (as defined in the Tax Act) at the time of such election.

(ee) At no time during the sixty (60) month period immediately preceding the date hereof has more than 50% of the fair market value of the Shares, the Interests of LSES US, the Interests of U.S. Subsidiary, or the Interests of LS Oman been derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, or for civil law rights in, any such property, whether or not the property exists (as each such term is interpreted for purposes of the definition of taxable Canadian property in the Tax Act).

(ff) No member of the Company Group that is resident in Canada for purposes of the Tax Act has made an “investment” for purposes of section 212.3 of the Tax Act in a corporation that is a “foreign affiliate” of such member for purposes of the Tax Act.

(gg) No member of the Company Group has claimed or received an amount in respect of a Tax credit, refund, rebate, government grant or subsidy, overpayment or similar adjustment of Taxes to which it is not fully entitled, and each such member has retained all documentation prescribed by applicable Law and in accordance with applicable Law to support any claims for such amounts.

(hh) Each Company stock option held by an Optionholder who, at the time of the grant of such Company stock option was a director, officer or employee of the Company Group who performed, or primarily performed, such Optionholder’s services in Canada, was granted in circumstances in which paragraphs 7(1.1)(a) through (c) of the Tax Act applied

(ii) Each Company Warrant held by a Warrantholder who, at the time of the grant of such Company Warrant was a director, officer or employee of the Company Group who performed, or primarily performed, such Warrantholder’s services in Canada, was granted in circumstances in which paragraphs 7(1.1)(a) through (c) of the Tax Act applied.

(jj) For the avoidance of doubt, no representation or warranty is made in this Section 6.16 regarding the existence or amount of any net operating loss, capital loss, Tax basis or other Tax attributes of any member of the Company Group available in any Post-Closing Tax Period, or the ability of Buyer to use such amounts, in a taxable period (or portion thereof) beginning after the Closing Date.

6.17. Inventory. Each member of the Company Group owns its inventory free and clear of all Liens except Permitted Liens. Except as disclosed in Section 6.17 of the Disclosure Letter, none of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Except as disclosed in Section 6.17 of the Disclosure Letter, such inventory (a) was acquired for sale in the Ordinary Course of Business of the Company Group, (b) is in good and saleable condition and is not obsolete or damaged in any material respect, except to the extent reflected in reserves set forth in the Company Interim Balance Sheet, and (c) is properly reflected in the Books and Records at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with Canadian GAAP consistently applied with the Company Group’s past practices. Except as disclosed in Section 6.17 of the Disclosure Letter, none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement. Except as disclosed in Section 6.17 of the Disclosure Letter, since December 31, 2025, the Company Group has purchased and replaced inventory in the Ordinary Course of Business of the Company Group, and the quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company Group. The inventory of the Company Group is sufficient in all material respects for the purposes for which it was provided or manufactured and is reasonable in kind and amount in light of the needs of the Company Group Business as presently conducted. The inventory of the Company Group (other than inventory in-transit) is located at the locations set forth in Section 6.17 of the Disclosure Letter.

6.18. Litigation. Except as set forth in Section 6.18 of the Disclosure Letter, there are, and at all times since the Lookback Date there have been, no Claims or Orders pending or, to the Knowledge of the Company, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against any member of the Company Group, and, to the Knowledge of Company, there are no facts or circumstances that would reasonably be expected to result in any such Claims or Orders against, with respect to, or in connection with, any member of the Company Group, the Company Group Business or the Company Group Assets, and no member of the Company Group is subject to any outstanding Order of any Governmental Authority or arbitrator that would reasonably be expected to be material to the Company Group. There is no Claim or Order pending or, to the Knowledge of the Company, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of the Company hereunder, and, to the Knowledge of the Company, there are no facts, events, conditions or circumstances which would reasonably be expected to give rise to any such Claim or Order or the threat of any such Claim or Order. None of the matters set forth in Section 6.18 of the Disclosure Letter, if determined adversely to the applicable Company Group members after taking into account insurance and/or reserves established in the Company Financial Statements for such matter, would have, individually or in the aggregate, a material effect on the Company Group.

6.19. Product and Service Warranty.

(a) Except as set forth in Section 6.19(a) of the Disclosure Letter, each product leased, delivered, installed, manufactured or sold since the Lookback Date, and each service performed by the Company Group for any Top Customer since the Lookback Date, has complied with and conformed to all applicable Laws, contractual commitments and all express and implied warranties of the Company Group, in each case, in all material respects. Except as set forth in Section 6.19(a) of the Disclosure Letter, no product leased, delivered, installed, manufactured or sold, nor any service performed, by the Company Group is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the standard terms and conditions of the provision of services, or sale or lease of products. Except as set forth in Section 6.19(a) of the Disclosure Letter, no member of the Company Group is subject to provisions with respect to liquidated damages or consequential, special or similar damages. Section 6.19(a) of the Disclosure Letter includes copies of the standard terms and conditions of the provision of services, or sale or lease of products for the Company Group (containing applicable guaranty, warranty and similar Liability indemnity provisions). Section 6.19(a) of the Disclosure Letter identifies any warranty Claim asserted since the Lookback Date from which the Company Group has incurred costs in excess of $100,000 per claim. All material claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of the Company, threatened against the Company Group are listed or described in Section 6.19(a) of the Disclosure Letter. As of the date hereof, there are no material claims pending or, to the Knowledge of the Company, threatened, involving (i) a service provided or a product designed, manufactured, serviced, produced, modified, distributed, or sold by or on behalf of the Company Group relating to an alleged defect in design, manufacture, materials or workmanship, performance, or alleged failure to warn, or an alleged breach of any guarantee or representation or warranty, in each case that would reasonably be expected to result in Losses in excess of $250,000 per Loss or (ii) other than in the Ordinary Course of Business of the Company Group, any return or replacement of a product sold by the Company Group (whether or not defective), and, in the case of clauses (i) and (ii), to the Knowledge of the Company, no fact, event, condition or circumstance exists that would reasonably be expected to give rise to any such Claim, other than in the Ordinary Course of Business of the Company Group.

(b) Except as set forth in Section 6.19(b) of the Disclosure Letter, other than in the event of gross negligence or willful misconduct of the Company Group, no member of the Company Group is required to indemnify any Top Customer, such Top Customer’s employees, such Top Customer’s contractors (other than any member of the Company Group), or such Top Customer’s contractors’ employees (except for employees of the Company Group) (with respect to each Top Customer, collectively, “Top Customer Group”) from any material claim brought by or on behalf of any member of such Top Customer Group alleging personal injury, bodily injury, illness, or death of any member of such Top Customer Group, or that results from physical damage, loss, or loss of use of any tangible property of Top Customer Group, and which arises out of, relates to, or is connected with the work performed by the Company Group for such Top Customer.

(c) Except as set forth in Section 6.19(c) of the Disclosure Letter, each product leased, delivered, installed, manufactured or sold by any Top Supplier to the Company Group since the Lookback Date, and each service performed by any Top Supplier for the Company Group since the Lookback Date, has complied with and conformed to all applicable Laws, contractual commitments and all applicable warranties of such Top Supplier. Section 6.19(c) of the Disclosure Letter includes copies of any standard terms and conditions of lease, delivery, installation or sale for the products and services of each Top Supplier to the Company Group (containing applicable guaranty, warranty and indemnity provisions).

(d) Except as set forth in Section 6.19(d) of the Disclosure Letter, each sub-contractor engaged by any member of the Company Group to provide services to any customer for consideration in excess of $50,000 per year has (i) assumed from such member of the Company Group all of the Liabilities that such member of the Company Group has assumed from the customer in the underlying service Contract that relate to the work to be performed by the sub-contractor or (ii) agreed to indemnify, hold harmless, and defend such member of the Company Group from all Liabilities in the underlying service Contract that relate to the work to be performed by the sub-contractor to the same extent such member of the Company Group is obliged to the customer in respect thereof.

6.20. Employees; Employee Relations.

(a) Section 6.20(a) of the Disclosure Letter identifies for the Company Group the following (and the Company has made available to Buyer a version of Section 6.20(a) of the Disclosure Letter that includes the first and last name of each employee and individual identified therein):

(i) for each employee who provides services to the Company Group, his or her (A) job title, employing entity, job location (city, state/province, and country), original hire date, service date, age, total bonus or commissions, if any, paid or payable for the calendar years 2025 and 2024 and bonus or commission eligibility for the calendar year 2026, and for any employee of a U.S. Subsidiary, status as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”), (B) accrued and unused vacation (and any other paid time off) as of August 31, 2026, (C) current base rate of pay (annualized salary or hourly wage rate, as applicable) and other compensation (including bonus, incentive, commission, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible), (D) leave status (including type of leave, leave start date and expected return date), (E) details of any applicable visa (including type of visa, dates of validity, and sponsoring entity) or other work permit, (F) details of any co-employment relationship and (G) whether he or she is subject to an employment, consulting, non-competition, non-solicitation, severance, retention, bonus, change of control, termination pay or similar Contract;

(ii) any increase, other than in the Ordinary Course of Business, scheduled to become effective after the Closing Date in the total compensation or rate of total compensation (including bonus, commission, profit-sharing, pension benefits and other compensation) payable to any employee or contractor of the Company Group by the applicable member of the Company Group;

(iii) all presently outstanding loans and advances made by any member of the Company Group to, or made to any member of the Company Group by, any manager, director, officer, employee or contractor of the applicable member of the Company Group;

(iv) the name of each member, manager, director and officer of each member of the Company Group (including the title of any officer); and

(v) the name and, if applicable, the entity through which he or she provides services, general description of services performed, compensation arrangement and service terms, and location (city, state/province, and country) of any individual providing services to the Company Group as an independent contractor. The individuals set forth in Section 6.20(a) of the Disclosure Letter represent the entirety of the individuals who, through employment or engagement, provide services to or for the Company Group.

(b) Except for amounts incurred subsequent to the date of the Company Interim Balance Sheet and not yet payable in the Ordinary Course of Business of the Company Group as of the Closing Date, all wages, bonuses, commissions, overtime and other compensation, if any, due and payable as of the Closing Date (or at any time since the Lookback Date) to all present and former employees and contractors of the Company Group have been paid in full to such employees and contractors prior to the Closing. The compensation and benefits (including vacation and other paid time off benefits) paid, payable or provided with respect to all employees and contractors of the Company Group have been reflected in the Company Financial Statements for the periods covered thereby. Except as set forth in Section 6.20(b) of the Disclosure Letter, as of the Closing Date, no current or former employee of any member of the Company Group is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits.

(c) The Company Group is not a party to, nor has it ever been bound by, the terms of any labor or collective bargaining agreement or any other Contract with any labor union, labor organization, works council, or other representative of employees, and no such agreements are being negotiated. There are no labor disputes existing or, to the Knowledge of the Company, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees, and the Company Group has not experienced any such labor disputes since the Lookback Date. No unfair labor practice charge, grievance, complaint, or other legal action arising out of any collective bargaining agreement or employment or labor relationship with any member of the Company Group exists or is, to the Knowledge of the Company, threatened, and has not existed or been threatened since the Lookback Date. No employee of any Company Group member is represented by any labor union, labor organization, works council, or other representative of employees. To the Knowledge of the Company, there is no question concerning representation as to any collective bargaining representative concerning any employee of any member of the Company Group and no labor union or representative thereof claims to or is seeking, or has, since the Lookback Date sought, to represent any such employees.

(d) The Company Group has made available to Buyer true, correct, up-to-date and complete copies of all Contracts with employees and independent contractors of the Company Group, including all written employment agreements with Key Employees, as well as handbooks and any other material policies, procedures or rules which may apply to any person employed or engaged by a member of the Company Group.

(e) Except as set out in Section 6.20(e) of the Disclosure Letter, all of the individuals who are receiving remuneration for work or services provided to any member of the Company Group and who are not employees are properly characterized as independent contractors and are not likely to be characterized by any Governmental Authority as employees.

(f) Since January 1, 2026, except as set forth in Section 6.20(f) of the Disclosure Letter, no member of the Company Group has paid nor will it be required to pay any retention, bonus, fee, distribution, change of control, severance, remuneration or other compensation, in excess of $5,000, to any Person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out in Section 6.20(f) of the Disclosure Letter).

(g) Except as set forth in Section 6.20(g) of the Disclosure Letter, (i) to the Knowledge of the Company, there are no facts that would indicate, and no member of the Company Group has received written or, to the Knowledge of the Company, oral notice, that any employee will not continue in his or her employment or engagement with the applicable member of the Company Group following the Closing and (ii) to the Knowledge of the Company, no member of the Company Group is a party to any employment, consulting, non-compete, non-solicit, severance, retention, bonus, change of control, termination pay or similar Contract with any Person, either express or implied, or currently negotiating, and does not have, any outstanding offer with respect to, any such Contract.

(h) Except as set forth in Section 6.20(h) of the Disclosure Letter, (i) no material Claims, charges, complaints, grievances or similar actions exist and since the Lookback Date, none have been commenced with respect to the Company Group under any Laws affecting or relating to the employment relationship, and, to the Knowledge of the Company, no such material Claims, charges, complaints, grievances or similar actions are currently or have been since the Lookback Date threatened under any such Laws, (ii) the Company Group is not and, since the Lookback Date, has not been subject to any Order or settlement with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to Claims of discrimination or other Claims in respect of employment or labor practices and policies (including practices relating to human rights, discrimination, retaliation, wage payments, hours of work, overtime payments, recordkeeping, employee classification, labor relations, workers’ compensation, occupational health and safety, privacy, whistleblowing, retaliation and immigration) and (iii) no Governmental Authority has, since the Lookback Date, issued an Order or finding with respect to the labor and employment practices (including practices relating to human rights, discrimination, retaliation, wage payments, hours of work, overtime payments, recordkeeping, employee classification, labor relations, workers’ compensation, occupational health and safety, privacy, whistleblowing, retaliation and immigration) of the Company Group. Since the Lookback Date, the Company Group has investigated all human rights, sexual harassment, or other discrimination, retaliation, or policy violation allegations of which any member of the Company Group is aware. With respect to each such allegation with potential merit, the Company Group has taken corrective action that is reasonably calculated to prevent further improper action. No member of the Company Group is a federal government contractor or subcontractor or, to the Knowledge of the Company, subject to the requirements of Executive Order 11246.

(i) Except as set out in Section 6.20(i) of the Disclosure Letter, the Company Group is and has since the Lookback Date been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including employment and employment practices, terms and conditions of employment, wages and hours, overtime payments, FLSA, recordkeeping, employee classification, human rights, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal employment opportunity, immigration and citizenship (including proper completion, processing, and retention of Forms I-9 for all U.S. employees), work authorization and status, leaves of absence, workers’ compensation, labor relations, unemployment compensation, employee privacy, occupational health and safety, severance, termination or discharge, whistleblowing, retaliation, collective bargaining, the payment of employee welfare and retirement and other Taxes, and the full payment of all required social security contributions and Taxes, and the Company Group is not in violation of any Laws concerning engagement of independent contractors. Each employee of each member of the Company Group is authorized to work in each jurisdiction in which he or she performs services for such member of the Company Group. Except as set out in Section 6.20(i) of the Disclosure Letter, each Person who is currently, or since the Lookback Date has been, classified by any Company Group member as an independent contractor or consultant has been properly classified under all applicable Laws. Each Person who is currently, or since the Lookback Date has been employed by any U.S. Subsidiary has been properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state Laws.

(j) With respect to employees of the U.S. Subsidiaries, the Company Group is and has at all times been in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), there has not been a “mass layoff” or “plant closing” (as defined by the WARN Act and any similar state, local or foreign Law) with respect to the Company Group at any time within the six (6) months preceding the Closing Date, and no member of the Company Group has taken any action that would, following the Closing, require notification of any of the current or former employees of the Company Group pursuant to the provisions of the WARN Act or that would cause any member of the Company Group to have liability thereunder. The Company Group has provided a true, correct, and complete list of the names, locations, and reasons for all involuntary terminations of employment or engagement, as applicable, since the Lookback Date.

(k) No Company Group member currently uses the services of an unpaid intern or unpaid volunteer, nor has any Company Group member utilized such services since the Lookback Date. There is no entity with whom any member of the Company Group could be considered a joint employer.

(l) No Company Group member employs or engages any Person in violation of any restrictive covenant, non-compete agreement, non-solicitation agreement or confidentiality agreement to which such employee or independent contractor or consultant is a party.

(m) All current premiums or assessments under applicable workers’ compensation Laws that relate to the Company Group have been paid or accrued, and no Company Group member has been subject to any specialty or penalty assessment under such Laws which has not been paid.

(n) There are no outstanding inspection orders made under applicable occupational health and safety Laws relating to any Company Group member. Since the Lookback Date, there have been no fatalities or potentially serious incidents which have occurred in the course of the operation of the Company Group Business which might lead to charges under applicable occupational health and safety Laws. To the Knowledge of the Company, there are no materials present in the business, exposure to which may result in an occupational disease as defined in applicable occupational health and safety Laws. Each Company Group member has complied in all respects with any Orders issued under applicable occupational health and safety Laws and has no prior convictions under any applicable occupational health and safety Laws.

6.21. Employee Benefit Matters.

(a) Section 6.21(a) of the Disclosure Letter includes a true, correct and complete list of each of the following (collectively referred to as the “Plans”, and individually referred to as a “Plan”), whether written or not, that is sponsored, maintained or contributed to or by the Company or any ERISA Affiliates of the Company or for which the Company has any liability or obligation (actual or contingent), for the benefit of any employee, former employee, director, officer or other service provider (or their respective dependents or beneficiaries):

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation, arrangement, policy or program, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, employee loan, executive compensation, supplemental unemployment benefit or supplemental income arrangement, pension, retirement, fringe benefit, excess benefit, profit-sharing, expense reimbursement, savings, paid-time-off, cafeteria, health, medical, dental, drug, welfare, group insurance, flexible spending account, tuition assistance, change in control or transaction bonus plan or agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 6.21(a)(i).

(b) The Company has furnished to Buyer true, correct and complete copies of each of the Plans set forth in Section 6.21(b) of the Disclosure Letter, and related trusts and services agreements, if applicable, including all amendments thereto. The Company has also furnished to Buyer, with respect to each Plan set forth in Section 6.21(b) of the Disclosure Letter and to the extent applicable: (i) the three most recent annual or other reports filed with each Governmental Authority and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description (including all summaries of material modification thereto), scheme booklet and all material announcements, (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Laws, (v) copies of all material nonroutine notices, letters or other correspondence from any Governmental Authority since the Lookback Date, (vi) Forms 1094-C and 1095-C for the three previous calendar years and (vii) any documents that provide for indemnification of the fiduciaries of any Plan or such fiduciaries’ financial advisors in connection with any Plan.

(c) Except as set forth in Section 6.21(c) of the Disclosure Letter, neither the Company Group nor any ERISA Affiliates of the Company Group maintains, sponsors, participates in, contributes to nor has any obligation to contribute to, or has, since the Lookback Date, contributed to or had an obligation to contribute to (including by reason at any time being considered a single employer under Section 414 of the Code with any Person), a Plan that is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) a defined benefit plan within the meaning of Section 3(35) of ERISA or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, or (iv) a multiple employer plan within the meaning of Section 413(c) of the Code or Section 210 of ERISA. Except as provided on Section 6.21(c) of the Disclosure Letter, no Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(d) Except as set forth in Section 6.21(d) of the Disclosure Letter, as of the Closing Date:

(i) each member of the Company Group and its ERISA Affiliates have performed, in all material respects, all obligations, whether arising by operation of any Law or by contract, required to be performed by it in connection with the Plans, and to the Knowledge of the Company there have been no defaults or violations by any other party to the Plans;

(ii) (A) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner in all material respects, (B) each Plan has been documented, operated and administered in material compliance with its governing documents and applicable Laws, and (C) each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in material compliance with such Section or an exemption therefrom, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under such Section;

(iii) each Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination, advisory or opinion letter as to its qualification upon which the Company or its ERISA Affiliate can rely and no event has occurred or circumstances exist that would reasonably be expected to result in the loss of the tax-qualified status of any such Plan or the tax-exempt status of a related trust;

(iv) each Plan has been maintained, funded and administered in all material respects in accordance with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code;

(v) there are no Claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or their assets;

(vi) all contributions, premiums, and other payments currently required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable Laws have been timely made in all material respects;

(vii) to the Knowledge of the Company, no act, omission or transaction has occurred which would result in imposition on the Company Group, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(viii) neither the Company nor any of its ERISA Affiliates have received notice that there are any matters pending or threatened in connection with any of the Plans before any Governmental Authority;

(ix) none of the Company nor its ERISA Affiliates have breached, and to the Knowledge of the Company, no other Person has breached, a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA;

(x) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan;

(xi) no Plan provides, and neither the Company nor any ERISA Affiliate has an obligation to provide, post-employment health, life or other welfare benefits, other than (A) as required under Section 4980B of the Code or any similar applicable Law or for which the covered individual pays the full cost of coverage or (B) to the minimum extent required by applicable employment standards Laws in Canada;

(xii) except as required pursuant to this Agreement, the Company has no commitment, intention or understanding to create any new Plan or to modify or terminate any current Plan, except for such modifications as may be required to comply with applicable Law;

(xiii) the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require the Company Group to make a larger contribution to or pay greater compensation, payments or benefits under, any Plan or under any Contract listed in Section 6.20(g) of the Disclosure Letter than they otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Plan or under any Contract listed in Section 6.20(g) of the Disclosure Letter, (C) result in any forgiveness of indebtedness, forfeiture, or obligation to fund benefits under any Plan or similar arrangement, or (D) result in or require a retroactive increase in premiums or payments under any Plan; and

(xiv) no employer other than a member of the Company Group is eligible to participate as an employer in any of the Plan.

(e) Except as set forth on Section 6.21(e) of the Disclosure Letter, the Company Group is not a party to any Contract, nor has it established any policy or practice, requiring it to make a material payment or provide any other material form of compensation or benefit to any Person performing services for the Company Group upon termination of such services that would not be payable or provided in the absence of the consummation of the Transactions.

(f) Except as set forth in Section 6.21(f) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, alone, or in combination with any other event, will result in payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Plans or under any Contract listed in Section 6.20(d) which could result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. The Company has furnished to Buyer copies of (i) any Section 280G calculations prepared with respect to the Transactions contemplated by this Agreement, and (ii) any waiver agreements, disclosure statements and equity holder consents which demonstrate one or more employees or service providers, the Company, and the applicable equity holders have participated in a waiver and approval process which complied with Section 280G(b)(5)(B) of the Code.

(g) Except as listed in Section 6.21(g) of the Disclosure Letter, each Plan, including any related service or investment contract, may be unilaterally amended or terminated in its entirety without material liability or penalty, except as to benefits accrued thereunder prior to such amendment or termination (other than ordinary administrative expenses typically incurred in a termination event) after the Closing Date in accordance with its terms.

(h) Each Plan that is a “group health plan” within the meaning of Section 733(a)(1) of ERISA is currently and has been in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject any Company Group or any Plan to penalties or excise taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Healthcare Reform Laws (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable).

(i) The Company Group does not sponsor, maintain or contribute to (i) a “registered pension plan” within the meaning of subsection 248(1) of the Tax Act, (ii) a “retirement compensation arrangement” within the meaning of subsection 248(1) of the Tax Act, or (iii) an “employee life and health trust” within the meaning of subsection 248(1) of the Tax Act. No Plan is intended to be, or has ever been found or alleged by a Governmental Authority to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

(j) Except as set out in Section 6.21(j) of the Disclosure Letter, each individual who provides or has provided services to the Company Group is or has been, as applicable, properly classified as an employee or independent contractor under applicable Law for purposes of all matters relating to the Plans, including, without limitation, eligibility to participate and compliance with applicable Tax withholding and reporting requirements.

6.22. Environmental Matters.

(a) Compliance. Except as set forth in Section 6.22(a) of the Disclosure Letter, the Company Group, its Affiliates, the Sellers, the Company Group Business and the ownership and operation of the Company Group Assets are and have been in compliance with all Environmental Laws and Environmental Authorizations in all material respects and, to the Knowledge of the Company, no facts, events, circumstances or conditions exist involving the

Company Group, the Company Group Business, the Company Group Assets, or the Leased Real Property that could adversely affect such continued compliance in all material respects with Environmental Laws and Environmental Authorizations or require currently unbudgeted material capital expenditures to achieve or maintain such continued compliance in all material respects with Environmental Laws and Environmental Authorizations.

(b) Authorizations. Except as set forth in Section 6.22(b) of the Disclosure Letter, (i) all Environmental Authorizations required for operating the Company Group Business and the Company Group Assets as they are currently being operated are set forth in Section 6.22(b) of the Disclosure Letter, have been duly obtained, and are currently in full force and effect, (ii) no additional Environmental Authorizations are required for the consummation of the Transactions or are required to be obtained by any member of the Company Group as of the Closing Date based upon the operations of the Company Group as of the Closing Date, and (iii) none of the Company Group members nor any of their Affiliates has received any notice that there are, or, to the Knowledge of the Company, may exist, any facts, events, conditions or circumstances pursuant to which, (A) any such existing Environmental Authorizations of any Company Group member will be revoked, suspended, cancelled, or adversely modified, (B) any application currently pending or to be made prior to the Closing Date for any new Environmental Authorizations will be protested, denied, or issued on terms and conditions that are adverse to the applicable Company Group Business, or (C) any renewal of any existing Environmental Authorizations will be protested, denied, or issued on terms and conditions that are materially adverse to the applicable Company Group Business.

(c) Claims or Notices. Except as set forth in Section 6.22(c) of the Disclosure Letter, there are no Claims pending or, to the Knowledge of the Company, threatened under any Environmental Law against any member of the Company Group, any of their Affiliates or the Company Group Business or any of the Company Group Assets, and no member of the Company Group nor any of their Affiliates has otherwise received notice from any Governmental Authority or other Person of alleged violation of, non-compliance with, or Environmental Liabilities under, any Environmental Law with respect to the Company Group Business or the Company Group Assets.

(d) Environmental Liabilities. Except as set forth in Section 6.22(d) of the Disclosure Letter, there are no current or, to the Knowledge of the Company and to the extent occurring within the relevant time periods specified under all applicable statutes of limitations, past facts, events, circumstances, or conditions with respect to the Company Group Business or any of the Company Group Assets that could reasonably be expected to form the basis for assertion of any material Environmental Liabilities against any owner or operator of the Company Group Business or any of the Company Group Assets.

(e) Liabilities of Other Persons. Except as set forth in Section 6.22(e) of the Disclosure Letter, no member of the Company Group is providing a guarantee regarding or is otherwise subject to any Environmental Liabilities of another Person, or is subject to an outstanding indemnity with respect to any Environmental Liabilities relating to Environmental Laws, except for ordinary and routine environmental indemnities in Contracts entered into in the

Ordinary Course of Business of the Company Group, where the primary purpose of such Contract is not to assume, discharge or resolve Environmental Liabilities.

(f) Releases. Except as set forth in Section 6.22(f) of the Disclosure Letter, the Company Group has not caused any Release of Hazardous Materials in violation of Environmental Laws in any material respect or that could reasonably cause material Environmental Liabilities, and Hazardous Materials are not present at, on, or under any Company Group Assets or the Leased Real Property except in compliance with Environmental Laws in all material respects and in a manner, form, amount or condition that would not result in material Environmental Liabilities. To the Knowledge of the Company, there have been no operations of the Company Group, its Affiliates or any Predecessor for which any investigatory, remedial, monitoring, restoration or other actions required by any Governmental Authority under Environmental Laws have not been performed and completed to the satisfaction of all applicable Governmental Authorities and in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of the Company, there is no asbestos, polychlorinated biphenyls or urea formaldehyde contained in or forming part of any equipment, property, building, building component, structure or office space included among the Company Group Assets or located on the Leased Real Property.

(g) Offsite Release. Except as set forth in Section 6.22(g) of the Disclosure Letter, no member of the Company Group nor any of their Affiliates has received any written notice asserting alleged Environmental Liabilities related to investigatory, remedial, monitoring, restoration or other actions at any real property other than the Leased Real Property, where the Company Group or its Affiliates or any Predecessor caused a Release of Hazardous Material or transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of the Company, there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice or the incurrence of such Environmental Liabilities.

(h) Exposure. Except as set forth in Section 6.22(h) of the Disclosure Letter, to the Knowledge of the Company, there has been no exposure of any Person or property to Hazardous Material caused by the Company Group Business, at the Leased Real Property or in connection with the operations of any Company Group member that has resulted or would reasonably be expected to result in a material claim for Environmental Liabilities.

(i) Liens. Except as set forth in Section 6.22(i) of the Disclosure Letter, none of the Company Group Assets is subject to any Lien imposed by or arising under any Environmental Laws, and there are no Claims pending or, to the Knowledge of the Company, threatened for imposition of any such Lien and, to the Knowledge of the Company, there is no basis for any such Lien or Claim.

(j) Underground Storage Tanks. Except as set forth in Section 6.22(j) of the Disclosure Letter, there are no underground storage tanks present at the Leased Real Property or owned or operated by a Company Group member and there are no formerly operated underground storage tanks that were operated by any Predecessor at the Leased Real Property which have since been permanently removed from service.

(k) Environmental Documents. Except as set forth in Section 6.22(k) of the Disclosure Letter, the Company has furnished to Buyer complete and accurate copies of all Environmental Authorizations, and all material environmental audits, assessments, reports, studies, analyses and correspondence (including all correspondence from Governmental Authorities) pertaining to environmental matters since the Lookback Date (including any alleged non-compliance with any Environmental Laws, any alleged exposure to Hazardous Materials, or any Release or threatened Release of Hazardous Materials at the Leased Real Property or for which a Company Group member is allegedly responsible) that are in a Seller’s or the Company Group’s possession or control.

6.23. Powers of Attorney. Except as disclosed in Section 6.23 of the Disclosure Letter, the Company Group has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person for any purpose whatsoever.

6.24. Bank Accounts. Section 6.24 of the Disclosure Letter sets forth the account numbers and names of each bank, broker or other depository institution at which the Company Group members maintain a depository account, including the authorized signatories thereof.

6.25. Insurance. Section 6.25 of the Disclosure Letter sets forth a true, correct and complete list of all policies, binders, and insurance contracts under which a Company Group member, the Company Group Business or any of the Company Group Assets is insured (the “Insurance Policies”). No Company Group member has received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are legal, valid, binding and enforceable and in full force and effect in accordance with their terms and the Company is not in breach or default with respect to its obligations under the Insurance Policies (including with respect to payment of premiums). All premiums due under the Insurance Policies and payable have been paid, and no member of the Company Group has received notice of cancellation, non-renewal, disallowance or material reduction in coverage with respect to any Insurance Policy. The members of the Company Group maintain, and have maintained at all times since the Lookback Date, insurance against Liabilities, Claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry in the jurisdictions in which the Company Group operates. The Company Group members are, and have been since the Lookback Date, in compliance in all material respects with all insurance requirements under applicable Laws and any Contacts. No insurance has been refused with respect to any operations, properties or assets of the Company Group nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance since the Lookback Date. Section 6.25 of the Disclosure Letter sets forth a summary of the loss experience under each Insurance Policy for the past three (3) years. There are currently no material Claims pending under any Insurance Policy as to which coverage has been denied or disputed by the insurers of such Insurance Policy and all known Claims under any such Insurance Policy have been reported. Any material action pending against any member of the Company Group that is covered by such Insurance Policy has been properly reported to the applicable insurer. With respect to any Insurance Policy, all deductible, or self insured retention amounts, as applicable, are, to the Knowledge of the Company, commercially reasonable. Except as set out in Section 6.25 of the Disclosure Letter, no Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of any member of the Company Group. The members of the Company Group and the Company Group

Assets are insured in amounts no less than as required by Law or any Contract to which any member of the Company Group is party and the Company Group Assets are insured to full replacement cost value

6.26. Books and Records. All Books and Records are located at the premises of the Company Group Business to which such Books and Records primarily relate, have been maintained in accordance in all material respects with applicable Laws, comprise all of the Books and Records relating to the Company Group’s ownership and operation of the Company Group Business and the Company Group Assets and accurately present and reflect in all material respects on a basis consistent with past periods and throughout the periods involved (a) all the transactions and actions of the Company Group required to be reflected therein and (b) the financial position of the Company Group. No member of the Company Group has received any advice or notification from its independent certified public accountants that the Company Group has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting, in any material respects, in the Books and Records any properties, assets, Liabilities, revenues or expenses in accordance with past practices. True, correct and complete copies of all Books and Records have been made available to Buyer.

6.27. Condition and Sufficiency of Assets of the Company Group Business. Except as set forth in Section 6.27 of the Disclosure Letter, at and following the Closing, the Company Group Assets (a) will constitute all of the assets necessary to permit each member of the Company Group to carry on the Company Group Business in all material respects in substantially the same manner as presently conducted and (b) constitute all of the material assets of the Company Group and its Affiliates presently used in the Company Group Business. No other Person owns any material asset that is necessary for the conduct of the Company Group Business as presently conducted. The material tangible Company Group Assets are in good operating condition and repair, reasonable wear and tear excepted (if they constitute tangible personal property), and are adequate in all material respects for the uses to which they are being put, and none of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal property included in the Company Group Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

6.28. Debt. Except for the Debt of the Company Group included in the calculation of the Net Debt Amount and set forth in Section 6.28 of the Disclosure Letter, the Company Group does not have any Debt, and there is no Debt related to or associated with the Company Group Assets or the Company Group Business.

6.29. Customers and Suppliers.

(a) Section 6.29(a)(i) of the Disclosure Letter accurately sets forth (i) the top ten (10) customers of the Company Group for fiscal year 2025 and the 7-month period ended July 31, 2026 (based on aggregate consideration paid to the Company Group for goods or services rendered during such period) (the customers required to be listed on Section 6.29(a)(i) of the Disclosure Letter, collectively, “Top Customers”); and (ii) the amount of consideration invoiced to each Top Customer during such period. Except as set forth in Section 6.29(a)(i) of the Disclosure Letter, since December 31, 2025, no Top Customer has terminated, cancelled, delayed, deferred or otherwise materially and adversely modified the amount, pricing, frequency, scope or terms of the business such Top Customer conducts with the Company Group. The Company Group is not engaged in any dispute with any Top Customer and has not received any oral or written notice of, nor does the Company have any Knowledge of a reasonable basis for, any such dispute. Except as set forth in Section 6.29(a)(ii) of the Disclosure Letter, (A) the Company Group is in material compliance with and not in breach of any Contract with any Top Customer, (B) all Top Customers continue to be customers of the applicable member of the Company Group, (C) no Top Customer has ceased to use its goods or services or to otherwise terminate, materially and adversely modify or materially reduce its relationship with the Company Group (and none of the members of the Company Group have received any oral or written notice that any of its Top Customers intends to do so), and (D) no Top Customer has communicated to the Company Group, orally or in writing, that it has not passed such Top Customer’s audit. To the Knowledge of the Company, there is no reason to believe that the consummation of the Transactions is reasonably likely to have a material and adverse effect on the business relationship of the Company Group with any Top Customer.

(b) Section 6.29(b)(i) of the Disclosure Letter sets forth (i) the top ten (10) suppliers of the Company Group for fiscal year 2025 and the 7-month period ended July 31, 2026 (based on consideration paid by the Company Group for goods or services rendered during such period) (the suppliers required to be listed on Section 6.29(b)(i) of the Disclosure Letter, collectively, “Top Suppliers”); and (ii) the amount of purchases from each Top Supplier during such period. Since December 31, 2025, no Top Supplier has terminated, cancelled, delayed, deferred or otherwise materially and adversely modified the amount, pricing, frequency, scope or terms of the business such Top Supplier conducts with the Company Group. The Company Group is not engaged in any material dispute with any Top Supplier and has not received any oral or written notice of, nor does the Company have any Knowledge of a reasonable basis for, any such dispute. Except as set forth in Section 6.29(b)(ii) of the Disclosure Letter, (A) the Company Group is in material compliance with and not in breach of any Contract with any Top Supplier, (B) all Top Suppliers continue to be suppliers of the applicable member of the Company Group, and (C) no Top Supplier has ceased to supply goods or services to such member of the Company Group or otherwise terminated, materially and adversely modified or materially reduced its relationship with any member of the Company Group (and none of the members of the Company Group have received any oral or written notice that any of its Top Suppliers intends to do so). To the Knowledge of the Company, there is no reason to believe that the consummation of the Transactions is reasonably likely to have a material and adverse effect on the business relationship of the Company Group with any Top Supplier.

(c) Since December 31, 2025, the Company Group has not experienced any shortages of supplies or other disruptions to its supply chains that has materially impacted the Company Group Business, and the Company Group has not received any notice from any Top Supplier of any current or potential shortage of supplies or other disruptions to its supply chains that would reasonably be expected to materially impact the Company Group Business.

6.30. Compliance with Laws.

(a) Each of the Company Group members is and since the Lookback Date has been in material compliance with all Laws applicable to such Company Group member, its properties or assets or the operation of the Company Group Business, and no notice, request for information, demand letter, administrative inquiry, or formal or informal complaint or charge has been received by any Company Group member or, to the Knowledge of the Company, threatened against any Company Group member alleging any material non-compliance with any such Laws by any of the Company Group members or any of their respective officers, directors, managers, members, employees, or service providers. Each of the Company Group members maintains adequate internal controls and has implemented and maintains policies and procedures to detect and prevent any material misconduct or violations of Laws.

(b) Except as set forth in Section 6.30(b) of the Disclosure Letter, since the Lookback Date, no Company Group member has entered into or been subject to any Order or complaint with respect to any aspect of the Company Group Business or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or Claim from any Governmental Authority arising out of or relating to any material failure to comply with any Law, and no formal investigation or review related to the material failure to comply with any Law by any Company Group member is being conducted by any commission, board, Governmental Authority or other Person, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened.

(c) Except as set forth in Section 6.30(c) of the Disclosure Letter, since the Lookback Date, there has not been any Claim or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company Group policy relating to the foregoing, in each case involving any member of the Company Group, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Knowledge of the Company has any such Claim been threatened.

6.31. Affiliate Transactions. Except as set forth in Section 6.31 of the Disclosure Letter, other than the Transaction Documents, no member of the Company Group nor any of its respective directors, officers, shareholders or employees (nor any members of such director’s, executive officer’s or employee’s immediate family, being such person’s spouse, parents, children, siblings, mothers- and fathers- in law, sons- and daughters- in-law, and brothers- and sisters- in law) (a) is a party to any Contract with, or is providing or receiving services from any Company Group member (other than (i) any applicable Contracts related to an officer’s, director’s or employee’s employment with a Company Group member or an Affiliate of the Company Group, (ii) Contracts exclusively between or among Company Group members), and (iii) Contracts entered into in the Ordinary Course of Business on arms’-length terms, (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any property or right, tangible or intangible, that is used by any Company Group member in the conduct of the Company Group Business, (c) owns of record or as a beneficial owner, any equity interest of five percent (5%) or greater in a Person that has ongoing material business dealings or a material financial interest in any service transaction with a Company Group member or (d) is indebted to any Company Group member (each, an “Affiliate Transaction”). None of the Receivables or the accounts payable of the Company Group are with any director, officer, shareholder or employee of a Company Group member or any Affiliate of a Company Group member.

6.32. Improper Payment Laws and International Trade Controls.

(a) Since the Lookback Date, none of any Company Group member, any of their Affiliates, directors, officers, or employees, or, to the knowledge of the Company, any of their representatives acting on behalf of the Company Group: (i) has violated any material Improper Payment Laws, or (ii) has provided, offered or promised to provide, or authorized the provision of, (A) any bribe, facilitating payment, rebate, payoff, influence payment, kickback or any other payment or thing of value, or retained any funds or thing of value, in violation of any Law, or (B) anything of value, directly or indirectly, to any Government Official, for purposes of inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty, or securing any improper advantage, in order to assist the Company Group or any of its Affiliates in obtaining or retaining business.

(b) Since the Lookback Date, no Company Group member or any of their Affiliates has maintained any off-the-books or improperly recorded funds or accounts or engaged in any off-the-books or improperly recorded or improperly authorized transactions.

(c) None of the Sellers, any Company Group member, or any of their Affiliates, directors, officers, or employees, is, or, since April 24, 2019, has been, a Sanctioned Person.

(d) Since April 24, 2019, no Company Group member or any of their Affiliates has (i) conducted any transactions or dealings, directly or indirectly, with or otherwise involving any Sanctioned Person or Sanctioned Jurisdiction, or (ii) violated or been involved in any violation of Sanctions.

(e) Since the Lookback Date, no Company Group member or any of their Affiliates has violated or been involved in any violation of International Trade Controls. Since the Lookback Date, each Company Group member and each of their Affiliates has timely assessed, declared, and paid all applicable tariffs, customs duties, fees, and charges imposed by any Governmental Authority.

(f) None of any Company Group member, any of their Affiliates, or any other Person acting on their behalf, has: (i) received any notice or communication from any Person (including without limitation any Governmental Authority) that alleges or otherwise involves a potential violation of any Improper Payment Laws, Sanctions, or International Trade Controls, or requests information in connection with any such potential violation, (ii) been involved in any government-led or internal investigation involving any potential violation of any Improper Payment Laws, Sanctions, or International Trade Controls, or (iii) made any voluntary disclosure to any Governmental Authority with respect to any potential violation of any Improper Payment Laws, Sanctions, or International Trade Controls.

(g) The Company Group has in place reasonably designed and implemented policies, procedures, and internal controls to promote compliance with all applicable Improper Payment Laws, Sanctions, and International Trade Controls.

(h) No Company Group member or any of their Affiliates: (i) holds or is a party to or otherwise covered by any license or other authorization under International Trade Controls, except as set out in Section 6.32(h) of the Disclosure Letter, (ii) is registered under the U.S.

International Traffic in Arms Regulations (“ITAR”), or (iii) is registered in the Canadian Controlled Goods Program.

(i) None of the Sellers, any Company Group member, or any of their Affiliates (i) is a “Covered Foreign Person,” as defined in the regulations (at 31 C.F.R. § 850.101 et seq.) administered and enforced, together with any related public guidance issued, by the United States Department of the Treasury (the “Outbound Investment Rules”), or (ii) otherwise engages in any activity that would cause Buyer to be prohibited by the Outbound Investment Rules from performing under this Agreement, or cause Buyer to be required to file a notification under the Outbound Investment Rules in connection with its performance under this Agreement.

6.33. Government Contracts. Except as disclosed in Section 6.33 of the Disclosure Letter, the Company Group does not have a Contract with any Governmental Authority or under which a Company Group member is otherwise directly or indirectly providing goods or services to or for use by a Governmental Authority.

6.34. Bankruptcy. No Act of Bankruptcy has occurred with respect to the Company Group. As used herein, “Act of Bankruptcy” means if a Company Group member shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Federal Bankruptcy Code (as now or hereafter in effect) or (i) take any entity action for the purpose of effecting any of the foregoing.

6.35. Competition Act.The Company and all of its Affiliates do not have assets in Canada with an aggregate value in excess of $200,000,000; nor do the Company and all of its Affiliates have gross revenues from sales in, from or into Canada in excess of $200,000,000.

Article VII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers that the following representations and warranties are true and correct as of the date hereof:

7.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Alberta.

7.2. Qualification; Power. Except as would not reasonably be expected to materially impair Buyer’s ability to perform its obligations under each Transaction Document to which Buyer is a party, Buyer is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business as now conducted or the character or location of the property owned or leased by it makes such qualification necessary. Buyer has all requisite power and authority to own all of its properties and assets and to carry on its business as currently conducted.

7.3. Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly approved by all action necessary on behalf of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by Buyer at Closing have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights.

7.4. Consents; Absence of Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor the consummation of the Transactions or compliance by Buyer with any of the provisions hereof or thereof, will (a) contravene, violate or breach the terms of, cause a default under, conflict with, result in the loss by Buyer of any rights or benefits under, impose on Buyer any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel (with or without the giving of notice, or the passage of time or both), require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Laws or Order, (ii) the Organizational Documents of Buyer, (iii) any material Contract to which Buyer is a party or by which Buyer, or any of Buyer’s properties, is bound, or (b) with the passage of time, the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a) of this Section 7.4, in each case, other than with respect to Section 7.4(a)(ii), except as would not materially impair or delay Buyer’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the Transactions. No consents, waivers, licenses, notices, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other third party are required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by the Buyer and the consummation of the Transactions.

7.5. Brokers’ Fees. Neither Buyer nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, investment banker, financial advisor, or agent with respect of the Transactions for which the Sellers could become liable or obligated.

7.6. No Legal Proceedings. Except as would not have a material adverse effect on Buyer’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents, no legal proceedings are pending or, to the knowledge of Buyer, threatened to restrain (or which would have the effect of so restraining) Buyer’s entry into, performance of, compliance with and enforcement of any of the obligations of Buyer hereunder, and, to the knowledge of Buyer, there are no facts, events, conditions or circumstances which could reasonably be expected to give rise to any such Claim or Order or the threat of any such Claim or Order.

7.7. Investment Purpose. Buyer is acquiring the Company Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Company Shares have not been registered under any securities laws of any jurisdiction, and that the Company Shares may not be transferred or sold except pursuant to an applicable exemption therefrom. Buyer is able to bear the economic risk of holding the Company Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer is purchasing the Company Shares as principal and is an “accredited investor” within the meaning of Canadian National Instrument 45-106 “Prospectus Exemptions”.

7.8. Residency. Buyer is not a non-resident of Canada for purposes of the Tax Act.

7.9. Competition Act. The Buyer and all of its Affiliates do not have assets in Canada with an aggregate value in excess of $50,000,000; nor do the Buyer and all of its Affiliates have gross revenues from sales in, from or into Canada in excess of $50,000,000.

Article VIII
COVENANTS

8.1. Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Part(ies) shall (and in the case of Buyer, Buyer shall and shall cause the Company Group to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions (including cooperating with the other Party to obtain any consent, approval or authorization necessary or desirable to preserve for the Company Group any rights or benefits under any Contract to which the Company Group is a party or with respect to which any of the Company Group Assets are bound that was not obtained prior to the Closing) or to vest, perfect or confirm ownership by Buyer of the Company Shares.

8.2. Confidentiality. Each Seller (severally but not jointly nor jointly and severally or with respect to any other Seller) acknowledges and agrees that on and after the Closing Date any facts, information, know-how, processes, Trade Secrets, customer lists or confidential matters that relate in any way to the Company Group Business or the terms of this Agreement (the “Confidential Information”) will be maintained in confidence and will not be divulged by such Seller and his, her or its Affiliates to any Person, except to the extent that: (a) such Confidential Information is or becomes available to the public other than as a result of a disclosure by such Seller or his, her or its Affiliates in breach of this Section 8.2; (b) such Confidential Information is lawfully acquired by such Seller or his, her or its Affiliates on a nonconfidential basis from and after the Closing; provided, that the source of such Confidential Information was not known by such Seller or his, her or its Affiliates to be prohibited from disclosing such Confidential Information by a legal, contractual or fiduciary obligation; (c) if such Seller is a director, officer, employee or independent contractor of Flowco Holdings Inc. or any of its subsidiaries (including Buyer or any member of the Company Group), such Confidential Information is required to be disclosed in the proper conduct of such Seller’s employment or engagement in furtherance of the businesses of Flowco Holdings Inc. or any of its subsidiaries (including Buyer and its Affiliates); (d) such Confidential Information is required to be disclosed under applicable Law, including in Tax Returns; (e) such Confidential Information is required to be disclosed in any legal, administrative or arbitral process or proceeding or by any court order or regulatory or administrative body or governmental authority, including in connection with any Tax audit or in any Tax Return; (f) such Confidential Information is disclosed to such Seller’s legal, tax, financial or other advisors who need to know such information for purposes of negotiating and implementing (and/or to enforce or defend any right, remedy or claim relating to) the Transactions, including this Agreement and the Transaction Documents and are bound by a confidentiality obligation to such Seller; or (g) such Confidential Information is disclosed to the direct or indirect partners or equity holders (and their advisors), directors, officers, employees and representatives of such Seller (or to ARC Financial Corp., placement agents, financial advisors and existing and potential investors into other existing and proposed private equity or venture capital funds advised by ARC Financial Corp.) who have a reason to know such information, have been advised of the confidential nature of such information and have agreed to keep such Confidential Information confidential in accordance with this Section 8.2 or are otherwise bound by confidentiality obligations to such Seller (or ARC Financial Corp. or an Affiliate thereof) to keep such Confidential Information confidential. If any such Seller or his, her or its Affiliates is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of applicable Law, such Seller or his, her or its Affiliate or representative, as applicable, shall, to the extent legally permissible and practicable under the circumstances, promptly notify Buyer in writing and shall disclose only that portion of such Confidential Information which such Seller or his, her or its Affiliate or representative, as applicable, is advised by its counsel is required to be disclosed; provided that such Seller or his, her or its Affiliate or representative, as applicable, shall use commercially reasonable efforts to cooperate with Buyer for Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at Buyer’s sole expense. Nothing in this Agreement is intended to interfere with any such Seller’s right to report possible violations of applicable Law to any Governmental Authority, or to make other disclosures that are protected under applicable whistleblower Laws.

8.3. Tax Matters.

(a) Tax Returns.

(i) The Company shall, or shall cause the Company Group to, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company Group that are first due (taking into account applicable extensions) on or before the Closing Date (the “Company Prepared Returns”). All of the Company Prepared Returns shall be prepared in a manner that is consistent with the prior practice of the

Company Group, except as otherwise required by applicable Law. The Company shall pay or cause to be paid all Taxes shown as due on the Company Prepared Returns.

(ii) Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Canadian federal Tax Returns and U.S. federal income Tax Returns of the Company Group for Pre-Closing Tax Periods that are first due after the Closing Date, including the Canadian federal income Tax Returns of the Company and LSI Canada for the taxable year ending on or immediately before the Closing Date (the “Buyer Prepared Returns”). All of the Buyer Prepared Returns shall be prepared in a manner that is consistent with the prior practice of the Company Group, except as otherwise required by applicable Law. The Company shall pay or cause to be paid all Taxes shown as due on the Buyer Prepared Returns. Buyer shall, reasonably in advance of the due date (taking into account any applicable extensions) of each Buyer Prepared Return (which in the case of any income Tax Return, shall not be less than thirty (30) days prior to such due date), deliver a draft of any such Buyer Prepared Return (together with all supporting documentation and workpapers) to the Equityholder Representative for its review and comment. Buyer will cause such Buyer Prepared Return (as revised to incorporate the Equityholder Representative’s comments, to the extent reasonable and consistent with applicable Law or pursuant to the terms of this Agreement) to be timely filed. The Buyer shall be entitled, in its discretion, to make an election under subsection 256(9) of the Tax Act in respect of the taxation years of the Company and LSI Canada ending as a consequence of the acquisition of control of the Company and LSI Canada by the Buyer.

(i) The Parties agree that this Section 8.3(a) is intended to solely address the timing and manner in which certain Company Group Tax Returns and Taxes shown thereon are paid to the applicable Governmental Authority, and nothing in this Section 8.3(a) shall be interpreted as altering the manner in which Taxes are allocated to and economically borne by the Parties.

(b) Tax Cooperation. Each Party will cooperate (and will cause its Affiliates to cooperate) fully as and to the extent reasonably requested by any other Party in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any audit, inquiry, examination, assessment, reassessment, determination, objection, appeal, litigation or other proceeding, whether pending, proposed or threatened with respect to Taxes of the Company Group (each a “Tax Proceeding”). Such cooperation will include, in each case only to the extent reasonably required in connection with a Tax Proceeding: (i) the provision, in hard copy and electronic forms, of any Tax Returns of the Company Group, Books and Records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Governmental Authorities with respect to the Company Group, in each case that are within such Party’s possession; (ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any member of the Company Group, or the filing of a Tax Return or a refund claim of the Parties or their respective subsidiaries; (iii) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax matter relating to the Company Group; (iv) making employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not materially interfere with the ordinary business operations of such Party; and (v) retaining or causing to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession with respect to Taxes or Tax Returns of the Company Group for a Pre-Closing Tax Period, including all such electronic records, in all cases until ninety (90) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents; provided that a Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents; provided, further, the Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained; provided, further, that no Party shall be required to provide its or any of its Affiliates’ (other than any Company Group member’s) Tax Returns, any documentation or information that belongs exclusively to such party or any of its Affiliates (other than any Company Group member) or that was prepared by or for any Seller in connection with or related to its investment in or ownership of Equity Interests in the Company Group. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting any Tax Proceeding or as may otherwise be necessary to enforce the provisions of this Agreement.

(c) Tax Proceedings. If a claim shall be made by any Governmental Authority, that, if successful, could reasonably be expected to result in a payment by the Sellers to Buyer (including a reduction in the Final Cash Consideration or a Claim against the Indemnity Escrow Amount):

(i) Buyer shall promptly (and in any case no later than ten (10) days after Buyer or any of its Affiliates receives written notice of such claim from the applicable Governmental Authority) notify the Equityholder Representative in writing (a “Tax Notice”) of such claim (a “Tax Claim”); provided, however, that the failure to provide such Tax Notice within such ten (10)-day period shall not release the Sellers from any of their obligations under this Agreement except to the extent the Sellers are prejudiced by such failure.

(ii) With respect to any Tax Claim for any (i) Tax period ending on or prior to the Closing Date and (ii) Straddle Period where the majority of the Taxes for such Straddle Period are allocable to the Sellers under this Agreement (each, a “Pre-Closing Tax Claim”), the Equityholder Representative shall have the right, subject to Section 9.4(g) and at the Sellers’ sole expense, to control and conduct all proceedings and negotiations in connection with such Pre-Closing Tax Claim (including selection of counsel), and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Pre-Closing Tax Claim in any permissible manner; provided that, if the Equityholder Representative elects, in its sole discretion, to control and conduct the proceedings and negotiations in connection with any Pre-Closing Tax Claim, the Equityholder Representative shall, within ten (10) days of receipt of a Tax Notice with respect to such Pre-Closing Tax Claim, notify Buyer in writing of its intention to control and conduct the proceedings and negotiations in connection with such Pre-Closing Tax Claim, which notification shall set forth the Sellers’ agreement to bear (whether by means of a reduction in the Final Cash Consideration or a Claim against the Indemnity Escrow Amount) all Losses arising from the Pre-Closing Tax Claim; provided, further, that the Equityholder Representative shall not settle or abandon any Pre-Closing Tax Claim that it timely and properly elects to control and conduct pursuant to this Section 8.3(c) without Buyer’s consent (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, if the Equityholder Representative elects to pay the Tax claimed and sue for a refund, then the Equityholder Representative shall be solely responsible for paying such Tax claimed and neither Buyer nor any of its Affiliates (including, after the Closing, any member of the Company Group) shall have any obligation to pay any portion of such Tax. Buyer or its designee shall have the right to participate on a reasonable basis in such proceedings and negotiations in connection with any Pre-Closing Tax Claim that the Equityholder Representative timely and properly elects to conduct and control pursuant to this Section 8.3(c) (including with counsel of its choice), at its sole expense, and the Equityholder Representative shall reasonably cooperate with Buyer and its accountants and other representatives in connection with such participation. In the case of any proceedings and negotiations in connection with any Pre-Closing Tax Claim that the Equityholder Representative does not timely and properly elect to conduct and control pursuant to this Section 8.3(c), Buyer may control, or cause its designee to control, and conduct such proceedings and negotiations in such manner as it may deem appropriate, and the Equityholder Representative shall have the right to participate in such proceedings and negotiations (including with counsel of their choice), at the Sellers’ sole expense, and Buyer shall reasonably cooperate with the Equityholder Representative and his accountants and other representatives in connection with such participation; provided that Buyer shall not settle or abandon any such Tax Claim without the Equityholder Representative’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(iii) Subject to the foregoing Sections 8.3(c)(i) and 8.3(c)(ii) and Section 8.3(f), Buyer will have the right to control and take any action it deems appropriate with respect to any other Tax Proceeding with respect to any member of the Company Group.

(d) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes for a Straddle Period relating to Taxes (i) based on the income or receipts of the Company Group for a Straddle Period, (ii) imposed in connection with any sale or other transfer or assignment of property, including sales, use, excise, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation and similar Taxes (“Transfer Taxes”), for a Straddle Period, or (iii) withholding Taxes, the determination of the Taxes of the Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company Group for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming (solely for the purposes of this Section 8.3(d)) that the books of the Company Group were closed at the close of the Closing Date, provided that for U.S. tax purposes only, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable law be determined solely at the end of the taxable period), and Taxes shall be treated as due for the period during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to business or other benefits for another period; and (ii) Taxes of the Company Group not described in Section 8.3(d)(i) for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand.

(e) Election. The Sellers acknowledge that Buyer or its Affiliates may make an election under Section 338 or 336(e) of the Code (or any comparable provision of foreign, state or local Law) in respect of the transactions contemplated by this Agreement and, at the reasonable request of Buyer, will cooperate in connection with any such election: provided, that neither Buyer nor any of its Affiliates shall (other than with the Sellers’ written consent) make any election under Section 338 or 336(e) of the Code (or any comparable provision of foreign, state or local Law) with respect to the acquisition of the U.S. Subsidiaries pursuant to this Agreement.

(f) Actions Impacting Pre-Closing Tax Periods. After the Closing Date, without the prior written consent of the Equityholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), none of Buyer, the Company, or any of their respective Affiliates shall (i) make, change or revoke any Tax election of any member of the Company Group that is retroactive to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) adopt or change any accounting method of any member of the Company Group with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) file any amended, Tax Return of any member of the Company Group with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) enter into any voluntary disclosure agreement or similar arrangement with a taxing authority with respect Taxes of any member of the Company Group in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, or (v) cause any member of the Company Group to take any other action relating to Taxes on the Closing Date after the Closing that is outside of the Ordinary Course of Business and not expressly contemplated by this Agreement, in each case of (i) through (v) to the extent any such action would reasonably be expected to affect the calculation of the Final Purchase Price Adjustment, provided, however, that:

I.
the restrictions in this Section 8.3(f) shall not apply to any action that is required by applicable Law or by a Governmental Authority;

II.
the restrictions in this Section 8.3(f) shall not apply to any action taken by Buyer, the Company, or any of their respective Affiliates that is contemplated by this Agreement (including the Bump Transactions and any election under subsection 256(9) of the Tax Act contemplated by this Agreement and any election described in Section 8.3(e)); and
III.
the restrictions in this Section 8.3(f) shall terminate and be of no further force or effect upon the date on which the Final Purchase Price Adjustment has been finally determined in accordance with Section 3.3; provided, and for greater certainty, should the Buyer, the Company, or any of their respective Affiliates, take any of the actions set out in clauses (i) through (v) above at any time after the date on which the Final Purchase Price Adjustment has been finally determined in accordance with Section 3.3, (a) any increase to Taxes payable by the Company or Company Group arising from or attributable to such action shall be wholly borne by the Company or Company Group and shall not be subject to indemnification under this Agreement, including pursuant to Section 9.2 or otherwise, (b) no such action shall in any way affect, modify, limit, or otherwise impact the representations, warranties, covenants, or other obligations under this Agreement, and (c) the Sellers shall have no liability whatsoever to the Buyer, the Company, or any of their respective Affiliates in connection with any such action or the consequences thereof.

(g) Bump Transactions. The Sellers, on a several basis (and not on a joint basis or joint and several basis) for himself, herself or itself and not for any other Sellers, acknowledge that Buyer may enter into transactions (the “Bump Transactions”) designed to increase the adjusted cost base of non-depreciable capital property owned by any member of the Company Group pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act upon the amalgamation or winding-up of Buyer (or its successor or assignee) and the Company (and, if applicable, one or more other members of the Company Group) (or their successors), and the Sellers agree to provide information reasonably requested by Buyer to such Seller in connection with the Bump Transactions on a timely basis (to the extent such information is in the possession or control of the such Seller) and to act in a commercially reasonable manner to assist in the obtaining of any such information (to the extent such information is not already in the possession of a member of the Company Group and cannot reasonably be obtained by a member of the Company Group) in order to facilitate the completion of the Bump Transactions. Any information obtained by Buyer or its Affiliates in connection with the Bump Transaction will be kept confidential. For greater certainty, any request by Buyer for information pursuant to this Section 8.3(g) shall be made directly to the applicable Seller and not to the Equityholder Representative. For the avoidance of doubt, no representation or warranty or covenant is made by the Sellers regarding the availability of the Bump Transactions or the ability of Buyer to implement the Bump Transactions. The Buyer shall bear all costs and Taxes associated with or resulting from the implementation of the Bump Transactions.

(h) Restrictive Covenants. The Parties acknowledge and agree that: (i) no consideration paid to the Sellers pursuant to this Agreement will be allocated to the restrictive covenants granted pursuant to the Restrictive Covenant Agreements; (ii) any such restrictive covenant contained in the Restrictive Covenant Agreements is integral to this Agreement; and (iii) any such restrictive covenant contained in the Restrictive Covenant Agreement has been granted to maintain or preserve the fair market value of the Company Shares.

(i) Restriction on Acquisition of Buyer Shares. Except pursuant to equity compensation received under any employment, consulting or similar arrangement with Buyer or any of its Affiliates (including the Company Group), including, for certainty, any restricted stock units, stock options or other equity-based awards granted thereunder, each of the Sellers, on a several basis (and not on a joint basis or joint and several basis) for himself, herself or itself and not for any other Sellers, covenants to Buyer that, from the date hereof to the date that is twenty-four (24) months after the Closing Date, neither such Seller nor any Person controlled by such Seller shall: (i) acquire an Equity Interest in Flowco Holdings Inc. or Buyer (the “Prohibited Interests”); or (ii) knowingly acquire an indirect interest in any Prohibited Interests. For purposes of the foregoing, the acquisition of an interest in, or the acquisition by, a mutual fund, pooled fund, closed-end fund, market index fund, exchange traded fund or similar investment vehicle shall not be considered or deemed to be an acquisition of a direct or indirect interest in the Prohibited Interests.

8.4. Books and Records. Each Seller, severally with respect to such particular Seller only, but not jointly nor jointly and severally or with respect to any other Seller, acknowledges and agrees that from and after the Closing, the Company Group and Buyer will be entitled to the originals of all Books and Records. To the extent such original Books and Records are not already in the possession of a member of the Company Group and are in the possession or control of such Seller, then such Seller will use reasonable efforts to promptly deliver, or cause to be delivered, to Buyer such originals of all Books and Records. For greater certainty, any request by Buyer for Books and Records pursuant to this Section 8.4 shall be made directly to the applicable Seller, and not to the Equityholder Representative, and the Equityholder Representative shall have no obligation to respond or to facilitate any such request.

8.5. Publicity. Except as required by a court of competent jurisdiction, pursuant to any listing agreement with NYSE or any other national or international securities exchange or by applicable Law, including applicable securities Laws, none of the Sellers nor any of their Affiliates will, without the prior written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed), make any public announcement or issue any press release with respect to the Transactions; provided that Buyer’s consent may be withheld in Buyer’s sole discretion with respect to any public announcement or press release that references any financial terms of consideration hereunder (unless the Buyer or an Affiliate thereof (or another Seller with Buyer’s consent hereunder) has already publicly disclosed such financial term(s)). For the avoidance of doubt, this Section 8.5 applies only to public announcements and press releases, and shall not restrict any non-public disclosure permitted under this Section 8.5 and shall not preclude a Seller or its Affiliates from disclosing information, subject to Section 8.2, to their respective investors, beneficial owners or representatives or as such Seller or its Affiliates reasonably deem to be appropriate in connection with fund raising, financing and marketing activities undertaken by such Seller or its Affiliates (provided that the receiving parties are advised of the confidential nature thereof and agree to hold such information confidential); provided, however, that any non-public disclosure shall be subject to Section 8.2.

8.6. R&W Insurance Policy.The Parties acknowledge that Buyer has obtained a conditional binder agreement to the R&W Insurance Policy and the Buyer shall provide the Equityholder Representative with a true and complete copy of the final form of the R&W Insurance Policy, promptly upon it becoming available. All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, Taxes, retention and other fees and expenses of such policy, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) paid by the Company (which portion would then be borne by the Sellers as Transaction Costs). At the Buyer’s expense, the Equityholder Representative shall, and shall request that the applicable Seller(s), use commercially reasonable efforts to cooperate as reasonably requested by Buyer and its Affiliates (including the Company Group) in connection with any claim under the R&W Insurance Policy. Notwithstanding anything to the contrary in this Agreement, none of the Seller Related Parties shall be entitled to any proceeds from the R&W Insurance Policy. As promptly as practicable, and in any event within five (5) Business Days after the Closing Date, the Equityholder Representative, with any expense therefor to be paid by the Company (which portion would then be borne by the Sellers as Transaction Costs), shall copy to a suitable electronic medium all documents that were uploaded to the Transaction VDR used by the Parties for the Transactions in the same order and manner as such documents are set forth in such data room on the Closing Date and deliver one such copy to each of Buyer and the insurer under the R&W Insurance Policy in accordance with the R&W Insurance Policy. Buyer shall not permit or allow any amendments to or waivers of the subrogation, third-party rights, or any other provisions contained in the R&W Insurance Policy which are included in the R&W Insurance Policy for the benefit of any of the Sellers, the Equityholder Representative, the Sellers’ Affiliates and Subsidiaries and each of their respective current or former officers, directors, employees, agents, advisors, and other representatives, in any manner adverse to any such Person, without the written consent of the Equityholder Representative. For the avoidance of doubt, the R&W Insurance Policy shall provide that none of the Sellers shall be liable pursuant to a right of subrogation or contribution or otherwise under the R&W Insurance Policy or any other representation and warranty insurance policy purchased by Buyer in connection with this Agreement (other than in the case of Fraud). Buyer shall maintain, and keep in good standing, the R&W Insurance Policy in accordance with its terms.

8.7. Company Financial Information. From and after the Closing Date and until the first anniversary of the Closing Date, if reasonably requested by Buyer in writing to a Seller to the extent such information is not already in the possession of the Buyer or an Affiliate thereof or a member of the Company Group, such Seller shall use commercially reasonable efforts to furnish to Buyer, within a reasonable time following such request, true and correct information relating to the Company Group and financial information related thereto, in each case solely to the extent within such Seller’s possession or control, as Buyer may reasonably request in connection with the preparation and filing of any filings that Buyer or any of its Affiliates may be required to make with the SEC under applicable Law. For greater certainty, any request by Buyer for information pursuant to this Section 8.7 shall be made directly to the applicable Seller, and not to the Equityholder Representative, and the Equityholder Representative shall have no obligation to respond to or facilitate any such request.

8.8. D&O Matters.

(a) Buyer agrees and acknowledges that the Company Group provides certain exculpation and indemnification protection under the Organizational Documents of the Company Group (collectively, the “D&O Protection”) to officers and directors of the Company Group (each, a “Protected Person”). Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, unless required by applicable Law, Buyer shall, or shall cause the Company Group members to, provide protection that is no less favorable than the D&O Protection for a period of six (6) years from and after the Closing Date.

(b) Prior to the Closing, the Company shall have purchased a customary six-year “tail” directors’ and officers’ liability insurance policy to be effective as of the Closing (the “Tail Policy”) that provides an extended claims period for the coverage currently provided under any directors’ and officers’ liability insurance policy maintained by the Company Group, with coverage in an amount and scope at least as favorable as the Company Group’s existing coverage, in each case with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), the costs of which will be a Transaction Cost. Buyer shall maintain, and keep in good standing (or shall cause such maintenance and good standing of) the Tail Policy in accordance with its terms and shall not cancel or modify such insurance for such period of six (6) years from the Closing Date.

(c) The provisions of this Section 8.8 will survive the Closing and (i) are intended to be for the benefit of, and will be enforceable by, each Protected Person and his or her successors, heirs and representatives (it being expressly agreed that each such Persons to whom this Section 8.8 applies shall be a third-party beneficiary of this Section 8.8) and will be binding on all successors and assigns of Buyer and the Company Group and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(d) In the event that Buyer or any member of the Company Group or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall take all necessary action (to the extent permitted by applicable Law) to ensure that the successors or assigns of Buyer or any of member of the Company Group, as the case may be, shall succeed to the obligations set forth in this Section 8.8.

8.9. Release of Claims.

(a) Effective as of the Closing, each of the Sellers, on behalf of such Seller and his, her or its respective Affiliates, heirs, representatives, successors and assigns, hereby RELEASES AND FOREVER DISCHARGES Buyer and the Company Group members and each of their respective officers, members, managers, partners, directors, employees, agents, shareholders, controlling persons, representatives, Affiliates, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all actions, Orders, Losses, Liabilities, and Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any of his, her or its respective Affiliates, heirs, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date and arising out of or relating to such Seller’s capacity as a holder of Equity Interests of the Company (including such Seller’s rights as a shareholder, equityholder, option holder or other security holder of any member of the Company Group), whether or not relating to actions pending on, or asserted after, the Closing Date (collectively, the “Released Claims”). For the avoidance of doubt, the Released Claims shall not include any claims arising out of or relating to such Seller’s capacity as an employee, officer, director, consultant or independent contractor of any member of the Company Group. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting or causing to be commenced, any action, of any kind against any Releasee, based upon any Released Claim; provided that, notwithstanding the foregoing, the Released Claims shall not include, and nothing in this Section 8.9 shall operate to release, waive or otherwise affect: (i) any rights or claims of any Seller arising under this Agreement or any Transaction Document, including any right to receive payments hereunder or thereunder; (ii) any claims that cannot be released or waived as a matter of applicable Law; or (iii) any claims for fraud or willful misconduct.

(b) Nothing in this Section 8.9 shall be construed to restrict or prevent any Seller from filing a charge or claim with any Governmental Authority or from participating in an investigation conducted by any Governmental Authority, although each Seller understands and agrees that such Seller will not be entitled to any monetary damages relating to any Released Claim.

(c) Each Seller represents that such Seller has not initiated any suit against any Releasee with respect to any Released Claim and, at the time such Seller executed this Agreement, such Seller was unaware of the basis for any such suit with respect to any Released Claim.

8.10. Termination of Company Shareholder Agreement. Each Seller is a party to the Company Shareholder Agreement as of the Closing. Effective upon the consummation of the Closing, the Company Shareholder Agreement is hereby terminated and is of no further force or effect. Each Seller hereby (i) waives any and all rights such Seller may have under the Company Shareholder Agreement, including any rights to receive notice, any consent rights, any preemptive rights, any rights of first refusal or first offer, any tag-along or drag-along rights, and any other rights whatsoever thereunder, (ii) releases and forever discharges each other Seller and each of their respective Affiliates, heirs, representatives, successors and assigns from any and all actions, claims, demands, Losses, Liabilities and Contracts whatsoever, whether known or unknown, arising out of or relating to the Company Shareholder Agreement, and (iii) acknowledges and agrees that no Seller shall have any further rights or obligations under the Company Shareholder Agreement from and after the Closing.

8.11. Paying Agent Agreement & Escrow Agreement Each Seller hereby covenants and agrees to use reasonable commercial efforts to provide, in a timely manner, any and all information reasonably required by the Paying Agent to perform its obligations under the Paying Agent Agreement or by the Escrow Agent to perform its obligations under the Escrow Agreement, including (i) such Seller’s current address and contact information, (ii) any tax reporting information (including any forms, certifications, or documentation) required under applicable Law for the payment and reporting of amounts to such Seller, (iii) wire transfer instructions or other payment information, and (iv) any other information or documentation reasonably requested by the Paying Agent, the Escrow Agent or required to facilitate distributions to such Seller pursuant to this Agreement, the Paying Agent Agreement and the Escrow Agreement.

Article IX
INDEMNIFICATION

9.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided that the representations and warranties in Section 5.4 (Title to Company Shares), Section 5.5 (Brokers’ Fees; Expenses), Section 6.5 (Capitalization; Subsidiaries), Section 6.13 (Brokers’ Fees; Expenses) and Section 6.22 (Environmental Matters) shall survive for a period of three (3) years from the Closing Date, and the representations and warranties in Section 5.1 (Organization), Section 5.2 (Authority; Enforceability), Section 5.3(a)(ii) (Consents; Absence of Conflicts), Section 6.1 (Organization; Good Standing), Section 6.2 (Qualification; Power), Section 6.4(a)(ii) (Consents; Absence of Conflicts), Section 6.28 (Debt) and Section 6.31 (Affiliate Transactions) shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein; provided that the covenants and agreements in Section 8.3 and the representations and warranties in Section 6.16 (Taxes) shall survive the Closing and continue in full force and effect until ninety (90) days following the expiration of the applicable statute of limitations (taking into account any applicable extensions, any waiver given by any member of the Company Group before the date hereof and entitlement of a Governmental Authority to assess or reassess any member of the Company Group without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or willful default) for the applicable Taxes described therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from or on behalf of the applicable Indemnified Party to the applicable Indemnifying Party (or, with respect to a claim pursuant to Section 9.2(a), to the Equityholder Representative on behalf of the Sellers) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved and all obligations with respect thereto are fully satisfied. For purposes of clarification and avoidance of doubt, this Section 9.1 shall not affect the time periods during which Buyer may make a claim against a Seller in the event of Fraud by such Seller and shall not otherwise affect the time periods during which Buyer may make a claim under, or otherwise limit any claim made by Buyer under, the R&W Insurance Policy.

9.2. Indemnification by Sellers . From and after the Closing, subject to the other terms and conditions of this Article IX:

(a) Each of the Sellers, jointly and severally, will indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses arising out of or relating to:

(i) any inaccuracy in or breach of the Company’s representations and warranties contained in Article VI; and

(ii) any breach of any covenant, agreement or undertaking made by any member of the Company Group in this Agreement that is required to be performed prior to the Closing.

(b) In addition, each Seller will, on a several basis (and not on a joint basis or joint and several basis) for himself, herself or itself and not for any other Seller, indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses arising out of or relating to:

(i) any inaccuracy in or breach of such Seller’s representations and warranties contained in Article V; and

(ii) any breach by such Seller of any covenant, agreement or undertaking made by such Seller in this Agreement.

9.3. Indemnification by Buyer. From and after the Closing, subject to the other terms and conditions of this Article IX, Buyer will indemnify and hold harmless the Seller Indemnified Parties from and against all Losses arising out of or relating to:

(a) any inaccuracy in or breach of any of the representations and warranties of Buyer contained in Article VII; and

(b) any breach of any covenant, agreement or undertaking made by Buyer or any member of the Company Group required to be performed after the Closing in this Agreement.

9.4. Indemnification Procedure for Third-Party Claims.

(a) Promptly following receipt by an Indemnified Party of written notice by a third party (including any Governmental Authority) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding from such third party with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), the Indemnified Party will provide written notice thereof, within thirty (30) days of determining the existence of such claim, to the applicable Seller or Buyer, as applicable (or to the Equityholder Representative on behalf of the Sellers in the case of claims with respect to Section 9.2(a)). For purposes of this Article IX, “Indemnifying Party” means the Sellers or Buyer, as applicable, from whom indemnification is sought; for greater certainty, the Equityholder Representative is not an Indemnifying Party (but acts solely as the representative of the Sellers for purposes of receiving notice of a claim that may be indemnified pursuant to Section 9.2(a)) and shall have no obligations whatsoever under this Section 9.4 with respect to any Third-Party Claim by a Buyer Indemnified Party against a Seller. The failure to so notify the Equityholder Representative, the applicable Seller or Buyer, as applicable, will not limit the Indemnified Party’s right to indemnification under this Article IX unless, and only to the extent that, such failure to so notify the applicable Seller or Buyer actually results in the forfeiture of rights and defenses, or materially prejudices such rights, defenses, or remedies otherwise available to the Indemnifying Party with respect to such Third-Party Claim. Such notice will describe the Third-Party Claim in reasonable detail, subject to the first proviso to this Section 9.4(a), include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained.

(b) The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter (which notice shall set forth the Indemnifying Party’s agreement to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim), to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.

(c) Notwithstanding the foregoing, the Indemnifying Party (with respect to the Sellers) may not assume or continue the defense of a Third-Party Claim (i) which includes criminal or quasi-criminal charges or seeks to impose any criminal penalty, fine or other sanction on any Indemnified Party, (ii) to the extent it seeks non-monetary, injunctive or other equitable remedies which, if granted, would in any manner affect, restrain or interfere with the business of the Indemnified Party or any of their respective Affiliates (including with respect to Buyer, the Company Group), (iii) if such Third-Party Claim is made against a Buyer Indemnified Party by any material customer or material supplier of Buyer or the Company Group and Buyer has determined in good faith that such Third-Party Claim or the compromise or settlement thereof would reasonably be expected to materially and adversely affect its (or the Company Group’s) continuing business relationship with any such material customer or material supplier, (iv) an actual conflict exists between the Indemnifying Party and the applicable Indemnified Party in connection with the defense of such Third-Party Claim, (v) the assumption of the defense by the Indemnifying Party is reasonably likely to cause an Indemnified Party to lose coverage under the R&W Insurance Policy or the R&W Insurance Policy otherwise requires the insurer under such R&W Insurance Policy or the Indemnified Party to assume the defense of such Third-Party Claim, or (vi) the amount of Losses claimed or reasonably expected to arise in connection with such Third-Party Claim exceeds the Indemnifying Party’s indemnification obligations under this Agreement (the conditions set forth in clauses (i) through (vi) are, collectively, the “Seller Control Conditions”).

(d) In the event, however, that (i) the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party is not entitled to assume the defense of the Third-Party Claim in accordance with Section 9.4(c) or (iii) after the Indemnifying Party has assumed the defense of a Third-Party Claim, (A) any of the Seller Control Conditions come into existence or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnified Party may on written notice to the Indemnifying Party specifying with reasonable detail the basis for its determination, assume its own defense, and any Losses will include the reasonable out-of-pocket fees and disbursements of counsel for the Indemnified Party as incurred and substantiated by documentation.

(e) In any Third-Party Claim for which indemnification is being sought hereunder, the Indemnifying Party or the Indemnified Party, whichever is not assuming the defense of such Third-Party Claim, will have the right to participate in such matter and to retain its own counsel at such Person’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) will at all times use reasonable efforts to keep the other party reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter, including making available to the other Party records relating to such Third-Party Claim; provided, however, that neither Party nor their Affiliates will be obligated to provide the other Party with access to any books or records (including personnel files) where such access would or could reasonably be expected to, based on advice of counsel, (i) result in the waiver of any attorney or solicitor-client privilege, (ii) create any liability under applicable Law or (iii) violate any obligation with respect to confidentiality; provided, further, that in the case of each of the immediately foregoing clauses(i), (ii) and (iii), the party withholding such information will inform the other party of the general nature of the document or information being withheld and reasonably cooperate with the other party and its representatives to provide such documentation or information in a manner that would not result in violation of Law or the loss or waiver of such privilege or could otherwise be redacted to mitigate any concerns around the sharing of the confidential or sensitive information.

(f) The Indemnified Party may not settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may not, without the prior written consent of the Indemnified Party (which may not be unreasonably withheld, conditioned or delayed), settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its and their respective officers, directors, employees and Affiliates from all Liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing on behalf of the Indemnified Party or any of its Affiliates, (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of their respective Affiliates and (iv) does not require any payment by the Indemnified Party or any of its Affiliates.

(g) Notwithstanding any other provision of this Agreement, with respect to any Third-Party Claim that relates to Taxes (a “Tax Proceeding Claim”), the Indemnifying Party (and with respect to the Sellers, the Equityholder Representative) may not, without the prior written consent of the Indemnified Party (which may not be unreasonably withheld, conditioned or delayed), settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to any Tax Proceeding Claim, or any portion thereof, that could reasonably be expected to affect the Tax position of any member of the Company Group or any Buyer Indemnified Party for any Post-Closing Tax Period or the post-Closing portion of any Straddle Period.

9.5. Indemnification Procedure for Direct Claims. In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), Buyer, in the event the Indemnified Party is a Buyer Indemnified Party, or the Equityholder Representative, in the event the Indemnified Party is a Seller Indemnified Party, will provide written notice of such claim to the Indemnifying Party (a “Notice of Claim”) within thirty (30) days of determining the existence of such claim. Such Notice of Claim will specify the basis for such Direct Claim and the provision of this Agreement upon which such Direct Claim is believed to be based and describe in reasonable detail the facts and circumstances giving rise to such Direct Claim, including the amount of Losses and the method of computation of such Losses. The failure by Buyer or the Equityholder Representative, as applicable, to promptly notify the other Party will not limit the Indemnified Party’s right to indemnification with respect to any Direct Claim made pursuant to this Section 9.5 unless, and only to the extent that, such failure to promptly notify the other Party results in the forfeiture of rights and defenses otherwise available to the Indemnifying Party with respect to such Direct Claim, or materially prejudices such rights, defenses, or remedies. The Equityholder Representative (in respect of a Direct Claim pursuant to Section 9.2(a) only), the applicable Seller (in respect of a Direct Claim pursuant to Section 9.2(b)) or Buyer, as applicable, will have thirty (30) days after its receipt of such notice from the Indemnified Party to respond in writing to such Direct Claim. In the event the Equityholder Representative (in respect of a Direct Claim pursuant to Section 9.2(a) only), the applicable Seller (in respect of a Direct Claim pursuant to Section 9.2(b)) or Buyer, as applicable, has timely disputed the Indemnified Party’s right to indemnification under this Article IX or the amount thereof, Buyer and the Equityholder Representative (in respect of a Direct Claim pursuant to Section 9.2(a) only) or Buyer and the applicable Seller (in respect of a Direct Claim pursuant to Section 9.2(b)) will, as promptly as reasonably practicable, establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise). For greater certainty, any Direct Claim by a Buyer Indemnified Party against a Seller pursuant to Section 9.2(b) shall be made directly to the applicable Seller, and not to the Equityholder Representative, and the Equityholder Representative shall have no obligations whatsoever under this Section 9.5 with respect to any such Direct Claim.

9.6. Indemnification Limitations; Sources of Recovery.

(a) With respect to Claims by Buyer Indemnified Parties for indemnification for Losses pursuant to (A) Section 9.2(a)(i), (B) Section 9.2(a)(ii) and (C) Section 9.2(b)(i) (other than in respect of Section 5.1 (Organization), Section 5.2 (Authority; Enforceability), Section 5.3(a)(ii) (Consents; Absence of Conflicts), Section 5.4 (Title to Company Shares) and Section 5.5 (Brokers’ Fees; Expenses) (the “Seller Fundamental Representations”)), and in each case excluding claims against a Seller in respect of such Seller’s Fraud (each Claim described in clauses (A) through (C) subject to the foregoing exclusions, a “Seller Warranty Breach”):

(i) the Sellers shall not be liable for any Losses unless and until the amount of Losses exceeds $400,000 in the aggregate (the “Indemnification Deductible”), at which point the Buyer Indemnified Parties will be entitled to be indemnified for all such Losses exceeding the Indemnification Deductible from the Indemnity Escrow Amount pursuant to the terms of this Agreement;

(ii) the aggregate Liability of the Sellers shall be limited to the then-remaining Indemnity Escrow Amount; and

(iii) the Buyer Indemnified Parties shall (A) first, be required to satisfy all claims for Losses with respect to claims for Seller Warranty Breaches from the then-remaining Indemnity Escrow Amount and (B) to the extent that any amount of such Losses exceeds the Indemnity Escrow Amount, (1) the sole and exclusive recourse of the Buyer Indemnified Parties for any Seller Warranty Breach shall be to seek payment under the R&W Insurance Policy in accordance with its terms, and (2) notwithstanding anything contained herein to the contrary, the Buyer Indemnified Parties shall have no right to seek payment from any of the Sellers under any circumstances for such Seller Warranty Breach.

(b) With respect to Claims against any Seller by Buyer Indemnified Parties for indemnification for Losses pursuant to (A) Section 9.2(b)(i) with respect to Seller Fundamental Representations or (B) Section 9.2(b)(ii), in each case other than with respect such Seller’s Fraud (each Claim described in clauses (A) and (B), subject to the foregoing Fraud exclusion, a “Specified Breach”):

(i) the Buyer Indemnified Parties shall (A) first, be required to satisfy all claims for Losses with respect to Specified Breaches from amounts remaining of the Indemnity Escrow Amount, (B) next, to the extent that any amount of such Losses exceeds the Indemnity Escrow Amount, seek recovery under the R&W Insurance Policy in accordance with its terms (provided, however, that Buyer shall not be required to have collected any such amounts or been denied payment prior to making a claim against the applicable Seller), and (C) only to the extent that any amount of such Losses cannot be recovered from the R&W Insurance Policy as a result of the applicable policy limit being reached or, in the case of a Specified Breach pursuant to Section 9.2(b)(ii), cannot be recovered from the R&W Insurance Policy, the Buyer Indemnified Parties shall be entitled to seek indemnification directly from the applicable Seller(s) for such Losses, subject to the limitations set forth in clause (ii) below; and

(ii) a Seller’s liability for any Specified Breach shall be several and not joint or joint and several, and (other than claims for Fraud) the maximum aggregate liability of such Seller for such Specified Breaches shall not exceed the aggregate amount of the Purchase Price actually received by such Seller pursuant to this Agreement (including any amounts received in respect of the Contingent Earnout Payment, any release of escrow amounts and any other payments made to such Seller hereunder, and for any Seller who is also a Loan Debtor, the amount of any Holder Loan of such Seller that is set off against amounts otherwise payable to such Seller pursuant to Article II in order to effect the Holder Loan Repayment).

(c) The amount that a Party is or may be required to pay to any Indemnified Party pursuant to this Article IX shall be reduced by any insurance proceeds actually received (including under the R&W Insurance Policy) by or on behalf of such Indemnified Party or any of its Affiliates related to the applicable Losses, net of costs and expenses reasonably incurred in obtaining such insurance proceeds (including any deductible or retention under any insurance policy, Taxes, costs of investigation of the underlying claim and insurance premiums and any increase thereof, as applicable). If an Indemnified Party shall have received the payment required by this Agreement from the other Party in respect of Losses and shall subsequently receive insurance proceeds in respect of such Losses, then such Indemnified Party shall promptly repay to the other Party a sum equal to the amount of such insurance proceeds actually received, net of costs and expenses of obtaining such insurance proceeds. For the avoidance of doubt, and notwithstanding anything to the contrary in the foregoing, no payment to any Party pursuant to this Section 9.6(c) shall exceed the aggregate amount actually paid by such Party to the applicable Indemnified Parties regarding the applicable indemnification claim.

(d) In addition to the requirements of Section 9.6(c), each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article IX that is not made under the R&W Insurance Policy to use commercially reasonable efforts to mitigate indemnifiable Losses in accordance with the requirements of applicable Law upon and after becoming aware of any event that could reasonably be expected to give rise to such indemnifiable Losses; provided that in no event shall any Indemnified Party be required to initiate litigation or expend any money in connection with such efforts; provided, further, that the failure of the Indemnified Party to so mitigate shall only reduce the rights of the Indemnified Party to recover for indemnifiable Losses to the extent of the indemnifiable Losses that would have been avoided by such mitigation.

(e) Except in the case of Fraud, Section 3.3(d), Section 3.6(e) and specific performance or injunctive relief in connection with enforcing any post-Closing rights or obligations hereunder or as otherwise set forth in any Transaction Document, the R&W Insurance Policy and the indemnification provisions set forth in this Article IX shall be the sole and exclusive post-Closing remedy available to any Party in respect of the Transactions, including with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or any certificate delivered at Closing. The Parties irrevocably waive, to the fullest extent permitted under applicable Laws, any and all rights they may have to make any Claims (other than claims and causes of action based on actual Fraud) other than pursuant to this Article IX, Section 3.3(d), Section 3.6(c) and any Transaction Document, including under statute, common law, tort or equity, as a result of any indemnifiable Losses and all other damages incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

9.7. Material Adverse Effect. Except with respect to Sections 6.6(a) and 6.14, for purposes of determining (a) whether a breach of a representation and warranty set forth in Articles V, VI and VII exists and (b) the amount of Losses arising from such breach for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in Articles V, VI and VII of this Agreement shall be read without giving effect to the words “material”, “Company Material Adverse Effect”, “in any material respect” and other similar uses of the word “material”; except that the uses of the terms “Material Contract” shall not be disregarded (for example, the term “Material Contract” shall not be read as “Contract”).

9.8. Tax Treatment. The Parties agree to treat any payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

9.9. Several Liability. For the purposes of this Agreement and subject to the limitations set out in this Article IX, where the Sellers are stated to indemnify or be liable “severally” (and not jointly or jointly and severally), each Seller’s liability or indemnity obligation shall be limited to such Seller’s Pro Rata Portion of the applicable Losses, and no Seller shall be liable or required to indemnify for the obligations of any other Seller.

9.10. Payments. Subject to the applicable limitations and sources of recovery set forth in Section 9.6, any amounts finally determined to be payable by an Indemnifying Party to an Indemnified Party pursuant to this Article IX shall be paid as follows:

(a) if payable to a Buyer Indemnified Party, directly from the applicable Seller(s) by wire transfer of immediately available funds to an account designated in writing by the applicable Buyer Indemnified Party, within fifteen (15) days after such final determination;

(b) if payable to a Seller Indemnified Party, directly from Buyer by wire transfer of immediately available funds to an account designated in writing by the applicable Seller Indemnified Party, within fifteen (15) days after such final determination; and

(c) for the purposes of this Article IX, any amounts subject to indemnification under this Article IX shall be deemed to be “finally determined” or “finally resolved” when such amounts and matters have been resolved by (i) a written agreement executed by the applicable Indemnified Party and the Indemnifying Party (or, in the case of the Sellers in respect of a claim for indemnification pursuant to Section 9.2(a), by the Equityholder Representative on their behalf), or (ii), a final, non-appealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof. Any amount or portion of a claim so finally determined or finally resolved shall be paid in accordance with clause (a), (b) or (c), as applicable, without awaiting the final determination or resolution of any remaining amount or portion of such Claim.

Article X
EQUITYHOLDER REPRESENTATIVE

10.1. Designation of Equityholder Representative. Effective upon and by virtue of the approval and adoption by the Sellers of this Agreement and the Transactions contemplated hereby, and without any further act of any of the Sellers, the Equityholder Representative is hereby irrevocably appointed as the exclusive representative of the Sellers and as the exclusive attorney-in-fact, with full power of substitution, and agent for and on behalf of each such Seller for purposes of this Agreement and the other Transaction Documents (other than the Restrictive Covenant Agreements) and is empowered to take such actions contemplated to be taken by the Equityholder Representative under this Agreement and the other Transaction Documents (other than the Restrictive Covenant Agreements) and such other actions on behalf of such Sellers as it may deem necessary or appropriate in connection with or to consummate the Transactions, including, but in each case except as otherwise indicated in this Agreement, (a) taking all actions, and making all filings on behalf of such Sellers with any Governmental Authority or other Person, necessary to effect the consummation of the Transactions, (b) making or receiving notices and other communications pursuant to this Agreement and the other Transaction Documents (other than the Restrictive Covenant Agreements) and service of process in any action arising out of this Agreement or the other Transaction Documents (other than the Restrictive Covenant Agreements), (c) making or bringing, agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any Claims under this Agreement or the other Transaction Documents (other than the Restrictive Covenant Agreements) on behalf of such Sellers, (d) negotiating and executing any waivers, consents or amendments of this Agreement or the other Transaction Documents (other than the Restrictive Covenant Agreements) (e) interpreting all of the terms and provisions of this Agreement or any other Transaction Document (other than the Restrictive Covenant Agreements), and (g) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Transaction Documents (other than the Restrictive Covenant Agreements). The Equityholder Representative hereby accepts such appointment. Such appointment, being coupled with an interest, is irrevocable by each Seller and survives, and does not terminate and will not otherwise be affected by, the death, dissolution, bankruptcy, liquidation or mental or legal incapacity of any Seller. This power of attorney is binding upon each Sellers’ successors and permitted assigns and supersedes any prior delegation of authority that conflicts with it.

10.2. Decisions Binding. A decision, act, consent or instruction of the Equityholder Representative hereunder will constitute a decision, act, consent or instruction of all Sellers and will be final, binding and conclusive upon each of such Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same, and Buyer may rely upon any such decision, act, consent or instruction of the Equityholder Representative as being the decision, act, consent or instruction of each and every Seller. Buyer will be relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Equityholder Representative.

10.3. Liability of the Equityholder Representative.

(a) The Equityholder Representative will incur no Liability with respect to any action taken or suffered by any Party in reliance upon any notice, direction, instruction, consent, statement or other document believed in good faith by such Equityholder Representative to be genuine and to have been signed by the proper person (and the Equityholder Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his, her or its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement, the Equityholder Representative may rely on the advice of outside counsel, and the Equityholder Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Equityholder Representative based on such advice.

(b) The Parties acknowledge and agree that the Equityholder Representative is serving in that capacity solely for purposes of administrative convenience and is not liable in such capacity for any of the obligations of any Seller under this Agreement or any other Transaction Document and the Parties agree that they will not look to the assets of the Equityholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by any Seller hereunder.

10.4. Indemnification of the Equityholder RepresentativeThe Sellers will severally (each based on each Seller’s Pro Rata Portion) but not jointly nor jointly and severally indemnify and hold harmless the Equityholder Representative and its Affiliates and Subsidiaries and their respective officers, directors, managers, employees, equityholders, members, partners, agents and representatives and the successors and assigns of any of the foregoing against any Losses or Liabilities incurred without gross negligence, bad faith or willful misconduct, on the part of the Equityholder Representative and arising out of or in connection with the acceptance, performance or administration of the Equityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other agents retained by the Equityholder Representative.

10.5. Replacement of Equityholder Representative.

(a) At any time, a majority in interest of the Sellers according to each Seller’s Pro Rata Portion (the “Majority Sellers”) may, by written consent, appoint a new representative as the Equityholder Representative, who shall be reasonably acceptable to Buyer. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of the Sellers constituting the Majority Sellers must be delivered to Buyer prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer.

(b) In the event that the Equityholder Representative becomes unable or unwilling to continue in its capacity as Equityholder Representative, or if the Equityholder Representative resigns as an Equityholder Representative, the Majority Sellers shall, by written consent, appoint a new representative as the Equityholder Representative, who shall be reasonably acceptable to Buyer. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Majority Sellers shall be delivered to Buyer promptly following such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer.

10.6. Equityholder Representative Reserve. The Sellers have agreed that $150,000 (the “Equityholder Representative Reserve”) shall be retained by the Equityholder Representative as provided in Section 4.5(d) on behalf of the Sellers at Closing and held in an account designated by the Equityholder Representative. The Equityholder Representative Reserve will be used for any costs, expenses, Losses or Liabilities incurred by the Equityholder Representative in connection with its duties under this Agreement or any other Transaction Document and the Equityholder Representative is authorized to deduct such amounts from the Equityholder Representative Reserve. The Sellers will not receive any interest or earnings on the Equityholder Representative Reserve and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will hold the Equityholder Representative Reserve separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Equityholder Representative’s responsibilities under this Agreement (as determined by the Equityholder Representative in its sole discretion, acting reasonably), first the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the product of the remaining balance of the Equityholder Representative Reserve multiplied by the aggregate Pro Rata Portions of the US Warrantholders (the “Reserve Employer Tax Amount”) shall be deducted from the remaining balance of the Equityholder Representative Reserve to determine the net distributable amount (the “Net Reserve Amount”), and then the Equityholder Representative will deliver (1) to the Paying Agent (for further distribution to the Shareholders in accordance with their Pro Rata Portion, the Paying Agent Agreement and the Consideration Spreadsheet) an amount equal to the product of the Net Reserve Amount multiplied by the aggregate Pro Rata Portions of the Shareholders, (2) to the Company (for further distribution to the US Warrantholders in accordance with their Pro Rata Portion and the Consideration Spreadsheet), an amount equal to the product of the Net Reserve Amount multiplied by the aggregate Pro Rata Portions of the US Warrantholders, and (3) to the Company, an amount equal to the Reserve Employer Tax Amount. The Company shall pay or cause to be paid to each US Warrantholder such US Warrantholder’s Pro Rata Portion of the Net Reserve Amount (subject to required withholding Taxes) as soon as reasonably practicable, but no later than the second succeeding payroll date following the date the Company receives the same. For tax purposes, the Equityholder Representative Reserve will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. Without limiting the generality of the foregoing or Section 10.4, in the event that the costs, expenses Losses and/or Liabilities incurred in connection with the Equityholder Representative’s duties under this Agreement or any other Transaction Document exceed the Equityholder Representative Reserve, the Equityholder Representative may, upon notice to the Sellers and the Paying Agent, direct the Paying Agent to withhold from any distributions to the Sellers hereunder or under the Escrow Agreement or Paying Agent Agreement (including in respect of the Adjustment Escrow Amount, the Indemnity Escrow Amount and any Contingent Earnout Payment) each Seller’s Pro Rata Portion of any such excess.

Article XI
MISCELLANEOUS

11.1. Assignment. This Agreement and the rights under this Agreement may not be assigned by any of the Parties without the written consent of Buyer and the Equityholder Representative (on behalf of the Sellers); provided, however, that Buyer may assign this Agreement or its rights hereunder without the Equityholder Representative’s consent to any Affiliate of Buyer, and the Equityholder Representative (on behalf of the Sellers) hereby consents to any such assignment; provided further that in the event of an assignment of this Agreement by Buyer, Buyer shall remain jointly and severally liable with such assignee for all obligations of Buyer under this Agreement. Notwithstanding the foregoing, in the event of a transfer of all or substantially all of the Company Group Business to any Person (other than an Affiliate of Buyer), Buyer shall assign the obligations to pay the Contingent Earnout Payment as set out in Section 3.6 to such transferee, and upon any such assignment, Buyer shall remain jointly and severally liable with such assignee or transferee to pay any Contingent Earnout Payment payable pursuant to Section 3.6. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.2. Notices. Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party will be in writing and delivered personally, by reputable overnight delivery service or other courier, by certified mail, postage prepaid, return receipt requested or sent by email transmission (in the case of email transmission, with copies by overnight courier service or registered mail), and will be deemed given (i) immediately when sent by email between 9:00 A.M. and 6:00 P.M. (Houston, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Houston, Texas time) on the next Business Day), (ii) when received if delivered personally or by overnight delivery service or other courier or (iii) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to a Seller, addressed to such Seller to the corresponding email address set out in the Consideration Spreadsheet or such email address or address as available through the Paying Agent, including as updated by such Seller on the Paying Agent’s online portal in connection with the distribution of the amount payable at Closing under Section 4.5(a)(i), and each applicable Seller agrees to the disclosure of such information by the Paying Agent for purposes of this Section 11.2;

If to the Equityholder Representative, addressed to:

ARC Equity Management (Fund 7) Ltd.

4300, 400 – 3rd Avenue S.W.

Calgary, Alberta, T2P 4H2

Attention: Chief Financial Officer

Email: tcausgrove@arcfinancial.com

With a copy to (which shall not constitute notice):

Stikeman Elliott LLP

4200 Bankers Hall West, 888 – 3rd Street S.W.

Calgary, Alberta, T2P 5C5

Attention: Janel Young

Email: jyoung@stikeman.co

If to Buyer, addressed to:

Flowco Holdings Inc.

1300 Post Oak Boulevard, Suite 450

Houston, Texas 77056

Attention: Joel Lambert

Email: legalteam@flowco-inc.com

With a copy to (which shall not constitute notice):

Troutman Pepper Locke LLP

600 Travis, Suite 2800

Houston, Texas 77002

Attention: H. William Swanstrom; Jennie Simmons

Email: bill.swanstrom@troutman.com; jennie.simmons@troutman.com or to such other place and with such other copies as either the Equityholder Representative or Buyer may designate by written notice to the others in accordance with this Section 11.2.

11.3. Choice of Law; Arbitration. This Agreement will be construed and interpreted and the rights of the Parties governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction. In the event of any controversy, dispute or Claim with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, the other Transaction Documents or any of the Transactions, if the Parties do not reach settlement within a period of sixty (60) days after the date notice of the controversy, dispute or Claim was first given by any Party to another Party, then upon notice by any Party to the other Party, any unresolved controversy or Claim arising out of this Agreement, the other Transaction Documents or the Transactions shall be settled by arbitration administered by International Centre for Dispute Resolution (ICDR) Canada in accordance with its Canadian Arbitration Rules. The place of arbitration shall be Alberta, Canada, and the language of the arbitration shall be English.

11.4. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.5. Expenses. Except as otherwise expressly provided herein (including with respect to Transaction Costs), each Party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions.

11.6. Completion of Disclosure Letters. The listing (or inclusion of a copy) of a document or other item under one section of the Seller Disclosure Letter or Disclosure Letter, as applicable, to a representation or warranty made in this Agreement will be deemed adequate to disclose an exception to a separate representation or warranty made in this Agreement only if such listing has sufficient detail on its face that it reasonably apparent that such document or other item applies to such other representation or warranty made in this Agreement.

11.7. Time of the Essence. Time shall be of the essence in and of this Agreement and every part hereof. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision, and there shall be no implied waiver of this provision.

11.8. Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

11.9. Third-Party Beneficiaries. This Agreement is solely for the benefit of (i) the Parties and their successors and assigns permitted under this Agreement, (ii) Indemnified Parties with respect to Article IX, (iii) the Protected Persons with respect to Section 8.8 and (iv) the Non-Recourse Parties with respect to Section 11.10. No provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, Liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.

11.10. Non-Recourse. Except in the event of Fraud, this Agreement and the Transaction Documents may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, may only be brought against the named parties to this Agreement or the Transaction Documents, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement or such Transaction Document (in all cases, as limited by the provisions of this Section 11.10). Except in the event of Fraud, no Person who is not a named party to this Agreement or any Transaction Document, including any past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, member, Affiliate, agent, attorney or representative of Buyer, the Company Group, a Seller, the Equityholder Representative or any of their respective Affiliates (each a “Non-Recourse Party”), will have or be subject to any Liability or indemnification obligation (whether in contract or in tort) under this Agreement or such Transaction Document, it being expressly agreed and acknowledged that except in the event of Fraud, no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any Liabilities arising under, in connection with or related to this Agreement or any Transaction Document (including any representation or warranty made in or in connection with this Agreement or any Transaction Document) or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Document or its negotiation or execution; and each Party waives and releases all such Liabilities against any Non-Recourse Parties.

11.11. No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

11.12. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States, Canada or any state or province thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

11.13. Solicitor-Client Privilege. To the extent permitted by applicable Law, all communications in relation to this Agreement and the Transactions occurring prior to the Closing involving solicitor-client confidences between any Seller, any member of the Company Group and their respective Affiliates, on the one hand, and Dentons Canada LLP (the “Firm”) and/or Dentons Durham Jones Pinegar P.C. / Dentons US LLP or other offices of Dentons worldwide (collectively, “Dentons”), on the other hand, relating to the negotiation, documentation and consummation of the Transactions contemplated by this Agreement and the documents entered into or delivered in connection with this Agreement, including the Transaction Documents, shall be deemed to be solicitor-client confidences that belong solely to the Sellers (and not the Company Group) (the “Solicitor-Client Confidences”). For clarity, nothing in this paragraph limits the Buyer’s or the Company Group’s right to access materials or information which does not form part of the Solicitor-Client Confidences and to which they are otherwise entitled under this Agreement or applicable Law. The Buyer, the Company Group and their respective Affiliates shall not access any Solicitor-Client Confidences, and the Company Group shall not have access to the Solicitor-Client Confidences from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers (and not the Company Group) shall be the sole holders of the Solicitor-Client Confidences with respect to such engagement with the Firm and/or Dentons, and the Company Group shall not be a holder thereof, (ii) to the extent that files of the Firm and/or Dentons in respect of Solicitor-Client Confidences constitute property of the Company Group, only the Sellers (and not the Company Group) shall hold such property rights and (iii) the Firm and/or Dentons shall have no duty whatsoever to reveal or disclose any such Solicitor-Client Confidences to the Company Group by reason of any solicitor-client relationship between the Firm and/or Dentons and the Company Group or otherwise; provided, however, that nothing herein shall restrict the ability of Buyer, any Company Group member or any of their respective subsidiaries or Affiliates to challenge the fact that any communication constitutes Solicitor-Client Confidences. Notwithstanding anything set forth in the foregoing provisions to the contrary, in the event that after the Closing a dispute arises between Buyer or any member of the Company Group, on the one hand, and a third party other than a Seller, on the other hand, Buyer or such member of the Company Group may assert solicitor‑client privilege to prevent disclosure of Solicitor-Client Confidences to such third party. Nothing herein shall restrict the Buyer or the Company Group from asserting or preserving their own solicitor‑client privilege with respect to any other matters or engagements. Each of the Parties acknowledges that the consents and waivers contained in this paragraph are voluntary, that they have been carefully considered, and that such Party has consulted with counsel or has been advised they should do so.

11.14. Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim against a Person based upon or arising from Person’s Fraud.

11.15. Counterparts. This Agreement may be executed in one or more counterparts (including, without limitation, by counterparts executed and transmitted through electronic means such as portable document format files or platforms such as DocuSign), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.16. Entire Agreement; Amendments. This Agreement, together with all Exhibits and Schedules hereto, the Disclosure Letter, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by Buyer and the Equityholder Representative.

(Remainder of page intentionally left blank. Signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Share Purchase Agreement as of the day and year first written above.

BUYER:

LIFTING SOLUTIONS HOLDINGS CANADA CORP.,

a corporation existing under the laws of Alberta

By: /s/ Joseph R. Edwards

Name: Joseph R. Edwards

Title: President and Chief Executive Officer

COMPANY:

LIFTING SOLUTIONS ENERGY SERVICES INC.,

a corporation existing under the laws of Alberta

By: /s/ David Labonte

Name: David Labonte

Title: Chief Financial Officer

EQUITYHOLDER REPRESENTATIVE:

ARC EQUITY MANAGEMENT (FUND 7) LTD.

By: /s/ Peter Christopher

Name: Peter Christopher

Title: Senior Vice-President

Signature Page to Share Purchase Agreement

SELLERS:

ARC EQUITY MANAGEMENT (FUND 7) LTD.

By: /s/ Peter Christopher

Name: Peter Christopher

Title: Senior Vice-President

By: /s/ David Clarke

Name: DAVID CLARKE

By: /s/ Albert Gartner

Name: ALBERT GARTNER

By: /s/ Brad Gechel

Name: BRAD GECHEL

By: /s/ Darrel Cunningham

Name: DARREL CUNNINGHAM

By: /s/ Greg Brown

Name: GREG BROWN

By: /s/ Randal Syverson

Name: RANDAL SYVERSON

By: /s/ Gilberto Garcia

Name: GILBERTO GARCIA

By: /s/ Jeff Taylor

Name: JEFF TAYLOR

Signature Page to Share Purchase Agreement

By: /s/ Eugene Seguin

Name: EUGENE SEGUIN

By: /s/ Bill Ouwejan

Name: BILL OUWEJAN

By: /s/ Cory Diepenbeck

Name: CORY DIEPENBECK

By: /s/ Kaleen Wade

Name: KALEEN WADE

By: /s/ Brady Campbell

Name: BRADY CAMPBELL

By:/s/ Rick Gereluk

Name: RICK GERELUK

By: /s/ Jomo Green

Name: JOMO GREEN

By: /s/ Kail Ross

Name: KAIL ROSS

By: /s/ Chris Pawluk

Name: CHRIS PAWLUK

By: /s/ Shawn Trainer

Name: SHAWN TRAINER

By: /s/ Gerard Pinsent

Name: GERARD PINSENT

Signature Page to Share Purchase Agreement

By: /s/ Jayme Gibb

Name: JAYME GIBB

By: /s/ Cody Henning

Name: CODY HENNING

By: /s/ Evan Knapp

Name: EVAN KNAPP

By: /s/ Joel Overeem

Name: JOEL OVEREEM

By: /s/ George Rendell

Name: GEORGE RENDELL

By: /s/ Keith Hiscock

Name: KEITH HISCOCK

By: /s/ Melody Steinbring

Name: MELODY STEINBRING

By: /s/ Sandeep Ram

Name: SANDEEP RAM

Signature Page to Share Purchase Agreement

By: /s/ Kyle Bendall

Name: KYLE BENDALL

By: /s/ Vikash Prakash

Name: VIKASH PRAKASH

By: /s/ Vince Louma

Name: VINCE LOUMA

By: /s/ Jason Paradis

Name: JASON PARADIS

By: /s/ Kimberly Balash

Name: KIMBERLY BALASH

By: /s/ Jana Dvernichuk

Name: JANA DVERNICHUK

By: /s/ Corey Zaboroski

Name: COREY ZABOROSKI

By: /s/ Ronda Adams

Name: RONDA ADAMS

By: /s/ Ron Melnyk

Name: RON MELNYK

By: /s/ Mike Weninger

Name: MIKE WENINGER

Signature Page to Share Purchase Agreement

By: /s/ Javier Delgado Hernandez

Name: JAVIER DELGADO HERNANDEZ

By: /s/ William Slavin

Name: WILLIAM SLAVIN

By: /s/ John Baker

Name: JOHN BAKER

By: /s/ Darrin Hankey

Name: DARRIN HANKEY

By: /s/ Karthik Shanmugam

Name: KARTHIK SHANMUGAM

By: /s/ Michael Langer

Name: MICHAEL LANGER

By: /s/ Sidney Frostad

Name: SIDNEY FROSTAD

Signature Page to Share Purchase Agreement

SELLERS AND CANADIAN WARRANTHOLDERS:

By: /s/ David Labonte

Name: DAVID LABONTE

By: /s/ Richard Yates

Name: RICHARD YATES

By: /s/ Shane Fleck

Name: SHANE FLECK

By: /s/ Chad Giesbrecht

Name: CHAD GIESBRECHT

By: /s/ Richard Hogman

Name: RICHARD HOGMAN

By: /s/ John Murfin

Name: JOHN MURFIN

By: /s/ Lonnie Dunn

Name: LONNIE DUNN

By: /s/ Tim Orban

Name: TIM ORBAN

By: /s/ Greg Kauffman

Name: GREG KAUFFMAN

By: /s/ Dale Lesk

Name: DALE LESK

Signature Page to Share Purchase Agreement

By: /s/ Abhishek Prakash

Name: ABHISHEK PRAKASH

By: /s/ Ihor Ustyuzhanin

Name: IHOR USTYUZHANIN

By: /s/ Kurt Moore

Name: KURT MOORE

By: /s/ Derek Roach

Name: DEREK ROACH

By: /s/ Ryan Rowan

Name: RYAN ROWAN

By: /s/ Joel Miller

Name: JOEL MILLER

By: /s/ Kayne Rowley

Name: KAYNE ROWLEY

By: /s/ Jason Clague

Name: JASON CLAGUE

By: /s/ Greg Weisgerber

Name: GREG WEISGERBER

By: /s/ Amanda Arbour

Name: AMANDA ARBOUR

Signature Page to Share Purchase Agreement

By: /s/ Andrew Schaus

Name: ANDREW SCHAUS

By: /s/ Jason Denney

Name: JASON DENNEY

By: /s/ Kai (Louis) Liu

Name: KAI (LOUIS) LIU

By: /s/ Shane St. George

Name: SHANE ST. GEORGE

By: /s/ Tyler Yassin

Name: TYLER YASSIN

By: /s/ Laureen Horness

Name: LAUREEN HORNESS

By: /s/ Ryszard Karczynski

Name: RYSZARD KARCZYNSKI

By: /s/ Kenneth (Don) Cunningham

Name: KENNETH (DON) CUNNINGHAM

By: /s/ Luis Benavides Diaz

Name: LUIS BENAVIDES DIAZ

By: /s/ Sriram Lakshmi Narayanan

Name: SRIRAM LAKSHMI NARAYANAN

Signature Page to Share Purchase Agreement

SELLERS AND US WARRANTHOLDERS:

By: /s/ Curtis Legge

Name: CURTIS LEGGE

By: /s/ Danielle Nicholas

Name: DANIELLE NICHOLAS

By: /s/ Taylor Krenek

Name: TAYLOR KRENEK

By: /s/ Reed Vogt

Name: REED VOGT

By: /s/ Christine Resler

Name: CHRISTINE RESLER

Signature Page to Share Purchase Agreement

EXHIBIT A

DEFINED TERMS

“Act of Bankruptcy” is defined in Section 6.34.

“Adjustment Escrow Amount” means $3,000,000.

“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person; provided that “Affiliate” shall not include any portfolio company of any private equity or venture capital fund advised by ARC Financial Corp. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. “Affiliate Transaction” is defined in Section 6.31.

“Agreement” is defined in the preamble and includes all schedules and exhibits thereto as any of the foregoing may, from time to time, be amended, restated, replace or supplemented.

“Aggregate Warrant Cash Closing Payment Amount” means the aggregate amount of all Warrant Cash Closing Payment Amounts payable to all US Warrantholders.

“Base Cash Consideration” is defined in Section 3.2(a).

“BIS” means the Bureau of Industry and Security of the United States Department of Commerce.

“Books and Records” means all books and records pertaining to the Company Group, the Company Group Business and the Company Group Assets, in any media or format, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the employees of the Company Group, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans and, for certainty, excludes any books and records, in any media or format, that belong to any Seller or that were prepared by or for any Seller in connection with or related to its investment in or ownership of Equity Interests in the Company Group.

“Bump Transactions” is defined in Section 8.3(g).

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States, the State of Texas, Canada or Alberta, Canada.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Company Group) and their respective officers, directors, managers, employees,

equityholders, members, partners, agents and representatives, and the successors and assigns of any of the foregoing.

“Canadian GAAP” means the Accounting Standards for Private Enterprises prescribed in Part II of the CPA Canada Handbook – Accounting, as in effect from time to time, applied on a consistent basis and in accordance with past practice.

“Canadian Warrantholder” is defined in Section 2.1.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“Cash” means all cash and cash equivalents (including any certificates of deposit with an original maturity of three (3) months or less), of the Company Group and determined in accordance with Canadian GAAP as of 12:01 a.m. Alberta Time, on the Closing Date. For the avoidance of doubt, Cash (a) shall be calculated net of issued but uncleared checks and drafts, (b) shall include checks and wire transfers and drafts deposited or available for deposit for the account of any member of the Company Group and (c) shall exclude any cash and cash equivalents held in escrow or as a deposit.

“Cash Consideration” is defined in Section 3.3(a).

“CEP Employer Tax Amount” is defined in Section 3.6(f).

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders.

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Closing Date Payment” means an amount equal to (i) the Estimated Cash Consideration, (ii) minus the Adjustment Escrow Amount, (iii) minus the Indemnity Escrow Amount and (iv) minus the Equityholder Representative Reserve.

“Closing Date Payment Per Share” means (a) the sum of (i) Closing Date Payment, plus (ii) the aggregate exercise price of all In-Money Warrants held by US Warrantholders, divided by (b) the Fully Diluted Share Number.

“Closing Statement Dispute Notice” is defined in Section 3.3(d)(ii).

“Closing Time” is defined in Section 4.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Tax legislation.

“Company” is defined in the preamble.

“Company Annual Financial Statements” is defined in Section 6.14(a).

“Company Equity Plan” means the Stock Option plan of the Company made effective September 17, 2014, as amended from time to time, or any other plan, arrangement or standalone agreement adopted or entered into by the Company or any of its Affiliates pursuant to which it may or has granted or issued to any current or former Service Provider any equity or equity-based awards relating to Company Shares, including options, warrants, restricted units, unit appreciation rights, phantom units, profits interests or any other similar award.

“Company Financial Statements” is defined in Section 6.14(a).

“Company Group” means the Company and the Company Subsidiaries, including LS Oman.

“Company Group Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) or held by the Company Group.

“Company Group Business” means the business and operations performed by each of the members of the Company Group during the one (1)-year period prior to and including the Closing Date.

“Company Group Intellectual Property” is defined in Section 6.11(a).

“Company Interim Balance Sheet” is defined in Section 6.14(a).

“Company Interim Financial Statements” is defined in Section 6.14(a).

“Company Material Adverse Effect” means any fact, condition, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company Group or the Company Group Business, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Company Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company Group operates, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Authority associated with national security, (c) effects of weather or meteorological events, (d) any change of Laws, accounting standards, regulatory policy or industry standards after the date of this Agreement, and (e) any failure by the Company Group to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), except to the extent and then only to the extent any such change or event referred to in the case of clauses (a), (b), (c) and (d) does not have a disproportionate effect on the Company Group, taken as a whole, relative to other similarly situated businesses.

“Company Prepared Returns” is defined in Section 8.3(a)(i) .

“Company Shareholder Agreement” means that certain Unanimous Shareholder Agreement of the Company, dated as of September 17, 2014, as amended by that certain Amendment to Unanimous Shareholders Agreement, dated as of May 29, 2017.

“Company Shares” means all of the issued and outstanding shares in capital of the Company, including the Class A Shares and Class B Shares of the Company and specifically including for the avoidance of doubt, the Exercised Shares.

“Company Subsidiaries” is defined in Section 6.5(d).

“Company Warrant” means, to the extent it has not expired or been cancelled and remains outstanding, each warrant exercisable for, exchangeable into, or otherwise settled in Company Shares, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Closing.

“Confidential Information” is defined in Section 8.2.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contingent Earnout Payment” is defined in Section 3.6(a).

“Consideration Spreadsheet” is defined in Section 3.5(a).

“Contract” means any written or oral contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, sublease, occupancy agreement, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Creditors’ Rights” is defined in Section 5.2.

“D&O Protection” is defined in Section 8.8(a).

“Debt” means, without duplication within this definition or any amounts included in Transaction Costs or Net Working Capital, any Liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the deferred purchase price of property, assets or services to the extent any Company Group member is liable, contingently or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price Liabilities, (iii) in respect of any declared but unpaid dividends or distributions, (iv) with respect to letters of credit, performance bonds, surety bonds, bank guarantees, bankers’ acceptances or similar instruments, in each case, to the extent drawn or called as of such time, (v) in respect of interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Debt referred to above assuming the repayment in full of such Debt as of such time,

(vi) in respect of the net settlement amount due and owing under any interest rate, currency or other hedging agreement, calculated as of Closing (for greater certainty, if such net settlement amount is negative (i.e., an amount owing by the Company Group), such amount shall be included as Debt, and if such net settlement amount is positive (i.e., an amount owing to the Company Group), such amount shall be a reduction to Debt), (vii) in respect of management bonuses and short-term incentive plan (STIP) bonuses to be paid within 30 days following Closing, such amount, including the Company’s employer portion of any employment or payroll Taxes arising as a result of any such payments, being CDN$1,537,526 (and, which amount, for the purposes of calculating Debt shall be deemed to be owing as of 12:01 a.m. Alberta Time), (viii) in respect of any severance payable, including the employer portion of any employment or payroll Taxes or other benefit payments arising as a result of any such payments, (ix) in respect of any deferred obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of any COVID-19 aid), (x) in respect of obligations with respect to any lease that is classified as a capital lease in accordance with Canadian GAAP, (xi) in respect of any Liability owed to any Seller Related Party and/or any Liability with respect to management or advisory fees payable to, or costs or expenses of, any Seller Related Party (but excluding employment compensation payable by the Company Group to any such Seller Related Party); and (xii) in respect of indebtedness of the type referred to in the foregoing clauses (i) through (xi) of any Person (other than a member of the Company Group) that is guaranteed by any member of the Company Group or that is secured by any Lien on any property or asset of any member of the Company Group. For greater certainty, “Debt” does not include any obligations with respect to any lease that is classified as an operating lease in accordance with Canadian GAAP.

“Deficit” is defined in Section 3.3(d)(i).

“Dentons” is defined in Section 11.13.

“Direct Claim” is defined in Section 9.5.

“Disclosure Letter” means the disclosure letter delivered by the Company to Buyer, dated as of the date of this Agreement and relating to this Agreement.

“Disputed Items” is defined in Section 3.3(d)(ii).

“Earnout Cap” is defined in Section 3.6(c).

“Earnout Objection” is defined in Section 3.6(b).

“Earnout Review Period” is defined in Section 3.6(b).

“Earnout Statement” is defined in Section 3.6(b).

“Earnout Threshold” is defined in Section 3.6(c).

“EBITDA” means an amount equal to (i) the net income (loss) of the Company Group, (ii) plus depreciation expenses, (iii) plus amortization expenses, (iv) plus bank interest expenses (and associated costs), (v) minus interest income, (vi) plus income taxes, (vii) plus any loss on equipment disposals, (viii) minus any gains on equipment disposals, (ix) plus any stock-based compensation, (x) minus any unrealized foreign currency gains determined in accordance with Canadian GAAP, and (xi) plus any unrealized foreign currency losses determined in accordance with Canadian GAAP.

“EBITDA Measurement Period” is defined in Section 3.6(a).

“Environmental Authorizations” means any license, Permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing, or other form of permission or authorization required from and/or issued by a Governmental Authority pursuant to any Environmental Laws.

“Environmental Laws” means any and all Laws relating to pollution, any Hazardous Material, the environment, the protection of human health, safety (including worker safety and occupational health and safety), or natural resources, including any and all Laws relating to the Release or threatened Release of Hazardous Material or relating to the manufacture, processing, distribution, use, treatment, storage, transport, possession, generation, management, recycling, re-use, reclamation, disposal, arranging for disposal, exposure to, reporting, and/or remediation or handling of Hazardous Materials.

“Environmental Liabilities” means Liabilities or Losses arising under Environmental Laws or Environmental Authorizations, or with respect to Hazardous Material.

“Equity Interest” means (i) shares, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest; (ii) rights, warrants, options, or other instruments with rights to subscribe for or purchase, directly or indirectly, any Equity Interest described in the foregoing clause (i); (iii) share appreciation rights, phantom share rights or other similar rights settled into any Equity Interest described in the foregoing clause (i); and (iv) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing.

“Equityholder Representative” is defined in the preamble.

“Equityholder Representative Reserve” is defined in Section 10.6.

“ERISA” is defined in Section 6.21(a)(i).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A., Toronto Branch.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among Buyer, the Equityholder Representative and the Escrow Agent.

“Escrow Employer Tax Amount” is defined in Section 3.3(d)(ii).

“Escrow Amount” means the Adjustment Escrow Amount and the Indemnity Escrow Amount collectively.

“Estimated Cash Consideration” is defined in Section 3.3(b).

“Estimated Closing Statement” is defined in Section 3.3(b).

“Estimated Net Debt Amount” is defined in Section 3.3(b).

“Estimated Net Working Capital” is defined in Section 3.3(b).

“Estimated Tax Liability Amount” is defined in Section 3.3(b).

“Estimated Transaction Costs” is defined in Section 3.3(b).

“Exercise Time” is defined in Section 2.1.

“Exercised Shares” is defined in Section 2.1(c).

“Facilities” is defined in Section 6.7(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Cash Consideration” means the Estimated Cash Consideration as adjusted for the Final Purchase Price Adjustment.

“Final Closing Date Balance Sheet” is defined in Section 3.3(d)(i).

“Final Closing Statement” is defined in Section 3.3(d)(i).

“Final EBITDA” is defined in Section 3.6(c).

“Final Purchase Price Adjustment” is defined in Section 3.3(d)(i).

“Firm” is defined in Section 11.13.

“FLSA” is defined in Section 6.20(a)(i).

“FPPA Employer Tax Amount” is defined in Section 3.3(d)(ii).

“Fraud” means, with respect to a Person, a knowing and intentional misrepresentation or omission by such Person with respect to any representation or warranty in this Agreement (or the corresponding section of the Disclosure Letter, as applicable) or any Transaction Document, or a knowing and intentional concealment of facts by such Person with respect to such representations and warranties. For the avoidance of doubt, “Fraud” does not include any claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory.

“Fully Diluted Share Number” means the aggregate number of (A) Company Shares outstanding immediately prior to the Closing (including all Exercised Shares issued upon exercise of the Subject Warrants pursuant to Article II by the Canadian Warrantholders) plus (B) the aggregate number of Company Shares issuable upon the exercise in full of the Company Warrants by the US Warrantholder (whether vested or unvested) outstanding prior to the Closing Time (other than Out-of-Money Warrants, which shall be excluded from the calculation of the Fully Diluted Share Number).

“Generative AI Tools” means any statistical learning algorithms, neural networks, models (including large language models), models or systems, machine learning, deep learning, reasoning, problem solving, and other artificial intelligence technologies, including those that learn patterns from large data sets or use statistical models instead of explicit programming and are capable of generating or modifying various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts or other input.

“Government Contract” is defined in Section 6.10(a)(xxiii).

“Government Official” means any officer, employee or agent of a Governmental Authority, a public international organization, or any department or agency thereof or any person acting in an official capacity for any Governmental Authority, including (i) a foreign official as defined in the FCPA, (ii) an officer, employee or agent of a government-owned, controlled or operated enterprise, such as a national oil company, and (iii) any non-U.S. political party or party official or any candidate for non-U.S. political office.

“Governmental Authority” means any governmental, quasi-governmental, state, tribal, municipal, regional, provincial, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality (including state-owned or controlled entities), foreign or domestic, or statutory or regulatory body thereof.

“Guaranteed Obligations” is defined in Section 3.6(h).

“Hazardous Material” means any chemical, product, material, compound, containment, pollutant, waste or substance or any other solid, liquid, gas, vapor, odor, heat, sound, vibration, radiation, or combination of any of them that, whether by its nature or its use, is regulated, prohibited or controlled by Law, or as to which Environmental Liabilities might arise, including polychlorinated biphenyls, asbestos, urea formaldehyde, per- and poly-fluoroalkyls substances, naturally occurring radioactive material, other radioactive material or radon, petroleum or other hydrocarbons including natural gas, crude oil, or any components, fractions or derivatives thereof, and including, for the avoidance of doubt, wastes resulting from the exploration and production of oil and gas.

“HCERA” is defined in Section 6.21(h).

“Healthcare Reform Laws” is defined in Section 6.21(h).

“Holder Loan” is defined in Section 2.1(a).

“Holder Loan Repayment” is defined in Section 2.1(a).

“Improper Payment Laws” means the FCPA, the Corruption of Foreign Public Officials Act (Canada), the relevant provisions of the Criminal Code (Canada) relating to bribery and corruption, any legislation implementing the Organization for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“In-Money Warrant” means any Company Warrant other than an Out-of-Money Warrant.

“Income Tax(es)” means any and all (i) Taxes imposed on, based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits, including franchise Taxes and any capital gains, alternative minimum, net worth Taxes and any similar Taxes (but excluding any ad valorem, sales, use, transfer or other Transfer Taxes), (ii) Taxes imposed on, based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be imposed, based, measured by, or calculated with respect to is within the scope of clause (i) above, and (iii) withholding Taxes measured with reference to or as a substitute for any Tax within the scope of clauses (i) or (ii) above.

“Indemnification Deductible” is defined in Section 9.6(a)(i).

“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party, as applicable.

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Escrow Amount” means $400,000.

“Indemnity Escrow Employer Tax Amount” is defined in Section 3.4.

“Indemnity Escrow Release Date” means the first Business Day twelve (12) months after the Closing Date.

“Independent Accountant” is defined in Section 3.3(d)(iii).

“Individual Seller Sale Information” is defined in Section 3.5(c).

“Insurance Policies” is defined in Section 6.25.

“Intellectual Property Rights” means all proprietary, industrial and intellectual property rights in the United States and foreign, including: (i) patents, patent applications, industrial designs, utility models or statutory invention registrations (whether or not filed), invention disclosures, and rights to file applications under international treaties; (ii) trademarks, service marks, certification marks, brand names, slogans, logos, designs, trade names, trade dress, and corporate names, all other designators of source or origin, and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (iii) works of authorship, web pages and web site content, mask works, Software, copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed)

and other works of authorship, whether or not published; (iv) Trade Secrets, proprietary information, confidential information, know-how, and inventions; (v) domain names, uniform resource locators, social media accounts and handles, and all contractual rights relating to the foregoing; (vi) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (vii) moral rights relating to any of the foregoing.

“International Trade Controls” means (i) U.S. import, customs, tariff, export control, and Sanctions laws and regulations, and U.S. anti-boycott laws and regulations, including without limitation the U.S. Export Administration Regulations, ITAR, the U.S. Foreign Trade Regulations, and the Laws administered by U.S. Customs and Border Protection, (ii) Canadian import, customs, tariff, export control, and Sanctions laws and regulations, including without limitation the Export and Import Permits Act (Canada), the Controlled Goods Regulations (Canada), the Customs Act (Canada), the Customs Tariff (Canada), and (iii) the similar Laws administered by other Governmental Authorities in jurisdictions where the Company Group conducts business.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all Software, middleware and systems, information technology equipment, computers, peripherals, routers, servers, gateways, servers, networks, platforms, internet of things (IOT) devices, equipment which is reliant upon microchip technology, process automation, industrial and environmental control systems, and telecommunications systems (including private branch exchanges) and associated documentation owned, leased, licensed, used (including through cloud-based or other third-party service providers), or held for use by the Company Group in connection with the operation of the Company Group Business.

“ITAR” is defined in Section 6.32(h).

“Key Employee” means each of David Labonte, Lonnie Dunn, Richard Hogman, Kurt Moore, Curtis Legge and Shane Fleck.

“Knowledge” or any similar phrase with respect to the Company, means the actual knowledge of each Key Employee and Danielle Nicholas and such knowledge that would reasonably be expected to be known by such persons in the ordinary and usual course of the performance of their professional responsibility.

“Law” means any federal, state, provincial, foreign, local, municipal or other law, legislation, statute, constitution, treaty, proclamation, convention, code, ordinance, Order, rules of common law, resolution, regulation, ruling, decree, franchise, Permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

“Leased Equipment” is defined in Section 6.8(a).

“Leased Real Property” is defined in Section 6.7(c).

“Liabilities” means any and all debts, liabilities, fines, penalties, fees, commitments, and obligations, of any kind or nature whatsoever, including STRICT LIABILITY (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAWS) regardless of whether such indebtedness, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with past practices or Canadian GAAP, as applicable, whether accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Claim or Order from a Governmental Authority and those arising under any Contract.

“Lien” means any lien (statutory or other), assignment (as security), pledge, hypothecation, claim, community or other marital property interest, restriction, license, easement, right of way, servitude, covenant, encroachment or overlapping of improvements, exception to title, charge, option, preferential purchase right (including any right of first offer or first refusal), proxy, voting agreement, security interest, mortgage, deed of trust, encumbrance, or any other encumbrance or restriction of any kind and securities interests thereon (including any conditional sale or other title retention agreement and any capital lease).

“Loan Debtor” is defined in Section 2.1(a).

“Lookback Date” means the date that is five (5) years prior to the Closing Date.

“Losses” means, collectively, any loss, Liability, action, cause of action, damages, cost, expense, Tax, judgment, penalty, fine, interest or amount paid in settlement or expenses related to any of the foregoing (including reasonable and documented costs of investigation and out-of-pocket legal and other professional fees and expenses), in each case whether or not arising out of third party claims; provided, however, that Losses shall not include indirect, consequential or punitive damages, except to the extent paid by the Indemnified Party to a third party.

“Lower Working Capital Target” means $31,000,000.

“LS Oman” is defined in the recitals.

“LS US” is defined in the recitals.

“LSES US” is defined in the recitals.

“LSI Canada” is defined in the recitals.

“Majority Sellers” is defined in Section 10.5(a).

“Material Contract” is defined in Section 6.10(a).

“Material Leased Real Property” means each of those properties legally and municipally described in Annex IV.

“Material Scheduled Lease” means each of those leases described in Annex IV.

“Material Waiver” means a waiver by any member of the Company Group of a provision of a Material Contract which waiver will result in Buyer either (i) receiving less consideration under the Material Contract than would have been received without the waiver or (ii) incurring greater Liability under the Material Contract than would have been incurred without the waiver.

“Net Adjustment Escrow Amount” is defined in Section 3.3(d)(iii).

“Net CEP” is defined in Section 3.6(f).

“Net Debt Amount” means an amount (which amount may be positive or negative) equal to (a) the total Debt (long-term and current) of the Company Group as of 12:01 a.m. Alberta Time on the Closing Date less (b) Cash held by the Company Group as of 12:01 a.m. Alberta Time on the Closing Date and less (c) the amount of the Holder Loans, and excluding, in all circumstances, any amount included in Net Working Capital or Transaction Costs.

“Net FPPA” is defined in Section 3.3(d)(iii).

“Net Indemnity Escrow Amount” is defined in Section 3.4.

“Net Nil Adjustment Escrow Amount” is defined in Section 3.3(d)(iii).

“Net Remainder” is defined in Section 3.3(d)(i).

“Net Working Capital” means, (i) total current assets of the Company Group (excluding Cash and Tax Assets) less (ii) total current liabilities (excluding Debt, whether long-term or the current portion thereof, Transaction Costs, and deferred Tax liabilities) of the Company Group, as of 12:01 a.m. Alberta Time, on the Closing Date, determined and calculated on a combined basis in accordance with Canadian GAAP consistently applied, prepared in a manner consistent with the illustration set forth on and calculated on a basis consistent with the preparation of Net Working Capital in the Estimated Closing Statement. For the avoidance of doubt, Net Working Capital shall not include any amounts included in the computation of the Tax Liability Amount.

“Nil Adjustment Employer Tax Amount” is defined in Section 3.3(d)(iii).

“Non-Recourse Party” is defined in Section 11.10.

“Notice of Claim” is defined in Section 9.5.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-the-Shelf Software” means commercially available, unmodified, off-the-shelf Software, provided solely in object code form, and with an aggregate annual cost of less than $50,000 and excluding any Software incorporated into or necessary for the use of any Software licensed or otherwise made available to customers of the Company Group.

“Optionholder” means, as of immediately prior to the Closing, each holder of a Company stock option in his, her or its capacity as such.

“Warrant Statement” is defined in Section 2.1(a).

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, executive order, directive, preliminary or permanent injunction, temporary restraining order, or other order issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means, with respect to a Person, actions taken by such Person only if such actions are customary, consistent in nature, scope and magnitude with the past practices of such Person, and are taken in the ordinary course of the normal, day-to-day operations of such Person, but shall not include actions that are in violation of any Law or that are in material violation of any Contracts to which such Person is a party.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, certificate or articles of formation or organization, bylaws, operating agreement, partnership agreement, limited liability company agreement, trust agreement, any shareholders’ agreement or other agreement governing the rights and obligations of holders of legal and/or equitable Equity Interests in such Person or similar organizational document or agreement, as applicable, of such Person.

“Out-of-Money Warrant” means any Company Warrant with an exercise price per share that is equal to or greater than the Closing Date Payment Per Share.

“Outbound Investment Rules” is defined in Section 6.32(i).

“Owned Intellectual Property” is defined in Section 6.11(a).

“Party” and “Parties” are defined in the preamble.

“Paying Agent” means Odyssey Trust Company, or such other Person as may be mutually agreed by Buyer and the Equityholder Representative, acting as paying agent pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” means the Paying Agent Agreement, dated as of even date hereof, by and among Buyer, the Equityholder Representative and the Paying Agent.

“Permit” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, clearances, certificates, waivers, consents, exemptions, variances, franchises and similar consents by or of a Governmental Authority and any certification or accreditations by any certifying or accrediting body.

“Permitted Liens” means:

(a) Liens for current period Taxes which are not yet due and payable, or Taxes that are being contested in good faith in the Ordinary Course of Business of the Company Group and identified on Section 1.1(a)-PL of the Disclosure Letter; and, in each case, for which adequate reserves have been established on the Company Financial Statements in accordance with Canadian GAAP;

(b) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business of the Company Group but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by Canadian GAAP is made therefor in the Company Interim Balance Sheets;

(c) minor defects, irregularities in title, easements, encroachments, easements, rights of way, covenants, conditions, servitudes, restrictions, encumbrances and similar non-monetary Liens (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not been, and are not reasonably likely to be, material to the Company Group, taken as a whole or (ii) have not, and are not reasonably likely to, materially impair the use or value of such property as currently used or proposed to be used in connection with the Company Group Business;

(d) Liens affecting a landlord’s interest in any of the Leased Real Property leased to a Company Group member so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected);

(e) matters which would be disclosed by an accurate survey or inspection of the Leased Real Property that individually or in the aggregate (i) have not been, and are not reasonably likely to be, material to the Company Group, taken as a whole or (ii) have not, and are not reasonably likely to, materially impair the use or value of such property or value of such property as currently used or proposed to be used in connection with the Company Group Business; and

(f) zoning restrictions and any rights reserved to or vested in any Governmental Authority to control or regulate any of the Leased Real Property in any manner, and all applicable laws, rules, regulations and orders with respect thereto that are not violated by the use or occupancy of the Leased Real Property as currently used or proposed to be used in connection with the Company Group Business or that do not detract from the value of such Leased Real Property and do not adversely affect, impair or interfere with the use of any Leased Real Property affected thereby.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Personal Information” means any information (a) in respect of which there is a serious possibility that an individual could be identified using that information, alone or in combination with any other information,  or (b) is considered personal information, personally identifiable information, or similar term under any applicable Law.

“Personal Property” is defined in Section 6.8(c).

“Plan” and “Plans” are defined in Section 6.21(a).

“PPACA” is defined in Section 6.21(h).

“Post-Closing Tax Period” means any Tax period that begins and ends after the Closing Date.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.

“Pre-Closing Tax Claim” is defined in Section 8.3(c).

“Predecessor” means any Person whose Liabilities, including Liabilities arising under any Environmental Law, have or may have been retained or assumed by such Company Group member, either contractually or by operation of law.

“Privacy Laws” means all Laws pertaining to the Processing of Personal Information.

“Privacy Requirements” is defined in Section 6.11(j).

“Pro Rata Portion” is defined in Section 3.5(a)(ii).

“Processing” means any collection, storage, use, access, disclosure, processing, security, and transfer (including cross-border transfers) of Personal Information.

“Prohibited Interests” is defined in Section 8.3(i).

“Proprietary Software” means all Software owned or purported to be owned by a Company Group member.

“Protected Person” is defined in Section 8.8(a).

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy, by and between Buyer and Tokio Marine.

“Receivables” means all accounts receivable, bills receivable and trade accounts receivable of the Company Group, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Registered Intellectual Property” is defined in Section 6.11(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, burying, incinerating, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Releasee” or “Releasees” is defined in Section 8.9(a).

“Remainder” is defined in Section 3.3(d)(i).

“Remainder Employer Tax Amount” is defined in Section 3.3(d)(i).

“Research Institution” is defined in Section 6.11(f).

“Resolved Matter” is defined in Section 3.3(d).

“Restricted Person” means each Key Employee and each Person set forth in Section 4.2(b) of the Disclosure Letter.

“Restrictive Covenant Agreement” is defined in Section 4.2(b).

“Sanctioned Jurisdiction” means a country or territory that is, or since April 24, 2019, has been, the subject or target of comprehensive or territory-wide sectoral Sanctions that prohibit dealings with non-designated person in that country or territory (at present, Cuba; Iran; North Korea; Russia; Syria (until July 1, 2025); and Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, occupied areas of Kherson and Zaporizhzhia oblasts, or any other occupied region of Ukraine).

“Sanctioned Person” means a Person that is subject to any restrictions under Sanctions or International Trade Controls, including without limitation due to being (a) a listed or designated individual or entity identified as the target of Sanctions, including any individual or entity identified on (i) OFAC’s List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Non-SDN Chinese Military-Industrial Complex Companies List, or Non-SDN Menu-Based Sanctions List, (ii) the Denied Persons List, Entity List or Unverified List of the BIS, (iii) the ITAR’s List of Debarred Parties, (iv) any list of designated or listed individuals or entities under the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the United Nations Act (Canada), the Criminal Code (Canada), or the regulations thereto; or (v) any other list maintained by OFAC, BIS, or any other non-U.S. Governmental Authority pursuant to Sanctions or International Trade Controls; (b) located, organized or resident in a Sanctioned Jurisdiction; (c) the Government of Venezuela, as defined in U.S. Executive Order 13884; (d) any Cuban national, as defined in 31 C.F.R. Part 515; or (e) owned or controlled by, or acting or purporting to act for or on behalf of, any of the foregoing, directly or indirectly.

“Sanctions” means all applicable economic or financial sanctions laws and regulations of (i) the United States, including, but not limited to, those administered and enforced by OFAC, (ii) Canada, including, but not limited to, those administered and enforced by Global Affairs Canada, Public Safety Canada, the Canada Border Services Agency, or the Royal Canadian Mounted Police, and (iii) any similar Laws of any other jurisdiction in which any of the Parties conducts business.

“Scheduled Leases” is defined in Section 6.7(b).

“Scheduled Permits” is defined in Section 6.9.

“Scheduled Personal Property” is defined in Section 6.8(b).

“Security Breaches” means any actual or reasonably suspected breaches of security (including unlawful, unauthorized or accidental destruction, loss, alteration, export, theft, use, access, collection, processing, storage, disposal, transfer, disclosure, interruption or modification by any Person) of any IT Asset.

“Seller” or “Sellers” is defined in the preamble.

“Seller Control Conditions” is defined in Section 9.4(c).

“Seller Disclosure Letter” means the disclosure letter delivered by each Seller (or the Equityholder Representative on behalf of the Sellers) to Buyer, dated as of the date of this Agreement and relating to this Agreement.

“Seller Fundamental Representations” is defined in Section 9.6(a).

“Seller Indemnified Parties” means the Sellers and their respective Affiliates (excluding, following the Closing, the Company Group) and their respective officers, directors, managers, employees, equityholders, members, partners, agents and representatives, and the successors and assigns of any of the foregoing.

“Seller Related Parties” means, collectively, the Sellers, their respective Affiliates and their respective directors, officers, managers, employees, owners, advisors, agents and representatives.

“Seller Warranty Breach” is defined in Section 9.6(a).

“Service Provider” means any director, officer, employee, consultant, advisor, individual independent contractor or other similar service provider of the Company or any of its Subsidiaries.

“Shareholder” means each Seller that holds Company Shares (including Exercised Shares) at Closing, and “Shareholders” means all such Sellers collectively.

“Software” means any and all, in any form or medium, (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, customizations to third-party software, assemblers, applets, compilers, scripts, code repositories, databases, net lists, development tools, design tools, software, firmware, application programming interfaces, software development kits, user interfaces, screen displays, layouts, and data and collections of data; (b) descriptions, flow-charts, protocols, schematics, algorithms, architecture, structures, and other work product used to design, plan, organize and develop any of the foregoing; and (c) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Solicitor-Client Confidences” is defined in Section 11.13.

“Specified Breach” is defined in Section 9.6(b).

“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.

“Subject Warrants” is defined in Section 2.1(a).

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Equity Interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Tail Policy” is defined in Section 8.8(b).

“Tax” or “Taxes” means (i) any taxes, assessments, duties, levies, imposts, fees, unclaimed property and escheat obligations, and other similar charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, share, transfer, registration, license, withholding (including backup withholding), social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not; and (ii) any liability for the payment of any amounts of the type described in clause (i) that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including as a result of being a member of a Consolidated Group for any period) or any express or implied obligation to indemnify any other Person.

“Tax Assets” means (i) Tax refunds, rebates, credits or other assets arising from prepaid Taxes, Tax deposits or Tax overpayments, (ii) any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred under the Code or other applicable Law, and (iii) any deferred Tax assets under U.S. or Canadian GAAP.

“Tax Act” means the Income Tax Act (Canada), as amended. All references herein to sections of the Tax Act shall include any corresponding provision or provisions of succeeding Tax legislation.

“Tax Claim” is defined in Section 8.3(c).

“Tax Liability Amount” means the amount of all accrued and unpaid Income Taxes of the Company Group for all Pre-Closing Tax Periods, excluding any Tax Assets (except to the extent such Tax Assets actually reduce the cash Income Tax liability of the Company Group for such Pre-Closing Tax Periods) and with the applicable amount of Income Tax liabilities for each such

Pre-Closing Tax Period not being an amount less than zero. Such Income Tax liabilities will, except as otherwise contemplated by this definition, be calculated in accordance with the past practice of the Company Group in filing its Tax Returns (including, for the avoidance of doubt, any such Tax Returns filed after the date hereof and prior to the Closing), including with respect to reporting positions, elections, and accounting methods, and otherwise calculated in accordance with Section 8.3(d) (with respect to any Straddle Period).

“Tax Notice” is defined in Section 8.3(c).

“Tax Proceeding” is defined in Section 8.3(b).

“Tax Proceeding Claim” is defined in Section 9.4(g).

“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” is defined in Section 9.4(a).

“Top Customer Group” is defined in Section 6.19(b).

“Top Customers” is defined in Section 6.29(a).

“Top Suppliers” is defined in Section 6.29(b).

“Trade Secrets” means trade secrets, and any other intellectual property rights in confidential business information, proprietary information, inventions, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, in each case to the extent deriving independent economic value from not being generally known to the public or to Persons who could obtain economic value from its disclosure or use.

“Transaction Costs” means, without duplication of the following, (i) all fees and expenses payable to the Company Group’s advisors and other fees from and expenses of professional service firms incurred by any member of the Company Group or for which any member of the Company Group is liable in anticipation of or incident to the negotiation, execution and delivery of this Agreement, any Transaction Document or the Transactions, or in connection with or in anticipation of any alternative transactions with respect to the Company Group, including all fees, costs and expenses of legal counsel, financial advisors, accountants, or other representatives and consultants, including Dentons Canada LLP and TPH&Co. in each case to the extent (A) unpaid as of 12:01 a.m. on the Closing Date (whether or not invoiced prior to the Closing Date) or (B) otherwise expressly referenced in this Agreement as Transaction Costs, provided the amount thereof is included in the Final Closing Statement which becomes binding under Section 3.3, (ii) all severance payments, sale, change of control or transaction bonuses, stay or retention bonuses, exit bonuses or similar payments that become payable solely as a result of the Transactions (regardless of whether subject to a “single trigger” or “double trigger” provision), (including the employer portion of any employment or payroll Taxes arising as a result of any such payments, regardless of whether or not such amounts are then due and payable or deferred under Section 2302 of the CARES Act (or any similar provision of state or local law)), (iii) the employer portion of any payroll Taxes arising as a result of payments attributable to the Company Warrants; (iv) all obligations of the Company payable under the Plans to the extent unpaid as of 12:01 a.m. on the Closing Date (whether or not invoiced prior to the Closing Date), (v) fifty percent (50%) of the costs and expenses of the Escrow Agent, (vi) fifty percent (50%) of all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, Taxes, retention and other fees and expenses of such policy, (vii) the costs and expenses of the Tail Policy, (viii) all fees and expenses of the Paying Agent (ix) the reimbursement to the limited partnerships comprising ARC Energy Fund 7 and the Equityholder Representative for all legal fees, disbursements and charges of Stikeman Elliott LLP in anticipation of or incident to the negotiation, execution and delivery of this Agreement, any Transaction Document or the Transactions, or in connection with or in anticipation of any alternative transactions with respect to the Company Group to the extent unpaid as of 12:01 a.m. on the Closing Date (whether or not invoiced prior to the Closing Date); and (ix) the reimbursement of up to an aggregate maximum of $20,000 to the Key Employees for all legal fees, disbursements and charges of Duncan Craig LLP in anticipation of or incident to the negotiation, execution and delivery of this Agreement, any Transaction Document or the Transactions, or in connection with or in anticipation of any alternative transactions with respect to the Company Group to the extent unpaid as of 12:01 a.m. on the Closing Date (whether or not invoiced prior to the Closing Date), and for greater certainty, in all circumstances, “Transaction Costs” shall not include any amount included in Net Working Capital or Debt.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Restrictive Covenant Agreements and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” is defined in Section 8.3(d).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“U.S. Subsidiary” or “U.S. Subsidiaries” is defined in the recitals.

“Upper Working Capital Target” means $34,000,000.

“US Warrantholder” is defined in Section 3.8.

“WARN Act” is defined in Section 6.20(j).

“Warrant Cash Closing Payment Amount” means the aggregate sum of, for each In-Money Warrant, the excess of the Closing Date Payment Per Share over the per share exercise price under each such In-Money Warrant.

“Warrantholder” means, as of immediately prior to the Closing, each holder of a Company Warrant in his, her or its capacity as such.

EXHIBIT B

WARRANT STATEMENT

[omitted]

Annex I

ESTIMATED CLOSING STATEMENT

[omitted]

Annex II

CONTINGENT EARNOUT PAYMENT SAMPLE CALCULATION

[omitted]

Annex III

CONSIDERATION SPREADSHEET

[omitted]

Annex IV

CANADIAN REAL PROPERTY DESCRIPTIONS

[omitted]